Exhibit 10.3

EXECUTION VERSION

SECOND LIEN NOTE PURCHASE AGREEMENT

dated as of June 29, 2017

among

BIOSCRIP, INC.,

as Issuer,

THE PURCHASERS FROM TIME TO TIME PARTY HERETO,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Collateral Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Schedules

Schedule I	-	Commitment Amounts
Schedule II	-	Competitors
Schedule 4.11(a)	-	Real Estate
Schedule 4.11(c)	-	Insurance
Schedule 4.14	-	Subsidiaries
Schedule 4.16	-	Permitted Third Party Banks; Deposit and Disbursement Accounts
Schedule 4.18	-	Material Agreements
Schedule 4.20(a)	-	Healthcare Matters
Schedule 4.20(g)	-	Health Care Audits
Schedule 4.22(a)	-	Company Reimbursement Approval Compliance
Schedule 5.16	-	Post-Closing Covenants
Schedule 7.1	-	Existing Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.4	-	Existing Investments
Schedule 7.7	-	Existing Transactions with Affiliates
Schedule 10.21	-	Issue Price Allocation

Exhibits

Exhibit A	-	Form of Assignment and Assumption
Exhibit B	-	Form of Initial Note
Exhibit C	-	Form of Delayed Draw Note
Exhibit D		Form of Delayed Draw Advance Request
Exhibit 2.4	-	Form of Notice of Conversion/Continuation
Exhibit 3.1(b)(ii)	-	Form of Secretary’s Certificate
Exhibit 3.1(b)(v)	-	Form of Closing Date Certificate
Exhibit 5.1(c)	-	Form of Compliance Certificate

-v-

SECOND LIEN NOTE PURCHASE AGREEMENT

THIS SECOND LIEN NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 29, 2017, by and among BIOSCRIP, INC., a Delaware corporation (the “Issuer”), the several financial institutions and purchasers from time to time party hereto (the “Purchasers”), and Wells Fargo Bank, National Association, in its capacity as collateral agent for itself and the Purchasers (the “Collateral Agent”).

WITNESSETH:

WHEREAS, the Issuer has agreed to issue, and the Purchasers have severally (and not jointly) agreed to purchase from the Issuer, (a) notes in the aggregate principal amount of $100,000,000 and (b) delayed draw notes in the aggregate principal amount of $10,000,000, in each case, upon and subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Issuer, the Purchasers and the Collateral Agent agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1           Definitions. In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“ABDC” shall mean AmerisourceBergen Drug Corporation, a Delaware corporation.

“ABDC Obligations” shall mean all obligations of the Note Parties or any of their Subsidiaries owing to ABDC under the ABDC Prime Vendor Agreement and any other agreement, instrument, certificate or other document pursuant to which any Note Party or any Subsidiary of a Note Party grants (or purports to grant) in favor of ABDC a security interest in or a Lien on any property of such Note Party or such Subsidiary now or at any time hereafter to secure such obligations.

“ABDC Intercreditor Agreement” shall mean that certain Intercreditor Agreement dated as of the Closing Date by and between the First Lien Collateral Agent, the Collateral Agent and ABDC, as amended, restated, supplemented or otherwise modified from time to time in accordance therewith and herewith.

“ABDC Lien” shall mean (a) initially, the Lien of ABDC on the Inventory and Accounts of the Issuer and its Subsidiaries and the products and proceeds thereof, as described more particularly and defined in the definition of “Second Priority Collateral” (as defined in the ABDC Intercreditor Agreement) and, in all events, subject to the provisions of the ABDC Intercreditor Agreement and (b) following the Issuer’s compliance with Section 6 of Schedule 5.16, the Lien of ABDC on the Inventory acquired from ABDC pursuant to the ABDC Intercreditor Agreement and, in all events, subject to the provisions of the ABDC Intercreditor Agreement.

“ABDC Prime Vendor Agreement” shall mean that certain Prime Vendor Agreement dated as of July 1, 2009 by and among the Issuer and ABDC, as amended by that certain First Amendment dated as of March 25, 2010, that certain Second Amendment dated as of June 1, 2010, that certain Third Amendment dated as of August 1, 2010, that certain Fourth Amendment dated as of May 1, 2011, that certain Fifth Amendment dated as of January 1, 2012, that certain Sixth Amendment dated as of September 1, 2012, that certain Seventh Amendment dated as of December 1, 2012, and that certain Eighth Amendment dated as of April 1, 2013, and as the same may be further amended, restated, supplemented, waived, extended, refinanced, replaced or otherwise modified from time to time in a manner not prohibited by the ABDC Intercreditor Agreement.

“Account Control Agreement” shall mean any agreement by and among a Note Party, the Collateral Agent and a depositary bank or securities intermediary at which such Note Party maintains a Controlled Account, that, in each case, complies with all Requirements of Law and is otherwise in form and substance reasonably satisfactory to the Collateral Agent and the Required Purchasers.

“Accreditation” shall mean, collectively, all accreditations, approvals or other rights issued by any health care accrediting agency including the Joint Commission, Accreditation Commission for Health Care, National Quality Forum, Community Health Accreditation Program and URAC.

“Acquisition” shall mean (a) any Investment by the Issuer or any of its Subsidiaries in any other Person organized in the United States (with substantially all of the assets of such Person and its Subsidiaries located in the United States), pursuant to which such Person shall become a Subsidiary of the Issuer or any of its Subsidiaries or shall be merged with the Issuer or any of its Subsidiaries or (b) any acquisition by the Issuer or any of its Subsidiaries of the assets of any Person (other than a Subsidiary of the Issuer) that constitute all or substantially all of the assets of such Person or a division or business unit of such Person, whether through purchase, merger or other business combination or transaction (and substantially all of such assets, division or business unit are located in the United States). With respect to a determination of the amount of an Acquisition, such amount shall include all consideration (including the maximum amount of any earn-out or other deferred or contingent consideration and any Permitted Seller Financing in respect thereof) set forth in the applicable agreements governing such Acquisition as well as the principal amount of any Indebtedness assumed by any Note Party in connection therewith.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person; provided that the Purchasers shall be deemed not to be Affiliates of any Note Party. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For purposes of Section 7.7, “Control” shall also include the power, directly or indirectly, to vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person. The terms “Controlled by” and “under common Control with” have the meanings correlative thereto.

“Anti-Corruption Law” shall mean any requirement of law related to bribery or anti-corruption, including the United States Foreign Corrupt Practices Act of 1977, as now and hereafter in effect, or any successor statute.

“Anti-Terrorism Law” shall mean any requirement of law related to money laundering or financing terrorism, including the Patriot Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§5311-5330 and 12 U.S.C. §§1818(s), 1820(b) and 1951-1959), Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended), Executive Order 13224 (effective September 24, 2001) and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended), in each case, as now and hereafter in effect, or any successor statutes.

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“Applicable Funding Office” shall mean, with respect to any Purchaser, the office or offices of such Purchaser specified as its “Funding Office” beneath its name on the applicable signature page hereto, or such other office or offices of such Purchaser as it may from time to time notify the Issuer and the Collateral Agent.

“Applicable Margin” shall mean, as of any date, with respect to all Notes outstanding on such date, (a) if the Issuer elects the Cash Option, 8.25% per annum with respect to Base Rate Notes and 9.25% per annum with respect to Eurodollar Notes, (b) if the Issuer elects the PIK Option, 10.25% per annum with respect to Base Rate Notes and 11.25% per annum with respect to Eurodollar Notes and (c) if the Issuer elects the Cash/PIK Option, 9.25% per annum with respect to Base Rate Notes and 10.25% per annum with respect to Eurodollar Notes; provided that, if all or any portion of the First Lien Notes is subject to a Repricing Transaction, the Applicable Margin shall, in each case, be increased by the Increased Yield Amount with respect to such Repricing Transaction.

“Applicable Premium” shall mean the greater of (I) 4.0% of the principal amount of the Notes being prepaid or repaid, as applicable, and (II) the excess of (A) the present value of all remaining required interest payments to the third anniversary of the Closing Date (using (x) the LIBOR Rate that is determined for a one-month Interest Period commencing on the date of such prepayment and assuming such LIBOR Rate remains the same for the entire period from the date of such prepayment to the third anniversary of the Closing Date and (y) an Applicable Margin equal to 11.25% per annum) and principal payments due on the principal amount of the Notes being prepaid or repaid, as applicable, plus the Prepayment Premium provided for pursuant to clause (b) of the definition of Prepayment Premium on such principal amount being prepaid or repaid, as applicable, in each case assuming a prepayment date of the third anniversary of the Closing Date, computed using a discount rate equal to the Treasury Rate plus 50 basis points over (B) the principal amount of the Notes being prepaid or repaid, as applicable. For purposes of this definition, “Treasury Rate” means the rate per annum equal to the yield to maturity at the time of computation of the United States of America Treasury securities with a constant maturity most nearly equal to the period from such date of prepayment or repayment, as applicable, to the third anniversary of the Closing Date; provided, however, that if the period from such date of prepayment or repayment, as applicable, to the third anniversary of the Closing Date is not equal to the constant maturity of a United States of America Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States of America Treasury securities for which such yields are given, except that if the period from such date of prepayment or repayment, as applicable, to the third anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States of America Treasury securities adjusted to a constant maturity of one year shall be used.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Purchaser, (ii) an Affiliate of a Purchaser or (iii) an entity or an Affiliate of an entity that administers or manages a Purchaser.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Purchaser and an assignee (with the consent of any party whose consent is required by Section 10.4(b)), substantially in the form of Exhibit A attached hereto or any other form approved by the Required Purchasers.

3

“Available Amount” shall mean, at any time (the “Reference Date”) an amount, not less than zero, equal to the sum of (a) the cumulative portion of Excess Cash Flow for the period commencing on the Closing Date and ending on the Reference Date which has not been and is not required to be used to prepay the Obligations pursuant to Section 2.9(c) or the First Lien Obligations pursuant to Section 2.9(c) of the First Lien Note Purchase Agreement minus (b) the aggregate amount of any cash dividends, distributions, and share repurchases made by the Issuer pursuant to Section 7.5(g) after the Closing Date and prior to the Reference Date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” shall mean, for any day, a floating rate per annum equal to the greater of (x) the higher of (i) the per annum rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases quoting a base rate of the type described, either (a) the per annum rate quoted as the base rate on such corporate loans in a different national publication as selected by the Required Purchasers or (b) the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus fifty (50) basis points per annum; provided that if the Federal Funds Rate is less than zero on such day, it shall be deemed to be zero hereunder, and (y) the sum of the LIBOR Rate calculated for each such day based on an Interest Period of one (1) month determined two (2) Business Days prior to the first day of such proposed Interest Period (not to be less than 1.25%) plus 1.00% per annum. Each change in any interest rate based upon the Base Rate shall take effect at the time of such change in the Base Rate.

“Beneficial Owner” shall mean, with respect to any amount paid hereunder or under any other Note Document, the Person that is the beneficial owner, for U.S. federal income tax purposes, of such payment.

“BioScrip Facilities” shall mean any facility owned, leased or operated by the Issuer or any of its Subsidiaries.

“Business Day” shall mean any day other than (i) a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close and (ii) if such day relates to an Issuance of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a Eurodollar Note or a notice with respect to any of the foregoing, any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” shall mean, for any period, without duplication, (i) the additions to property, plant and equipment and other capital expenditures of the Issuer and its Subsidiaries that are (or would be) set forth on a consolidated statement of cash flows of the Issuer for such period prepared in accordance with GAAP and (ii) Capital Lease Obligations incurred by the Issuer and its Subsidiaries during such period.

“Capital Lease Obligations” of any Person shall mean all obligations of such Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

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“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“Cash Equivalents” shall mean (i) direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (ii) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (iii) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (iv) fully collateralized repurchase obligations of any commercial bank satisfying the requirements of clause (ii) of this definition, having a term of not more than thirty days with respect to securities issued or fully guaranteed or insured by the United States government; (v) marketable securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory, the securities of which state, commonwealth, territory, political subdivision or taxing authority (as the case may be) are rated at least A-1 by S&P or P-1 by Moody’s; (vi) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Purchaser or any commercial bank satisfying the requirements of clause (ii) of this definition; (vii) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of any of clauses (i) through (vi) of this definition; and (viii) other short-term investments utilized by Foreign Subsidiaries in accordance with the normal investment practices for cash management in investments of a type analogous to the foregoing.

“Cash Option” shall have the meaning set forth in Section 2.10(a).

“Cash/PIK Election Notice” shall have the meaning set forth in Section 2.10(a).

“Cash/PIK Option” shall have the meaning set forth in Section 2.10(a).

“CFC Subsidiary” shall mean any Subsidiary of the Issuer that is organized under the laws of the United States or any state or district thereof and substantially all of the assets of which consist (directly, or indirectly through one or more disregarded entities) of Capital Stock of one or more Subsidiaries of the Issuer organized under the laws of a jurisdiction other than the United States or any state or district thereof.

“Change in Control” shall mean the occurrence of one or more of the following events: (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof, but excluding any employee benefit plan of such person or its subsidiaries, or any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of such plan) of 35% or more of the outstanding shares of the voting equity interests (with equivalent economic interests) of the Issuer; (ii) during any period of 24 consecutive months, a majority of the members of the Governing Body of the Issuer cease to be composed of individuals who are Continuing Directors; (iii) the acquisition by contract or otherwise by any Person or two or more Persons acting in concert, or the entering into of a contract or arrangement by any Person or two or more Persons acting in concert that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, beneficially or of record, a controlling influence over the management or policies of the Issuer, or control over 35% or more of the outstanding shares of the voting equity interests (with equivalent economic interests) of the Issuer, (iv) the Issuer shall cease to directly or indirectly own, free and clear of all Liens (except those created under the Collateral Documents, the First Lien Collateral Documents and non-consensual Liens that arise by operation of law), 100% of the outstanding Capital Stock of each of its Subsidiaries (whether acquired or formed before or after the Closing Date), and all voting rights and economic interests with respect thereto, other than pursuant to a transaction that is not prohibited hereunder, or (v) the occurrence of a “Change in Control” (or any comparable term) under, and as defined in, any document or agreement evidencing any Material Indebtedness.

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“Change in Law” shall mean (i) the adoption of any applicable law, rule or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation, implementation or application thereof, by any Governmental Authority after the date of this Agreement, or (iii) compliance by any Purchaser (or its Applicable Funding Office) (or, for purposes of Section 2.15(b), by the Parent Company of such Purchaser, if applicable) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” shall mean the date on which the conditions precedent set forth in Section 3.1 have been satisfied or waived in accordance with Section 10.2 and the Notes are issued by the Issuer and purchased by the Purchasers.

“CMS” shall mean the Centers for Medicare and Medicaid Services, formerly known as the Health Care Financing Administration or HCFA, and any successor thereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, any successor statute, and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all “Collateral” as defined in any Collateral Document and shall include the Mortgaged Properties, but shall exclude any Excluded Property.

“Collateral Access Agreement” shall mean each landlord waiver or bailee agreement granted to, and in form and substance reasonably acceptable to, the Collateral Agent and the Required Purchasers.

“Collateral Agent” shall have the meaning set forth in the introductory paragraph hereof.

“Collateral Documents” shall mean, collectively, the Guaranty and Security Agreement, any Real Estate Documents, the Account Control Agreements, the Government Receivables Account Agreements, the Information and Collateral Disclosure Certificate, all Copyright Security Agreements, all Patent Security Agreements, all Trademark Security Agreements, all Collateral Access Agreements, all assignments of key man life insurance policies and all other instruments and agreements now or hereafter securing or perfecting the Liens securing the whole or any part of the Obligations or any Guarantee thereof, all UCC financing statements, fixture filings and stock powers, and all other documents, instruments, agreements and certificates executed and delivered by any Note Party to the Collateral Agent and the Purchasers in connection with the foregoing.

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“Commitment” shall mean, with respect to each Purchaser, the obligation of such Purchaser to purchase an Initial Note hereunder on the Closing Date, in an aggregate principal amount not exceeding the amount set forth with respect to such Purchaser on Schedule I. The aggregate principal amount of all Purchasers’ Commitments as of the Closing Date is $100,000,000.

“Commitment Letter” shall mean that certain Commitment Letter, dated as of June 7, 2017, among Ares Management LLC (on behalf of one or more of its affiliated funds or accounts), each of the accounts listed on the signature pages thereto that is managed by Western Asset Management Company, J.P. Morgan Securities LLC and Goldman Sachs & Co. LLC and agreed and accepted by the Issuer.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company Accreditation” shall have the meaning set forth in Section 4.20(c).

“Company Reimbursement Approval” shall have the meaning set forth in Section 4.22(a).

“Company Regulatory Filings” shall have the meaning set forth in Section 4.20(e).

“Competitor” shall mean each bona fide operating competitor directly engaged in the Issuer’s line of business and set forth on Schedule II.

“Compliance Certificate” shall mean a certificate from a Responsible Officer of the Issuer in substantially the form of, and containing the certifications set forth in, the certificate attached hereto as Exhibit 5.1(c).

“Consolidated Covenant Testing Net Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Net Debt (other than any Consolidated Junior Indebtedness, any Subordinated Debt and any unsecured Indebtedness, in each case, not prohibited hereunder but, notwithstanding the foregoing, including all Permitted Seller Financing) as of such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on (A) with respect to calculations of the Consolidated Covenant Testing Net Leverage Ratio required by Article VI, such date and (B) with respect to all other calculations of the Consolidated Covenant Testing Net Leverage Ratio, the last day of the most recent Fiscal Quarter prior to such date for which financial statements have been delivered (or were required to be delivered) pursuant to Section 5.1(a) or 5.1(b), as applicable. The Consolidated Covenant Testing Net Leverage Ratio shall be calculated on a Pro Forma Basis.

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“Consolidated EBITDA” shall mean, for the Issuer and its Subsidiaries for any period, an amount equal to the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in determining Consolidated Net Income for such period, and in each case without duplication and as determined in accordance with GAAP, (a) Consolidated Interest Expense, (b) income tax expense (including any franchise taxes imposed in lieu of income taxes and taxes based on profit or capital) determined on a consolidated basis, (c) depreciation and amortization (including amortization of intangibles and goodwill) determined on a consolidated basis, (d) fees, out of pocket costs and expenses incurred in connection with dispositions, Investments, issuances of Indebtedness (including the First Lien Obligations) or Capital Stock and Capital Expenditures (whether or not successfully consummated) to the extent not prohibited hereunder, (e) extraordinary or non-recurring charges, (f) severance costs, retention bonuses and other similar compensation payments made to employees of any Note Party, (g) non-cash charges (including deferred compensation, stock option or employee benefits-based and other equity-based compensation expenses, in each case, made to employees, consultants and advisors of any Note Party), (h) transaction expenses incurred in connection with this Agreement and the transactions contemplated hereby, (i) restructuring charges, (j) integration and relocation expenses determined and calculated in each case on a basis not inconsistent with historical practice, (k) prepayment expense, including fees and premiums, incurred in connection with the retirement of existing indebtedness of the Issuer and its Subsidiaries, (l) fees and expenses paid to the Collateral Agent and the Purchasers hereunder and to the First Lien Collateral Agent and the First Lien Purchasers under the First Lien Note Purchase Agreement (in each case, to the extent not otherwise included in the calculation of Consolidated Interest Expense), (m) transaction expenses and integration expenses incurred in connection with the Acquisition of Home Infusion Solutions, LLC, (n) losses and expenses from discontinued operations, divested joint ventures and other divested Investments or incurred in connection with the disposal of discontinued operations or the divestiture of joint ventures and other Investments, (o) expenses incurred in connection with the settlement of any litigation or claim involving any Note Party (so long as, with respect to each such litigation or claim, such expenses exceed $100,000); provided, however, any such amount added back pursuant to this clause (o) shall not exceed $6,300,000 in the aggregate (including related legal fees not to exceed $500,000) over the term of this Agreement and (p) the cumulative effect of a change in accounting principles; provided that the aggregate amount that may be added to Consolidated Net Income pursuant to clauses (d), (e), (f), (h), (i), (j), (k), (l), (m), (n) and (o) above in any period of four consecutive Fiscal Quarters shall not exceed $30,000,000; provided, further, that, commencing with the fifth full Fiscal Quarter following the Closing Date, (I) the aggregate amount that may be added to Consolidated Net Income pursuant to clauses (e), (f), (i), (j) and (m) above in any period of four consecutive Fiscal Quarters shall not exceed $20,000,000 and (II) the aggregate amount that may be added to Consolidated Net Income pursuant to clauses (d), (h), (k), (l), (n) and (o) above in any period of four consecutive Fiscal Quarters shall not exceed $10,000,000.

“Consolidated Interest Expense” shall mean, for the Issuer and its Subsidiaries for any period, determined on a consolidated basis in accordance with GAAP, the sum of (i) total interest expense, (including, without limitation and without duplication, (a) the interest component of any payments in respect of Capital Lease Obligations, capitalized or expensed during such period (whether or not actually paid during such period), (b) any premium or penalty payable in connection with the payment of make-whole amounts or other prepayment premiums payable in connection with any Indebtedness of the Issuer or any of its Subsidiaries, (c) all commissions, discounts and other fees and charges owed in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP, (d) any interest accrued during such period in respect of Indebtedness of the Issuer or any Subsidiary that is required to be capitalized rather than paid in cash, (e) interest paid or payable with respect to discontinued operations and (f) the interest portion of any deferred payment obligations) plus (ii) the net amount payable (or minus the net amount receivable) with respect to Hedging Transactions during such period (whether or not actually paid or received during such period).

“Consolidated Junior Indebtedness” shall mean, as of any date, the aggregate stated principal amount of all Indebtedness of the Issuer and its Subsidiaries, measured on a consolidated basis as of such date, secured by Liens that are junior in priority to the Liens securing the Obligations.

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“Consolidated Net Income” shall mean, for the Issuer and its Subsidiaries for any period, the net income (or loss) of the Issuer and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any extraordinary gains or losses, (ii) any gains or losses attributable to write-ups or write-downs of assets (including any reappraisal or revaluation of assets (including intangibles, goodwill and deferring financing costs)), or the sale of assets (other than the sale of assets in the ordinary course of business), (iii) any interest of the Issuer or any Subsidiary of the Issuer in the unremitted or undistributed earnings of any Person in which the Issuer or any Subsidiary of the Issuer has an equity interest but that is not a Subsidiary, (iv) any income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Issuer or any Subsidiary or the date that such Person’s assets are acquired by the Issuer or any Subsidiary, (v) any income (or loss) for such period attributable to the early extinguishment of Indebtedness, (vi) any interest of the Issuer or any Subsidiary of the Issuer in the unremitted or undistributed earnings of any Subsidiary of the Issuer or another Subsidiary of the Issuer to the extent that such remittance or distribution of earnings is prohibited by the organizational documents of such Subsidiary, contractual restrictions applicable to such Subsidiary, or by applicable Requirements of Law, and (vii) any unrealized income (or loss) in respect of Hedging Obligations.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Issuer and its Subsidiaries set forth on the consolidated balance sheet of the Issuer and its Subsidiaries as of the end of the most recently ended Fiscal Quarter for which financial statements have been delivered (or were required to be delivered) pursuant to Section 5.1(a) or 5.1(b), as applicable, determined on a consolidated basis in conformity with GAAP.

“Consolidated Total Debt” shall mean, as of any date, the aggregate stated principal amount of all Indebtedness of the Issuer and its Subsidiaries measured on a consolidated basis as of such date, but excluding (i) Indebtedness of the type described in clause (xi) of the definition thereof, (ii) Indebtedness of the type described in Section 7.1(a)(xii), (iii) the portion of any earn-out or other deferred or contingent purchase consideration that is based upon the achievement of future financial or operational criteria and that has not yet been earned in accordance with the terms of the applicable agreements, and (iv) Indebtedness of the type described in clause (vi) of the definition thereof (except to the extent of any unreimbursed drawings thereunder).

“Consolidated Total Net Debt” shall mean, as of any date, the sum of (i) Consolidated Total Debt minus (ii) the aggregate amount of cash and Cash Equivalents held by the Note Parties with respect to which the Collateral Agent has a first-priority perfected lien securing the Obligations (subject only to the lien of the First Lien Collateral Agent securing the First Lien Obligations) included in the consolidated balance sheet of the Note Parties as of such date (other than (a) Restricted Cash and (b) for purposes of calculating the Consolidated Total Net Leverage Ratio or the Consolidated Covenant Testing Net Leverage Ratio, as applicable, the aggregate principal amount of any Indebtedness incurred on the date on which such ratio is calculated).

“Consolidated Total Net Leverage Ratio” shall mean, as of any date, the ratio of (i) Consolidated Total Net Debt as of such date to (ii) Consolidated EBITDA for the four consecutive Fiscal Quarters ending on the last day of the most recent Fiscal Quarter prior to such date for which financial statements have been delivered (or were required to be delivered) pursuant to Section 5.1(a) or 5.1(b), as applicable. The Consolidated Total Net Leverage Ratio shall be calculated on a Pro Forma Basis.

“Continuing Director” shall mean, with respect to any period, any individuals (A) who were members of the Governing Body of the Issuer on the first day of such period, (B) whose election or nomination to that Governing Body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that Governing Body, or (C) whose election or nomination to that Governing Body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that Governing Body.

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“Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property in which it has an interest is bound.

“Controlled Account” shall have the meaning set forth in Section 5.11.

“Copyright” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Copyright Security Agreement” shall mean any Copyright Security Agreement executed by a Note Party owning registered Copyrights or applications for Copyrights in favor of the Collateral Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.

“Delayed Draw Advance” shall mean an advance to the Issuer by a Purchaser with a Delayed Draw Commitment on the Delayed Draw Date pursuant to Section 2.2(b).

“Delayed Draw Advance Request” shall mean a Delayed Draw Advance Request substantially in the form of Exhibit D.

“Delayed Draw Commitment” shall mean, with respect to each Purchaser, the obligation of such Purchaser to make a Delayed Draw Advance hereunder, in a principal amount not exceeding the amount set forth with respect to such Purchaser on Schedule I. The aggregate principal amount of all Purchasers’ Delayed Draw Commitments is $10,000,000 as of the Closing Date.

“Delayed Draw Date” shall mean the date on which the Delayed Draw Advances are made.

“Delayed Draw Note” and “Delayed Draw Notes” shall have the meaning set forth in Section 2.2(b).

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Default Interest” shall have the meaning set forth in Section 2.10(c).

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“Defaulting Purchaser” shall mean, subject to Section 2.21, any Purchaser that (a) has failed to (i) purchase its Notes or make any Delayed Draw Advance under its Delayed Draw Notes within two (2) Business Days of the date such Notes were required to be purchased or such Delayed Draw Advance was required to be made hereunder unless such Purchaser notifies the Issuer and each other Purchaser in writing that such failure is the result of such Purchaser’s good faith determination that one or more conditions precedent to purchase or making of a Delayed Draw Advance (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Collateral Agent or any other Purchaser any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Issuer in writing that it does not intend to comply with its purchase or advance obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Purchaser’s obligation to purchase a Note or make a Delayed Draw Advance hereunder and states that such position is based on such Purchaser’s good faith determination that a condition precedent to purchase or making of a Delayed Draw Advance (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Issuer, to confirm in writing to the Issuer that it will comply with its prospective purchase or advance obligations hereunder (provided that such Purchaser shall cease to be a Defaulting Purchaser pursuant to this clause (c) upon receipt of such written confirmation by the Issuer), or (d) has, or has a direct or indirect Parent Company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-in Action; provided that a Purchaser shall not be a Defaulting Purchaser solely by virtue of the ownership or acquisition of any equity interest in that Purchaser or any direct or indirect Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Purchaser with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Purchaser (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Purchaser.

“Disqualified Capital Stock” shall mean, with respect to any Person, any Capital Stock that by its terms (or by the terms of any other Capital Stock into which it is convertible or exchangeable) or otherwise (i) matures (other than as a result of a voluntary redemption or repurchase by the issuer of such Capital Stock) or is subject to mandatory redemption or repurchase (other than solely for Capital Stock that is not Disqualified Capital Stock) pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holder thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior payment in full in cash of the Obligations (other than any Obligations which expressly survive termination and indemnities and other contingent obligations not then due and payable and as to which no claim has been made) and termination of the Commitments and the Delayed Draw Commitments); or (ii) is convertible into or exchangeable or exercisable for Indebtedness or any Disqualified Capital Stock at the option of the holder thereof; or (iii) may be required to be redeemed or repurchased at the option of the holder thereof (other than solely for Capital Stock that is not Disqualified Capital Stock), in whole or in part, in each case specified in (i), (ii) or (iii) above on or prior to the date that is ninety one days after the Maturity Date; or (d) provides for scheduled payments of dividends to be made in cash.

“Disqualified Institution” shall mean (a) any Disqualified Purchaser and (b) any Competitor.

“Disqualified Purchaser” shall mean each institutional investor, bank or other financial institution previously identified in writing to the Purchasers and the Collateral Agent and set forth in that certain letter agreement dated as of the date hereof delivered by the Issuer to the Purchasers and the Collateral Agent (the “Disqualified Purchaser Letter”), and each Person known to the applicable Purchaser seeking to sell all or a portion of the Note(s) held by it to be an Affiliate thereof and any Person that is readily identifiable as an affiliate thereof on the basis of its name; provided that in no event shall any bona fide (A) debt fund, (B) investment vehicle, (C) regulated bank entity or (D) non-regulated lending entity, in each case, that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business (each, a “Bona Fide Lending Affiliate”) be a Disqualified Purchaser, unless such Bona Fide Lending Affiliate is identified in the Disqualified Purchaser Letter.

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“Dollar(s)” and the sign “$” shall mean lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Issuer that is organized under the laws of the United States or any state or district thereof and which is not a CFC Subsidiary.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” means, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Required Purchasers in consultation with the Issuer and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors or similar devices and all fees, including upfront or similar fees or original issue discount (converted to yield assuming a four-year average life to maturity and without any present value discount) payable generally to lenders or other institutions providing such Indebtedness, but excluding any arrangement, structuring, ticking or other similar fees payable in connection therewith that are not generally shared with the relevant lenders or other institutions providing such Indebtedness and, if applicable, consent fees for an amendment paid generally to consenting lenders or other institutions providing such Indebtedness.

“Environmental Indemnity” shall mean each environmental indemnity made by each Note Party with respect to Real Estate required to be pledged as Collateral in favor of the Collateral Agent for the benefit of the Secured Parties, in each case in form and substance reasonably satisfactory to the Collateral Agent and the Required Purchasers.

“Environmental Laws” shall mean all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, binding notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Issuer or any of its Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

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“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and any successor statute and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall mean any person that for purposes of Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a “single employer” or otherwise aggregated with the Issuer or any of its Subsidiaries under Section 414(b) or (c) (or, as relevant, Section 414(m) or (o)) of the Code or Section 4001 of ERISA.

“ERISA Event” shall mean (i) the occurrence of any “reportable event” as defined in Section 4043 of ERISA with respect to a Plan (other than an event as to which the PBGC has waived the requirement of Section 4043(a) of ERISA that it be notified of such event); (ii) any failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303(k) or 4068 of ERISA, or the arising of such a lien or encumbrance; (iii) there being or arising any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title 1 of ERISA), whether or not waived; (iv) any filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code or Section 302 of ERISA with respect to any Plan or Multiemployer Plan; (v) any incurrence by the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability under Title IV of ERISA with respect to any Plan or Multiemployer Plan (other than for premiums due and not delinquent under Section 4007 of ERISA); (vi) any institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings, by the PBGC, under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (vii) any incurrence by the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan, or the receipt by the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (viii) any receipt by the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, or any receipt by any Multiemployer Plan from the Issuer, any of its Subsidiaries or any of their respective ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (ix) the occurrence of a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Plan such that material liability would be incurred by the Issuer or any of its Subsidiaries; (x) any filing of a notice of intent to terminate any Plan if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA; (xi) any filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan; or (xii) the termination of any Plan under Section 4041(c) of ERISA.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar”, when used in reference to any Note or Issuance, refers to whether such Note, or the Notes issued pursuant to such Issuance, bears interest at a rate determined by reference to the LIBOR Rate.

“Event of Default” shall have the meaning set forth in Section 8.1.

“Excess Cash Flow” shall mean, for the Issuer and its consolidated Subsidiaries for any Fiscal Year:

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(a)          Consolidated EBITDA for such Fiscal Year,

minus

(b)          the sum of the following, without duplication:

(i)          the aggregate amount of all regularly scheduled principal payments of Indebtedness (including the Notes and the principal component of any Capital Lease Obligations) made during such Fiscal Year (excluding payments in respect of any revolving credit facility unless there is an equivalent permanent reduction in commitments thereunder);

(ii)         the aggregate amount of all mandatory prepayments or repurchases of Indebtedness for borrowed money (including the Notes and the First Lien Notes) (other than in connection with any permitted refinancing) made during such Fiscal Year (excluding payments in respect of any revolving credit facility unless there is an equivalent permanent reduction in commitments thereunder) other than any mandatory prepayment required pursuant to Section 2.9(c) and Section 2.9(c) of the First Lien Note Purchase Agreement;

(iii)        the aggregate amount of all voluntary prepayments of Indebtedness for borrowed money (other than the Obligations and the First Lien Obligations) made during such Fiscal Year (excluding payments in respect of any revolving credit facility unless there is an equivalent permanent reduction in commitments thereunder);

(iv)        Consolidated Interest Expense paid in cash for such Fiscal Year;

(v)         income taxes (including franchise taxes imposed in lieu of income taxes) paid in cash with respect to such Fiscal Year;

(vi)        the aggregate amount paid in cash during such Fiscal Year on account of Capital Expenditures, Investments, and Restricted Payments, in each case, to the extent not prohibited hereunder (including the amount of all related fees, costs and expenses incurred in connection therewith) and excluding the portion of any such Capital Expenditure, Investments, or Restricted Payments that is financed with funds that do not constitute Internally Generated Cash; provided that, with respect to any Capital Expenditures and other Investments described in this clause (vi), the Issuer may include in the calculation of Excess Cash Flow for any Fiscal Year the aggregate amount of expenditures that the Issuer or any of its Subsidiaries becomes legally obligated to make during such Fiscal Year pursuant to a binding contract, committed purchase order or other binding agreement but that are not actually made in cash during such Fiscal Year so long as (x) such expenditures are actually made in cash during the following Fiscal Year, (y) the Issuer includes in the certificate required to be delivered pursuant to Section 2.9(c) a description of such expenditures and a certification that such expenditures will be made during the following Fiscal Year, and (z) if such expenditures are included in the calculation of Excess Cash Flow for any Fiscal Year, they may not be included in the calculation of Excess Cash Flow for the following Fiscal Year;

(vii)       any increase in the Working Capital during such period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period);

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(viii)      all other items added back to Consolidated EBITDA pursuant to (and subject to the limitations in) the definition of Consolidated EBITDA to the extent paid in cash during such Fiscal Year;

plus

(c)          without duplication, any decrease in the Working Capital during such period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end thereof).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Excluded Account” shall mean (a) deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of any Note Party’s employees, (b) any other zero balance account or disbursement only account, (c) deposit accounts specifically and exclusively used for escrowing funds and holding funds in trust, (d) Government Receivables Accounts, (e) any deposit account specifically and exclusively used to hold cash collateral for letters of credit permitted pursuant to Section 7.1(a)(xix), and (f) any other deposit account, securities account or commodities account, including local or petty cash accounts, which (i) individually does not have an average daily balance for a period in excess of three (3) Business Days of more than $1,000,000 in cash or investment property on deposit therein or (ii) collectively with all such other accounts described in this clause (f), does not have an aggregate balance at any time of more than $3,000,000 in cash or investment property on deposit therein.

“Excluded Property” shall have has the meaning specified in the Guaranty and Security Agreement.

“Excluded Taxes” shall mean, with respect to any payment to be made by or on account of any obligation of the Issuer hereunder, (a) income or franchise Taxes that are (i) imposed on (or measured by) the Recipient’s (or Beneficial Owner’s) net income by the United States, or by the jurisdiction under the laws of which such Recipient (or Beneficial Owner) is organized or in which its principal office is located or, in the case of any Purchaser, in which its Applicable Funding Office is located or (ii) Other Connection Taxes, (b) any branch profits Taxes imposed by the United States or any similar Taxes that are imposed by any other jurisdiction in which such Recipient (or Beneficial Owner) is located, (c) in the case of a Purchaser, any U.S. federal withholding Taxes that are imposed on amounts payable to any Recipient (or Beneficial Owner) at the time such Recipient (or Beneficial Owner) becomes a Recipient (or Beneficial Owner) under this Agreement or designates a new funding office, except in each case to the extent that amounts with respect to such Taxes were payable either (i) to such Recipient’s (or Beneficial Owner’s) assignor immediately before such Recipient (or Beneficial Owner) became a Recipient (or Beneficial Owner) under this Agreement, or (ii) to such Recipient (or Beneficial Owner) immediately before it designated a new funding office, (d) any Taxes that are attributable to a Recipient’s (or Beneficial Owner’s) failure to comply with Section 2.17(f), or (e) any Taxes imposed under FATCA.

“Existing Credit Agreement” shall mean that certain Credit Agreement dated as of July 31, 2013, by and among the Issuer, the lenders from time to time party thereto and SunTrust Bank, as administrative agent, issuing bank and swingline lender, as amended, restated, supplemented, or otherwise modified from time to time prior to the Closing Date.

“Existing Priming Credit Agreement” shall mean that certain Priming Credit Agreement dated as of January 6, 2017, by and among the Issuer, the lenders from time to time party thereto and SunTrust Bank, as administrative agent, as amended, restated, supplemented, or otherwise modified from time to time prior to the Closing Date.

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“Exjade Settlement” shall mean the Issuer’s payment of an amount equal to $15,000,000, together with applicable interest thereon (plus any amounts arising out of the Issuer’s obligation to reimburse certain parties for their out of pocket expenses) to settle certain allegations relating to the prescription drug known as Exjade as described in the Issuer’s Form 8-K filed with the SEC on or about December 16, 2013.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations with respect thereto or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (or related legislation or official administrative rules or practices) implementing the foregoing.

“FDA” shall mean the United Stated Food & Drug Administration.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day on such transactions received by the Required Purchasers from three Federal funds brokers of recognized standing selected by the Required Purchasers.

“Federal/State Healthcare Program Account Debtor” shall mean any account debtor which is (a) the United States of America acting under the Medicaid or Medicare program established pursuant to the Social Security Act, the Tricare/CHAMPUS Program or any other Federally sponsored health care program other than the health care programs for which Federal government employees are beneficiaries, (b) any state or the District of Columbia acting pursuant to a health plan adopted pursuant to a State Medicaid program or (c) any agent, carrier, administrator or intermediary for any of the foregoing.

“Fee Letters” shall mean, collectively, (a) that certain closing payment letter dated as of June 7, 2017 (the “Ares Closing Payment Letter”), executed by Ares Management LLC, on behalf of one or more of its affiliated funds or accounts, and accepted by the Issuer and (b) that certain fee letter dated June 19, 2017 between the Collateral Agent and the Issuer.

“First Lien/Second Lien Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the Closing Date, between the First Lien Collateral Agent and the Collateral Agent, and acknowledged by the Note Parties, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms hereof and thereof.

“First Lien Collateral Agent” shall have the meaning assigned to the term “Collateral Agent” in the First Lien Note Purchase Agreement.

“First Lien Collateral Documents” shall mean the “Collateral Documents” under and as defined in the First Lien Note Purchase Agreement.

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“First Lien Note Documents” shall mean the First Lien Note Purchase Agreement and the other “Note Documents” as defined in the First Lien Note Purchase Agreement, in each case, as amended, restated and/or modified from time to time in accordance with the terms thereof and of the First Lien/Second Lien Intercreditor Agreement.

“First Lien Note Purchase Agreement” shall mean that certain First Lien Note Purchase Agreement dated as of the Closing Date, by and among the Issuer, the financial institutions party thereto from time to time and Wells Fargo Bank, National Association, in its capacity as collateral agent thereunder, as the same may be amended, restated, supplemented, waived, extended or otherwise modified from time to time in accordance with the First Lien/Second Lien Intercreditor Agreement.

“First Lien Notes” shall have the meaning assigned to the term “Notes” in the First Lien Note Purchase Agreement.

“First Lien Obligations” shall mean the “Obligations” under and as defined in the First Lien Note Purchase Agreement.

“First Lien Purchasers” shall mean the “Purchasers” under and as defined in the First Lien Note Purchase Agreement.

“Fiscal Quarter” shall mean any fiscal quarter of the Issuer.

“Fiscal Year” shall mean any fiscal year of the Issuer.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect of any successor statute thereto, in each case, together with all statutory and regulatory provisions consolidating, amending, replacing, supplementing, implementing or interpreting any of the foregoing, as amended or modified from time to time.

“Food and Drug Laws” shall mean any applicable laws, rules, regulations, ordinances and administrative manuals, orders, guidelines, guidances and requirements issued by any Governmental Authority relating to the compounding, development, design, premarket clearance, approval, collection, manufacture, processing, holding, storing, testing, labeling, packaging, repackaging, packing, transporting, shipping, importing, exporting, marketing, advertising, promotion, sale, installation, servicing, and distribution of food, drugs, biological products, cosmetics and/or medical devices including components and accessories including, without limitation, the Federal Food Drug, and Cosmetic Act, 21 U.S.C. § 321 et seq., and all analogous federal, state, local, municipal, foreign, multinational, foreign regional, and foreign national laws, rules, orders, binding agreements, regulations, statutes, directives, standards, ordinances, codes or requirements of any Governmental Authority.

“Foreign Person” shall mean any Person that is not a U.S. Person.

“Foreign Subsidiary” shall mean each Subsidiary of the Issuer other than a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

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“Governing Body” shall mean the board of directors, board of managers, board of representatives, board of advisors or similar governing or advisory body of any Person.

“Governmental Authority” shall mean the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, CMS and FDA.

“Governmental Payors” shall mean Medicare, Medicaid, CHAMPUS, CHAMPVA, TRICARE, Veteran’s Administration or any other Governmental Authority or quasi-public agency providing funding for healthcare services.

“Governmental Payor Arrangements” shall mean arrangements, plans or programs with Governmental Payors for payment or reimbursement in connection with health care services, products or supplies.

“Government Receivables Account” shall have the meaning set forth in Section 5.11(e).

“Government Receivables Account Agreement” shall have the meaning set forth in Section 5.11(e).

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable principal amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” shall mean each of the Subsidiary Note Parties.

“Guaranty and Security Agreement” shall mean the Second Lien Guaranty and Security Agreement, dated as of the date hereof, made by the Note Parties in favor of the Collateral Agent for the benefit of the Secured Parties.

“Hazardous Materials” shall mean all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

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“Health Care Audits” shall have the meaning set forth in Section 4.20(g).

“Healthcare Laws” shall mean, collectively, any and all federal state or local laws, rules, regulations, ordinances and administrative manuals, orders, guidelines, guidances and requirements issued by any Governmental Authority under or in connection with Medicare, Medicaid or any Government Payor program or any law governing the licensure of or regulating healthcare providers, professionals, facilities or payors or otherwise governing or regulating the provision of, or payment for, medical services, including without limitation, (i) all federal and state fraud and abuse laws, including but not limited to the federal Anti-Kickback Statute (42 U.S.C. (§1320a-7b(b)), the Stark Law, the civil False Claims Act (31 U.S.C. §3729 et seq.), Section 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statues; (ii) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated thereunder, (iii) HIPAA and the HITECH Act, (iv) Medicare; (v) Medicaid; (vi) the Controlled Substances Act (21 U.S.C. § 801, et seq.) and all applicable requirements, regulations and guidances issued thereunder by the Drug Enforcement Administration (“DEA”); (vii) Food and Drug Laws, (viii) state pharmacy laws; (ix) the Clinical Laboratory Improvement Act (42 U.S.C. § 263a, et seq.), (x) the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (P.L. 108-173, 117 Stat. 2066), (xi) all applicable professional standards regulating healthcare providers, healthcare professionals, healthcare facilities or healthcare payors, each of (i) through (x) as may be amended from time to time.

“Healthcare Material Adverse Effect” shall mean (a) any Material Adverse Effect or (b) any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, that (i) has resulted, or is reasonably likely to result, in the suspension or termination of the ability to operate of one or more BioScrip Facilities, unless (x) the patients serviced by all such BioScrip Facilities that are subject to such suspension or termination can be moved to, or serviced by, other BioScrip Facilities that are not subject to suspension or termination at a cost to the Issuer and its Subsidiaries of not more than $2,500,000 in the aggregate and (y) there is no reasonably anticipated payor contract disruption that is reasonably likely to result in the loss of more than $2,500,000 in gross revenues as a result of such movement of patients to, or such servicing of patients by, other BioScrip Facilities, (ii) has resulted, or is reasonably likely to result, in the inability of the Issuer and its Subsidiaries to deliver services to more than 5.0% of the patients of the Issuer and its Subsidiaries, (iii) has resulted, or is reasonably likely to result, in remediation costs to the Issuer and its Subsidiaries in excess of $2,500,000 or (iv) results in or is reasonably likely to result in the loss of more than $2,500,000 in gross revenues by the Issuer and its Subsidiaries.

“Hedging Obligations” of any Person shall mean any and all monetary obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired under (i) any and all Hedging Transactions, (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Transactions and (iii) any and all renewals, extensions and modifications of any Hedging Transactions and any and all substitutions for any Hedging Transactions.

“Hedge Termination Value” shall mean, in respect of any one or more Hedging Transactions, after taking into account the effect of any netting agreement relating to such Hedging Transactions, (a) for any date on or after the date such Hedging Transactions have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Transactions, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Transactions (which may include a Purchaser or any Affiliate of a Purchaser).

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“Hedging Transaction” of any Person shall mean (a) any transaction (including an agreement with respect to any such transaction) now existing or hereafter entered into by such Person that is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, spot transaction, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104 191, Aug. 21, 1996, 110 Stat. 1936, and regulations promulgated pursuant thereto regarding privacy, security and transmission of health information (including the Standards for Privacy of Individually Identifiable Health Information, the Security Standards for the Protection of Electronic Protected Health Information and the Standards for Electronic Transactions and Code Sets promulgated thereunder), all as amended from time to time, and any successor statute and regulations.

“HIPAA/HITECH Compliance Plan” shall have the meaning set forth in Section 4.21.

“HIPAA/HITECH Compliant” shall have the meaning set forth in Section 4.21.

“HITECH Act” shall mean the Health Information Technology for Economic and Clinical Health Act provisions of the American Reinvestment and Recovery Act of 2009, and regulations promulgated pursuant thereto, all as amended from time to time, and any successor statute and regulations.

“Increased Yield Amount” shall have the meaning set forth in the definition of Repricing Transaction.

“Indebtedness” of any Person shall mean, without duplication, (i) all obligations of such Person for borrowed money (including, without limitation, the First Lien Obligations), (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person in respect of the deferred purchase price of property or services (other than current liabilities, accrued expense obligations and trade payables incurred in the ordinary course of business; provided that any such obligation that is secured by a Lien (including the ABDC Obligations) shall constitute Indebtedness), (iv) all obligations of such Person under any conditional sale or other title retention agreement(s) relating to property acquired by such Person, (v) all Capital Lease Obligations of such Person, (vi) all obligations, contingent or otherwise, of such Person in respect of letters of credit, acceptances or similar extensions of credit, (vii) all Guarantees of such Person of the type of Indebtedness described in clauses (i) through (vi) above, (viii) all Indebtedness of a third party secured by any Lien on property owned by such Person, whether or not such Indebtedness has been assumed by such Person (but limited to the lesser of the fair market value of such property and the outstanding principal amount of such Indebtedness), (ix) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Disqualified Capital Stock of such Person, (x) all Off-Balance Sheet Liabilities and (xi) obligations of such Person under any Hedging Obligations (valued at the lesser of the Hedging Termination Value and the Net Mark-to-Market Exposure thereof). The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor. The Indebtedness of any Person shall exclude purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller.

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“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Note Party under any Note Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Information and Collateral Disclosure Certificate” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Initial Note” and “Initial Notes” shall have the meaning set forth in Section 2.2(a).

“Intellectual Property Rights” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Interest Period” shall mean with respect to any Eurodollar Note, a period of one month; provided that:

(i)          the initial Interest Period for such Note shall commence on the date of Issuance of such Note or, in the case of the Delayed Draw Notes, the Delayed Draw Date (including the date of any conversion from a Note of another Type), and each Interest Period occurring thereafter in respect of such Note shall commence on the day on which the next preceding Interest Period expires;

(ii)         if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii)        any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month; and

(iv)        no Interest Period may extend beyond the Maturity Date.

“Internally Generated Cash” shall mean internally generated cash of the Issuer and its Subsidiaries (and shall exclude, for the avoidance of doubt, the proceeds of any disposition of assets, sale of equity, capital contribution or incurrence of Indebtedness).

“Investments” shall have the meaning set forth in Section 7.4.

“IRS” shall mean the Internal Revenue Service of the United States.

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“Issuance” shall mean an issuance hereunder consisting of Notes to be issued by or for the benefit of the Issuer to any Purchasers pursuant to Article II.

“Issuer” shall have the meaning set forth in the introductory paragraph hereof.

“LIBOR Rate” shall mean for each Interest Period, a rate of interest determined by the Required Purchasers (which determination shall be conclusive in the absence of manifest error) equal to the greater of:

(i)          one and twenty-five hundredths of one percent (1.25%) per annum, and

(ii)         (a)          the rate per annum appearing on Bloomberg L.P.’s service (the “Service”) (or on any successor to or substitute for the Service) for ICE LIBOR USD interest rates as of 11:00 a.m. (London, England time) two Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the Eurodollar Note requested (whether as an initial Eurodollar Note or as a continuation of a Eurodollar Note or as a conversion of a Base Rate Note to a Eurodollar Note) by the Issuer in accordance with this Agreement. If the Service shall no longer report ICE LIBOR USD interest rates, or such interest rates cease to exist, the Required Purchasers shall be permitted to select an alternate service that quotes, or alternate interest rates that reasonably approximate, the rates of interest per annum at which deposits of Dollars in immediately available funds are offered by major financial institutions reasonably satisfactory to the Required Purchasers in the London interbank market as of 11:00 a.m. (London, England time) two (2) Business Days prior to the commencement of the requested Interest Period; divided by

(b)          a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve system or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of such Board) which are required to be maintained by a member bank of the Federal Reserve System;

such rate to be adjusted to the nearest one sixteenth of one percent (1/16th of 1%) or, if there is not a nearest one sixteenth of one percent (1/16th of 1%), to the next highest one sixteenth of one percent (1/16th of 1%).

“Licenses” shall mean any and all licenses (including professional licenses), approvals, certificates of need, accreditations, certifications, permits, franchises, rights to conduct business (by a Governmental Authority or otherwise), Orders and any other governmental authorizations.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Limitation” shall mean a revocation, suspension, termination, impairment, probation, limitation, non-renewal, forfeiture, restriction, declaration of ineligibility, loss of status as a participating provider, or the loss of any other rights under any Governmental Payor Arrangement, Third Party Payor Arrangement, Company Accreditation or License.

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“Material Adverse Effect” shall mean any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, that results in a material adverse change in, or a material adverse effect on, (i) the business, condition (financial or otherwise), operations, liabilities (contingent or otherwise), or properties of the Issuer and its Subsidiaries on a consolidated basis and taken as a whole, (ii) the ability of the Note Parties to perform any of their respective obligations under the Note Documents, or (iii) the rights and remedies of the Collateral Agent or the Purchasers under any of the Note Documents (other than solely as a result of any action or inaction on the part of the Collateral Agent or any Purchaser).

“Material Agreements” shall mean all agreements, documents, contracts, indentures and instruments with respect to which a default, breach or termination thereof would reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” shall mean (i) any Indebtedness (other than the Notes) of the Issuer or any of its Subsidiaries individually or in an aggregate committed or outstanding principal amount exceeding $12,500,000, (ii) the First Lien Obligations and (iii) the Senior Notes or any Permitted Refinancing Indebtedness.

“Material Permitted Seller Financing” shall mean any Permitted Seller Financing individually or in an aggregate committed or outstanding principal amount exceeding $10,000,000.

“Maturity Date” shall mean, with respect to the Notes, the earlier of: (i) August 15, 2020 or, if all of the Senior Notes shall have been refinanced in full with the proceeds of Permitted Refinancing Indebtedness prior to August 15, 2020, June 30, 2022; and (ii) the date on which the principal amount of all outstanding Notes has been declared or automatically has become due and payable (whether by acceleration or otherwise).

“Medicaid” shall mean, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C., Chapter 7, subchapter XIX, §§1396 et seq.) and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” shall mean, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C., Chapter 7, subchapter XVIII, §§1395 et seq.) and all laws, rules, regulations, manuals, orders or guidelines (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Property” shall mean, individually or collectively, any Real Estate that is subject to a Mortgage.

“Mortgage” shall mean each mortgage, deed of trust, deed to secure debt or other real estate security documents delivered by any Note Party to the Collateral Agent from time to time, all in form and substance reasonably satisfactory to the Collateral Agent and the Required Purchasers.

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“Multiemployer Plan” shall mean any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Issuer, any of its Subsidiaries, or an ERISA Affiliate, and each such plan for the look-back period during which the Issuer, any of its Subsidiaries, or an ERISA Affiliate continues to be subject to liability, including contingent liability, for the plan under Title IV of ERISA.

“Net Cash Proceeds” shall mean cash proceeds (including proceeds of any insurance policy) received by any Note Party, net of (i) customary, reasonable and documented (in summary form) fees and commissions paid or payable in connection therewith, including reasonable and documented (in summary form) attorneys’ fees, accountants’ fees, broker’s fees and investment banking fees, (ii) other reasonable, documented (in summary form) and customary fees and expenses paid or payable in connection therewith to the extend paid or payable to a Person that is not an Affiliate of the Issuer, (iii) Taxes (including transfer and similar taxes) paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), to the extent properly attributable to such Prepayment Event, (iv) with respect to Net Cash Proceeds received as a result of a Prepayment Event under Section 2.9(a), (a) amounts required to be applied to the repayment of Indebtedness secured by a Lien not prohibited hereunder on any asset which is the subject of such Prepayment Event and prepayment penalties required to be paid under the terms governing such Indebtedness, (b) reserves required to be established in accordance with GAAP or any applicable documentation governing any such Prepayment Event, including escrow amounts, indemnification obligations, purchase price adjustments and other similar retained liabilities, and (c) amounts required to be paid to any party having superior rights to such proceeds pursuant to clause (ii) of the definition of Requirements of Law and (v) with respect to Net Cash Proceeds received as a result of a Prepayment Event under Section 2.9(b), underwriting discounts and other customary debt incurrence costs.

“Net Mark-to-Market Exposure” of any Person shall mean, as of any date of determination with respect to any Hedging Obligation, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from such Hedging Obligation. “Unrealized losses” shall mean the fair market value of the cost to such Person of replacing the Hedging Transaction giving rise to such Hedging Obligation as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date), and “unrealized profits” shall mean the fair market value of the gain to such Person of replacing such Hedging Transaction as of the date of determination (assuming such Hedging Transaction were to be terminated as of that date).

“Non-Defaulting Purchaser” shall mean, at any time, a Purchaser that is not a Defaulting Purchaser.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by the Issuer or one or more of its Subsidiaries primarily for the benefit of employees of the Issuer or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement, or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Note Documents” shall mean, collectively, this Agreement, the Collateral Documents, the First Lien/Second Lien Intercreditor Agreement, the ABDC Intercreditor Agreement, any other intercreditor agreement or subordination agreement entered into with the Collateral Agent or any Purchaser in connection with the Obligations, the Fee Letters, all Notices of Conversion/Continuation, all Compliance Certificates, the Notes, the Warrant Purchase Agreement, the Warrant Agreement and any and all other instruments, agreements, documents and writings executed by or in favor of the Collateral Agent or any Purchaser in connection with any of the foregoing.

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“Note Parties” shall mean the Issuer and the Subsidiary Note Parties.

“Notes” shall mean the Initial Notes and the Delayed Draw Notes.

“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.4(b).

“Obligations” shall mean all amounts owing by the Note Parties to the Collateral Agent or any Purchaser pursuant to or in connection with this Agreement or any other Note Document or otherwise with respect to any Note including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Issuer, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Collateral Agent and any Purchaser payable by the Note Parties pursuant to this Agreement or any other Note Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any Synthetic Lease Obligation or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Authority or arbitrator.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Note Document, or sold or assigned an interest in any Note or Note Document).

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made hereunder or under any other Note Document or from the execution, delivery, performance or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Note Document, except any such Taxes imposed with respect to an assignment (other than an assignment described in Section 2.20), participation or other transfer.

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“Parent Company” shall mean, with respect to a Purchaser, the “bank holding company” as defined in Regulation Y, if any, of such Purchaser, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Purchaser.

“Participant” shall have the meaning set forth in Section 10.4(d).

“Participant Register” shall have the meaning set forth in Section 10.4(d).

“Patent” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Patent Security Agreement” shall mean any Patent Security Agreement executed by a Note Party owning Patents in favor of the Collateral Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.

“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act of 2005 (Pub. L. 109-177 (signed into law March 9, 2006)), as amended and in effect from time to time.

“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation, as referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” shall mean any Acquisition of a Target, in each instance, to the extent that each of the following conditions shall have been satisfied:

(i)          no Default or Event of Default shall then exist or would exist after giving effect thereto;

(ii)         such Acquisition shall not be hostile and shall have been approved by the Governing Body and, to the extent applicable, stockholders or other equityholders of the Target;

(iii)        (x) if Consolidated EBITDA for the period of four Fiscal Quarters ended on the last day of the most recent Fiscal Quarter prior to the date of such Acquisition for which financial statements have been (or were required to be) delivered hereunder is less than $50,000,000, (A) not less than 75% of the consideration for such Acquisition shall be paid for with Internally Generated Cash, the proceeds of capital contributions and/or the proceeds of equity issuances and (B) not more than 25% of the consideration for such Acquisition may be paid for with a combination of Permitted Seller Financing, earn-outs or other deferred or contingent purchase consideration (provided that, for the avoidance of doubt, for purposes of this clause (iii)(x), the maximum amount of all earn-outs and other deferred or contingent purchase consideration shall be deemed fully earned and payable on the date of the consummation of such Acquisition and shall be included in the determination of the consideration for such Acquisition) and/or the proceeds of Delayed Draw Notes, and (y) if Consolidated EBITDA for the period of four Fiscal Quarters ended on the last day of the most recent Fiscal Quarter prior to the date of such Acquisition for which financial statements have been (or were required to be) delivered hereunder is greater than or equal to $50,000,000, (A) not less than 50% of the consideration for such Acquisition shall be paid for with Internally Generated Cash, the proceeds of capital contributions and/or the proceeds of equity issuances and (B) not more than 50% of the consideration for such Acquisition may be paid for with a combination of Permitted Seller Financing, earn-outs or other deferred or contingent purchase consideration (provided that, for the avoidance of doubt, for purposes of this clause (iii)(y), the maximum amount of all earn-outs and other deferred or contingent purchase consideration shall be deemed fully earned and payable on the date of the consummation of such Acquisition and shall be included in the determination of the consideration for such Acquisition) and/or the proceeds of Delayed Draw Notes;

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(iv)        the Issuer shall be in pro forma compliance with the covenant set forth in Article VI after giving effect to such Acquisition, calculated as of the last day of the most recent Fiscal Quarter for which financial statements have been (or were required to be) delivered hereunder and for the period of four Fiscal Quarters ending on such date, as evidenced by a certificate of a Responsible Officer of the Issuer delivered to the Collateral Agent and the Purchasers not less than two (2) days prior to the consummation of such Acquisition;

(v)         the Person acquiring such Target (if such acquisition is of the type described in clause (b) of the definition of Acquisition) or the Target (if such acquisition is of the type described in clause (a) of the definition of Acquisition), as applicable, shall be organized in any state of the United States or in Washington, D.C.;

(vi)        the Person acquiring such Target (if such Acquisition is of the type described in clause (b) of the definition of Acquisition) or the Target (if such Acquisition is of the type described in clause (a) of the definition of Acquisition), as applicable, and each of its Subsidiaries shall be become a Subsidiary Note Party in accordance with the provisions of Section 5.12;

(vii)       the Target shall be engaged solely in the business of home infusion services (i.e., the preparation, delivery, administration and clinical monitoring of pharmaceutical treatments that are administered to a patient via intravenous, subcutaneous, intramuscular, intraspinal and enteral methods) or a line of business reasonably related, ancillary or incidental thereto;

(viii)      the consideration for such Acquisition shall be paid for solely with Internally Generated Cash, the proceeds of capital contributions, the proceeds of equity issuances, the proceeds of the Delayed Draw Notes, Permitted Seller Financing or earn-outs or other deferred or contingent purchase consideration;

(ix)         after giving effect to such Acquisition, the amount available to be funded pursuant to the Delayed Draw Notes plus cash and Cash Equivalents (other than Restricted Cash) of the Issuer and its Subsidiaries is not less than $20,000,000;

(x)          such Acquisition shall not result in the formation of any Specified Strategic Joint Venture; and

(xi)         the Issuer shall have (A) notified the Collateral Agent and the Purchasers of such proposed Acquisition at least fifteen (15) days (or such shorter period as the Required Purchasers may reasonably agree) prior to the consummation thereof, (B) furnished to the Collateral Agent and the Purchasers at least ten (10) days (or such shorter period as the Required Purchasers may reasonably agree) prior to the consummation thereof (1) an executed term sheet and/or letter of intent (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of the Required Purchasers, such other information and documents that the Required Purchasers may reasonably request, including, without limitation, all regulatory and third-party approvals required under the terms of the Acquisition documents, (2) a description of the proposed Acquisition and a due diligence report (to the extent available) and (3) for any Acquisition with total consideration in excess of $50,000,000 (for the avoidance of doubt, for purposes of this clause (3), such total consideration shall include any Permitted Seller Financing and the maximum amount of all earn-outs and other deferred or contingent purchase consideration, which shall be deemed fully earned and payable on the date of the consummation of such Acquisition) (or to the extent otherwise reasonably available to the Issuer in connection with such Acquisition), a quality of earnings report of such Target by a nationally recognized independent accounting firm or such other accounting firm reasonably satisfactory to the Required Purchasers, (C) furnished to the Collateral Agent and the Purchasers at least five (5) days (or such shorter period as the Required Purchasers may reasonably agree) prior to the consummation thereof (1) drafts of the respective material agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments, all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, and copies of environmental assessments and (2) pro forma financial statements of the Issuer and its Subsidiaries after giving effect to the consummation of such Acquisition and (D) furnished to the Collateral Agent and the Purchasers no later than the date of consummation of such Acquisition executed counterparts of the respective material agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments, all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, and copies of environmental assessments.

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“Permitted Business” shall mean owning, operating, managing and maintaining infusion services, home health care, hospice services, respiratory care services, pharmacy benefit management services, durable medical equipment services, or other healthcare services, in each case, together with any other businesses as are reasonably related, ancillary or incidental thereto.

“Permitted Encumbrances” shall mean:

(i)          Liens imposed by law for taxes, fees, assessments or other governmental charges which are not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(ii)         statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen and other Liens imposed by law in the ordinary course of business for amounts not yet delinquent for more than sixty (60) days or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

(iii)        pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(iv)        deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature or to secure liability to insurance carriers, in each case in the ordinary course of business;

(v)         judgment and attachment liens not giving rise to an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are being maintained in accordance with GAAP;

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(vi)        customary rights of set-off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code or common law of banks or other financial institutions where the Issuer or any of its Subsidiaries maintains deposits (other than deposits intended as cash collateral) in the ordinary course of business;

(vii)       easements, zoning restrictions, rights-of-way, minor defects in title, and similar encumbrances on Real Estate imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Issuer and its Subsidiaries taken as a whole;

(viii)      Liens in favor of collecting banks arising by operation of law under Section 4-210 of the UCC or, with respect to collecting banks located in the State of New York, under Section 4-208 of the UCC, or securing reimbursement obligations in respect of documentary letters of credit or bankers’ acceptances in the ordinary course of business;

(ix)         Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Issuer or any of its Subsidiaries in the ordinary course of business;

(x)          Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xi)         Liens on insurance policies and the proceeds thereof in favor of the provider of such policies securing the financing of the premiums with respect thereto;

(xii)        leases, subleases, non-exclusive licenses or non-exclusive sublicences on the property covered thereby, in each case, in the ordinary course of business which do not (i) materially interfere with the business of the Issuer and its Subsidiaries, taken as a whole, or (ii) secure any Indebtedness;

(xiii)       any interest of title of a lessor under any lease entered into by the Issuer or any of its Subsidiaries in the ordinary course of business as a tenant and covering only the assets so leased; and

(xiv)      Liens evidenced by precautionary UCC financing statements relating to operating leases, bailments and consignments of personal property;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

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“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the Net Cash Proceeds of which are used to extend, refinance, renew, replace, defease or refund, the Senior Notes (or previous refinancings thereof constituting Permitted Refinancing Indebtedness (“Refinanced Senior Notes Indebtedness”)); provided that (a) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Senior Notes (or Refinanced Senior Notes Indebtedness) being refinanced plus unpaid accrued interest, fees and premiums thereon plus fees and expenses incurred in connection with such refinancing, (b)(i) the cash portion of the non-default interest rate with respect to such Permitted Refinancing Indebtedness does not exceed 10.0% per annum and (ii) the aggregate non-default Effective Yield with respect to such Permitted Refinancing Indebtedness does not exceed 15.0% per annum (which, for purposes of this clause (b)(ii), shall be calculated exclusive of any original issue discount or other upfront payments in an amount not in excess of 2.0% of the aggregate principal amount of such Permitted Refinancing Indebtedness (the “Permitted Refinancing Indebtedness OID Cap”) payable in connection therewith and inclusive of any original issue discount or other upfront payments in excess of the Permitted Refinancing Indebtedness OID Cap payable in connection therewith, but otherwise in accordance with the definition of “Effective Yield”), (c) the final maturity date of such Permitted Refinancing Indebtedness is on or after six months after June 30, 2022, (d) such Permitted Refinancing Indebtedness is unsecured and is junior or pari passu in payment priority with the Obligations and the First Lien Obligations, (e) no Permitted Refinancing Indebtedness shall have obligors that are not obligated with respect to the Senior Notes, the Obligations or the First Lien Obligations, (f) the documentation governing such Permitted Refinancing Indebtedness shall not include any amortization or mandatory redemption, repurchase or repayment provisions (other than customary provisions relating to change of control and asset sale redemption offers) and (g) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the greater of (x) the Weighted Average Life to Maturity of the Senior Notes (or any Refinanced Senior Notes Indebtedness) and (y) the Weighted Average Life to Maturity of the Notes.

“Permitted Seller Financing” shall mean, with respect to any Permitted Acquisition, subordinated unsecured Indebtedness provided by the seller of the applicable Target; provided that:

(i)          the obligations in respect of such Indebtedness are subordinated in right of payment to the Obligations and the First Lien Obligations on terms acceptable to the Required Purchasers and the Required Purchasers (as defined in the First Lien Note Purchase Agreement);

(ii)         the obligations in respect of such Indebtedness shall be unsecured;

(iii)        there shall be no obligors (including guarantors) in respect of such Indebtedness other than (x) in the case of an Acquisition of the type described in clause (b) of the definition of Acquisition, the Person acquiring the assets of the applicable Target, (y) in the case of an Acquisition of the type described in clause (a) of the definition of Acquisition, the applicable Target (and for the avoidance of doubt, no subsidiaries of the applicable Target shall be obligors) and (z) in each case, any parent company of the Person acquiring such asset or Target, which parent company (A) is a newly-formed holding company that holds no material assets, and has no material liabilities, other than equity interests in the Person acquiring such assets or Target and (B) complies with the provisions of Section 5.12 of this Agreement;

(iv)        the documentation governing such Indebtedness shall not include any (x) representations and warranties (other than basic corporate representations and warranties and representations and warranties concerning the enforceability of the agreements governing the such financing), covenants (other than customary affirmative (e.g., corporate existence, insurance and compliance with laws) and reporting covenants), which in no event shall be more restrictive than the representations and warranties and covenants contained in the Note Documents, or (y) indemnities;

(v)         the documentation governing such Indebtedness shall not require any amortization or mandatory prepayments; and

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(vi)        (w) the interest rate with respect to such Indebtedness, exclusive of any default interest rate margin (which shall be customary and in any event shall not exceed 2.0% per annum), shall not exceed 10.0% per annum, (x) there shall be no original issue discount (except to the extent of original issue discount issued in respect of an accreting obligation, which original issue discount shall not result in, together with any other interest (other than default interest) payable in respect of such Indebtedness, an interest rate in excess of that permitted pursuant to clause (w) above) or other upfront payments in connection with such Indebtedness, (y) interest payments shall be made no more frequently than quarterly and (z) no cash interest payments shall be permitted at any time that any Default or Event of Default is continuing.

“Permitted Third Party Bank” shall mean any bank or other financial institution with whom any Note Party maintains (i) a Controlled Account and with whom an Account Control Agreement has been executed or (ii) a Government Receivables Account and with whom a Government Receivables Account Agreement has been executed. As of the Closing Date, each of the banks and other financial institutions that are identified on Schedule 4.16 as an institution at which a Controlled Account or a Government Receivables Account is maintained by any Note Party shall be deemed to be a Permitted Third Party Bank.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“PIK Option” shall have the meaning set forth in Section 2.10(a).

“Plan” shall mean any “employee pension benefit plan” as defined in Section 3 of ERISA (other than a Multiemployer Plan) maintained or contributed to by (or to which there is or may be an obligation to contribute of) the Issuer, any of its Subsidiaries, or an ERISA Affiliate, and each such plan for the look-back period during which the Issuer, any of its Subsidiaries, or an ERISA Affiliate continues to be subject to liability, including contingent liability, for the plan under Title IV of ERISA.

“Prepayment Event” shall mean any sale, lease, assignment, transfer or other disposition by the Issuer or any of its Subsidiaries of any assets or property pursuant to Section 7.6(e) or Section 7.6(f).

“Prepayment Premium” shall mean, with respect to any optional prepayment of the Notes pursuant to Section 2.8(a), any mandatory prepayment of the Notes pursuant to Section 2.9(a) or (b) or any repayment of the Notes following the acceleration thereof pursuant to Section 8.1, (a) at any time prior to the third anniversary of the Closing Date, an amount equal to the Applicable Premium with respect to the principal amount of the Notes so prepaid or repaid; (b) at any time on or after the third anniversary of the Closing Date and prior to the fourth anniversary of the Closing Date, an amount equal to 4.0% of the principal amount of the Notes so prepaid or repaid; (c) at any time on or after the fourth anniversary of the Closing Date and prior to the fifth anniversary of the Closing Date, an amount equal to 2.0% of the principal amount of the Notes so prepaid or repaid; and (d) at any time on or after the fifth anniversary of the Closing Date, an amount equal to 0.0% of the principal amount of the Notes so prepaid or repaid.

“Profit Plan” shall mean, for any calendar year, an annual operating plan for the Issuer and its Subsidiaries, on a consolidated basis, setting forth (i) a statement of all material assumptions on which such annual operating plan is based, (ii) quarterly balance sheets, income statements and statements of cash flows for such calendar year, (iii) sales, gross profits, operating expenses, operating profit, cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for Capital Expenditures and facilities.

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“Pro Forma Basis” shall mean (a) with respect to any Person, business, property or asset sold, transferred or otherwise disposed of, the exclusion from “Consolidated EBITDA” of the EBITDA (calculated in a manner substantially consistent with the definition of “Consolidated EBITDA” and giving effect to any adjustments made in accordance with such definition) for such Person, business, property or asset so disposed of during such period as if such disposition had been consummated on the first day of the applicable period and (b) with respect to any Target acquired in a Permitted Acquisition, the addition to “Consolidated EBITDA” of the EBITDA (calculated in a manner substantially consistent with the definition of “Consolidated EBITDA” but without giving effect to any adjustments made in accordance with such definition and, for the avoidance of doubt, not including any synergies or other cost savings) of such Target so acquired during such period as if such acquisition had been consummated on the first day of the applicable period, in each case, in accordance with GAAP.

“Pro Rata Share” shall mean with respect to any Commitment, Delayed Draw Commitment or Note of any Purchaser at any time, a percentage, the numerator of which shall be such Purchaser’s Commitment or Delayed Draw Commitment, as applicable (or if such Commitment or Delayed Draw Commitment, as applicable, has been terminated or expired or the Notes have been declared to be due and payable, such Purchaser’s Notes), and the denominator of which shall be the sum of all Commitments or Delayed Draw Commitments, as applicable, of all Purchasers (or if such Commitments or Delayed Draw Commitments, as applicable, have been terminated or expired or the Notes have been declared to be due and payable, all Notes of all Purchasers).

“Purchasers” shall have the meaning set forth in the introductory paragraph hereof and shall include each Purchaser that joins this Agreement pursuant to Section 10.4 and each Replacement Purchaser that joins this Agreement pursuant to Section 2.20.

“Real Estate” shall have the meaning set forth in Section 4.11(a).

“Real Estate Documents” shall mean, collectively, with respect to any Real Estate, (i) a Mortgage duly executed by each applicable Note Party, together with (A) title insurance policies in amounts reasonably satisfactory to the Required Purchasers (but not to exceed 100% of the fair market value of such Real Estate in any jurisdiction that imposes a material mortgage recording tax or 110% otherwise), current as-built ALTA/ACSM Land Title surveys certified to the Collateral Agent, zoning letters, building permits and certificates of occupancy, in each case relating to such Real Estate and reasonably satisfactory in form and substance to the Required Purchasers, (B) (x) “Life of Loan” Federal Emergency Management Agency Standard Flood Hazard determinations, (y) notices, in the form required under the Flood Insurance Laws, about special flood hazard area status and flood disaster assistance duly executed by each Note Party, and (z) if any improved real property encumbered by any Mortgage is located in a special flood hazard area, a policy of flood insurance that (1) covers such improved real property, (2) is written in an amount not less than the outstanding principal amount of the Indebtedness secured by such Mortgage reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the Flood Insurance Laws, whichever is less, and (3) is otherwise on terms satisfactory to the Collateral Agent and the Required Purchasers and, (C) evidence that counterparts of such Mortgages have been recorded in all places to the extent necessary or desirable, in the reasonable judgment of the Required Purchasers, to create a valid and enforceable first priority Lien (subject to Permitted Encumbrances and Specified Permitted Liens) on such Real Estate in favor of the Collateral Agent for the benefit of the Secured Parties (or in favor of such other trustee as may be required or desired under local law), (D) an opinion of counsel in each state in which such Real Estate is located in form and substance and from counsel reasonably satisfactory to the Required Purchasers, (E) a duly executed Environmental Indemnity with respect thereto, and (F) such other reports, documents, instruments and agreements as the Required Purchasers shall reasonably request, each in form and substance reasonably satisfactory to Required Purchasers.

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“Recipient” shall mean, as applicable, (a) the Collateral Agent and (b) any Purchaser.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Regulation Y” shall mean Regulation Y of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Reimbursement Approvals” shall mean any and all certifications, provider or supplier numbers, provider or supplier agreements (including Medicaid provider or supplier numbers, Medicaid provider or supplier agreements, Medicare provider or supplier numbers, and Medicare provider or supplier agreements), participation agreements, Accreditations, and/or any other agreements with or approvals by Medicaid, Medicare, CHAMPUS, CHAMPVA, TRICARE, Veteran’s Administration and any other Governmental Authority or quasi-public agency, Blue Cross/Blue Shield, any and all managed care plans and organizations, including Medicare Advantage plans, Medicare Part D prescription drug plans, health maintenance organizations and preferred provider organizations, private commercial insurance companies, employee assistance programs and/or any other governmental or third party arrangements, plans or programs for payment or reimbursement in connection with health care services, products or supplies.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors, legal counsel, consultants or other representatives of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Repricing Transaction” shall mean (a) any prepayment, repayment or refinancing of any outstanding First Lien Notes with the proceeds of, or any conversion of such First Lien Notes into, any Indebtedness which increases the Effective Yield applicable to the outstanding First Lien Notes and (b) any amendment to the First Lien Note Purchase Agreement or any other Note Document (as defined in the First Lien Note Purchase Agreement) which increases the Effective Yield applicable to the outstanding First Lien Notes (the amount of any such increase, expressed as a percentage per annum, the “Increased Yield Amount”).

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“Required Purchasers” shall mean, at any time, Purchasers holding more than 50% of the sum of (a) the aggregate outstanding principal amount of the Initial Notes at such time and (b) the aggregate principal amount of the Delayed Draw Commitments at such time (or, if the Delayed Draw Commitments have been terminated, the aggregate outstanding principal amount of the Delayed Draw Notes at such time); provided that, to the extent there are two or more Purchasers that each hold at least 5% of the sum of (x) the aggregate outstanding principal amount of the Initial Notes and (y) the aggregate principal amount of the Delayed Draw Commitments, if any (or, if the Delayed Draw Commitments have been terminated, the aggregate outstanding principal amount of the Delayed Draw Notes) at any time, Required Purchasers shall mean at least two Purchasers together holding more than 50% of the sum of (x) the aggregate outstanding principal amount of the Initial Notes and (y) the aggregate principal amount of Delayed Draw Commitments, if any (or, if the Delayed Draw Commitments have been terminated, the aggregate outstanding principal amount of the Delayed Draw Notes) at such time; provided, further, that, for purposes of the foregoing proviso, a Purchaser together with all of such Purchaser’s Affiliates and Approved Funds shall be deemed to constitute a single Purchaser; provided, further, that, to the extent that any Purchaser is a Defaulting Purchaser, such Defaulting Purchaser and all of the Notes held by and Delayed Draw Commitments of such Defaulting Purchaser shall be excluded for purposes of determining Required Purchasers.

“Requirement of Law” for any Person shall mean (i) the articles or certificate of incorporation, bylaws, partnership certificate and agreement, or limited liability company certificate of organization and agreement, as the case may be, and other organizational and governing documents of such Person, and (ii) any law, treaty, rule or regulation, or determination of a Governmental Authority, including, without limitation any Healthcare Laws, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean any of the president, the chief executive officer, the chief operating officer, the chief financial officer, the general counsel, the treasurer or a vice president of the Issuer or such other representative of the Issuer as may be designated in writing by any one of the foregoing with the consent of the Required Purchasers (such consent not to be unreasonably withheld, conditioned or delayed). With respect to any Person that is a limited liability company or a limited partnership, such Person’s managing member, sole member, sole manager or general partner, as the case may be, shall constitute a Responsible Officer.

“Responsible Officer of the Collateral Agent” shall mean an officer within Corporate Trust Services who shall have direct responsibility for the administration of this Agreement.

“Restricted Cash” shall mean, as of any date, all cash and Cash Equivalents held by the Issuer and its Subsidiaries that are legally or contractually restricted from being used to repay general obligations of the Issuer or any Subsidiary of the Issuer (including the Obligations) (provided that the terms of this Agreement, the other Note Documents and the First Lien Note Documents shall not be deemed to contractually restrict the use of cash and Cash Equivalents by the Issuer and its Subsidiaries) or are otherwise subject to a Lien (except Liens created under the Collateral Documents, the First Lien Collateral Documents and non-consensual Liens that arise by operation of law).

“Restricted Payment” shall mean, for any Person, (i) any dividend or distribution on any class of its Capital Stock, or (ii) any payment on account of, or the setting aside of assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of (a) any shares of its Capital Stock, (b) any Subordinated Debt, (c) any options, warrants or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding, or (d) any payment of management or similar fees.

“Routine Payor Audit” shall mean any payor audit conducted by a Governmental Authority or a Third Party Payor so long as the potential liability under such payor audit does not exceed $200,000 for each such payor audit.

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“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Sanctioned Country” shall mean, at any time, a country, territory or region that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, any Person with whom dealings are restricted or prohibited under Sanctions, including (i) any Person listed in any Sanctions-related list of designated Persons maintained by the United States (including by OFAC, the U.S. Department of the Treasury, or the U.S. Department of State), or by the United Nations Security Council, the European Union or any EU member state, Her Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority, (ii) any Person located, operating, organized or resident in a Sanctioned Country or (iii) any Person owned or controlled, directly or indirectly, by any such Person described in clause (i) or (ii) of this definition.

“Sanctions” shall mean sanctions or trade embargoes enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), U.S. Department of State, or U.S. Department of Commerce, (ii) the United Nations Security Council, the European Union or any of its member states, Her Majesty’s Treasury of the United Kingdom, (iii) Canada (or any provincial government) or (iv) any other relevant sanctions authority.

“Secured Parties” shall mean the Collateral Agent and the Purchasers.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Notes” shall mean the unsecured 8.875% Senior Notes due 2021 issued by the Issuer pursuant to the Senior Notes Indenture, as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Senior Notes Indenture” shall mean that certain Indenture dated as of February 11, 2014, by and among the Issuer, the guarantors party thereto, and U.S. Bank National Association, as trustee, as amended, restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“Specified Permitted Liens” shall mean (a) nonconsensual Liens arising by operation of law (including Permitted Encumbrances, but excluding Permitted Encumbrances securing Indebtedness), (b) Liens permitted by Section 7.2(b), Section 7.2(e), Section 7.2(f) (except to the extent such Liens are required to be subordinated to the Liens securing the Obligations pursuant to such Section 7.2(f)) and Section 7.2(g) and (c) Liens on cash collateral for letters of credit permitted pursuant to Section 7.1(a)(xix).

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“Specified Strategic Joint Venture” shall mean any Subsidiary (other than a Subsidiary formed for the purpose of holding assets of the Issuer and its Subsidiaries constituting the Issuer’s and its Subsidiaries’ PBM line of business) formed by the Issuer or any of its Subsidiaries with one or more third parties for the purpose of engaging in any Permitted Business, including any hospital joint venture or other joint venture providing pharmacy benefit management services.

“Stark Law” shall mean Section 1877 of the Social Security Act, as codified at 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“Subordinated Debt” shall mean any Indebtedness of the Issuer or any Subsidiary that is by its terms subordinated in right of payment to the prior payment of the Obligations and the First Lien Obligations in a manner reasonably acceptable to the Required Purchasers and the Required Purchasers (as defined in the First Lien Note Purchase Agreement).

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Issuer.

“Subsidiary Note Party” shall mean any Subsidiary that executes or becomes a party to the Guaranty and Security Agreement (other than any Specified Strategic Joint Venture).

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee pursuant to Accounting Standards Codification Sections 840-10 and 840-20, as amended, and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Synthetic Lease Obligations” shall mean, with respect to any Person, the sum of (i) all remaining rental obligations of such Person as lessee under Synthetic Leases which are attributable to principal and, without duplication, (ii) all rental and purchase price payment obligations of such Person under such Synthetic Leases assuming such Person exercises the option to purchase the lease property at the end of the lease term.

“Target” shall mean any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in a Permitted Acquisition.

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“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third Party Payors” shall mean Blue Cross, Blue Shield, any and all managed care plans and organizations, including Medicare Advantage plans, Medicare Part D prescription drug plans, health maintenance organizations and preferred provider organizations, private commercial insurance companies, employee assistance programs and/or any other third party arrangements, plans or programs.

“Third Party Payor Arrangements” shall mean arrangements, plans or programs with Third Party Payors for payment or reimbursement in connection with health care services, products or supplies.

“Trademark” shall have the meaning assigned to such term in the Guaranty and Security Agreement.

“Trademark Security Agreement” shall mean any Trademark Security Agreement executed by a Note Party owning registered Trademarks or applications for Trademarks in favor of the Collateral Agent for the benefit of the Secured Parties, both on the Closing Date and thereafter.

“Triggering Event of Default” shall mean an Event of Default of the type described in Section 8.1(a), 8.1(b), 8.1(g), or 8.1(h).

“Type”, when used in reference to a Note or an Issuance, refers to whether the rate of interest on such Note, or on the Notes issued pursuant to such Issuance, is determined by reference to the LIBOR Rate or the Base Rate.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, as determined pursuant to Section 4001(a)(16) of ERISA, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the creation or perfection of security interests.

“United States” or “U.S.” shall mean the United States of America.

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.17(f)(ii).

“Warrant Agreement” shall mean that certain Warrant Agreement, dated as of the Closing Date, among the Issuer and each of the Purchasers (or their designees).

“Warrants” shall have the meaning set forth in Section 3.1(h).

“Warrant Purchase Agreement” shall have the meaning set forth in Section 3.1(h).

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“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean the Issuer or any other Note Party, as applicable.

“Working Capital” shall mean, at any date, the sum of (a) all amounts (other than cash and Cash Equivalents) at such date that, in accordance with GAAP, would be classified as “current assets” on a consolidated balance sheet of the Issuer and its consolidated Subsidiaries, minus (b) all amounts (other than the current portion of long-term Indebtedness) at such date that, in accordance with GAAP, would be classified as “current liabilities” on a consolidated balance sheet of the Issuer and its consolidated Subsidiaries.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.2           Classifications of Notes and Issuances. For purposes of this Agreement, Notes may be classified and referred to by Type (e.g. “Eurodollar Note” or “Base Rate Note”). Issuances also may be classified and referred to by Type (e.g. “Eurodollar Issuance”).

Section 1.3           Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent financial statements of the Issuer delivered pursuant to Section 5.1(a) or Section 5.1(b) (subject to any statements made pursuant to Section 5.1(c)(iv)), subject to normal year-end adjustments and the absence of footnote disclosures in the case of interim financial statements; provided that if the Issuer notifies the Purchasers that the Issuer wishes to amend the definition or application of GAAP as used herein to eliminate the effect of any change in GAAP on the operation of any provision of this Agreement (or if the Required Purchasers notify the Issuer that the Required Purchasers wish to make such amendment), then the Issuer’s compliance with the provisions of this Agreement shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or this Agreement is amended in a manner satisfactory to the Issuer and the Required Purchasers. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (a) any election under Accounting Standards Codification Section 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Note Party or any Subsidiary of any Note Party at “fair value”, as defined therein or (b) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification Section 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. In addition, all financial covenants contained herein shall be calculated without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof. In addition, notwithstanding anything in this Agreement to the contrary, any change in GAAP occurring after the date hereof that would require operating leases to be treated similarly to capital leases shall not be given effect in the definition of Consolidated EBITDA or Indebtedness or any related definitions or in the computation of any financial ratio or requirement in any of the Note Documents.

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Section 1.4           Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in New York, New York, unless otherwise indicated. The words “knowledge of the Issuer” or any like term shall mean the actual knowledge of a Responsible Officer of the Issuer.

ARTICLE II

AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1           General Description of Facilities. Subject to and upon the terms and conditions herein set forth, (a) each Purchaser severally agrees to purchase an Initial Note from the Issuer on the Closing Date in an aggregate principal amount not exceeding such Purchaser’s Commitment and (b) the Issuer agrees to issue to each Purchaser with a Delayed Draw Commitment a Delayed Draw Note on the Closing Date in an aggregate principal amount not exceeding such Purchaser’s Delayed Draw Commitment.

Section 2.2           Commitments.

(a)          Subject to the terms and conditions set forth herein, each Purchaser severally and not jointly agrees to purchase from the Issuer, and the Issuer agrees to issue to each such Purchaser, on the Closing Date, a note in the form attached hereto as Exhibit B (each an “Initial Note” and, collectively, the “Initial Notes”) in the amount set forth opposite such Purchaser’s name on Schedule I under the heading “Note Commitment Amount”. The Initial Notes may be, from time to time, Base Rate Notes or Eurodollar Notes. The execution and delivery of this Agreement by the Issuer and the satisfaction or waiver by the Purchasers of all conditions precedent set forth in Section 3.1 shall be deemed to constitute the Issuer’s request to the Purchasers to purchase the Initial Notes on the Closing Date. Amounts which are repaid or prepaid on the Initial Notes may not be reborrowed.

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(b)          Subject to the terms and conditions set forth herein, the Issuer agrees to issue to each Purchaser, on the Closing Date, a note in the form attached hereto as Exhibit C (each a “Delayed Draw Note” and, collectively, the “Delayed Draw Notes”) in the amount set forth opposite such Purchaser’s name on Schedule I under the heading “Delayed Draw Note Commitment Amount”. Subject to the terms and conditions set forth herein, each Purchaser severally and not jointly agrees to make a single Delayed Draw Advance to the Issuer on the Delayed Draw Date in a principal amount not to exceed the Delayed Draw Commitment of such Purchaser; provided that if, for any reason, the full amount of such Purchaser’s Delayed Draw Commitment is not fully drawn on the Delayed Draw Date, the undrawn portion thereof shall automatically be terminated. The Delayed Draw Notes may be, from time to time, Base Rate Notes or Eurodollar Notes. Amounts which are repaid or prepaid on the Delayed Draw Notes may not be reborrowed.

Section 2.3           Purchase of Notes and Funding of Delayed Draw Advances.

(a)          Each Purchaser will make available each Delayed Draw Advance to be made by it hereunder on the Delayed Draw Date by wire transfer in immediately available funds by 1:00 p.m. to the account of the Issuer designated in the Delayed Draw Advance Request.

(b)          No Purchaser shall be responsible for any default by any other Purchaser in its obligations hereunder, and each Purchaser shall be obligated to (i) purchase an Initial Note in an amount not to exceed the amount of such Purchaser’s Commitment and (ii) make a Delayed Draw Advance to the Issuer in an amount not to exceed the amount of such Purchaser’s Delayed Draw Commitment, in each case, regardless of the failure of any other Purchaser to purchase a Note hereunder.

Section 2.4           Interest Elections.

(a)          Each Note initially shall be a Eurodollar Note. Thereafter, the Issuer may elect to convert all (but not less than all) of the outstanding Notes into a different Type or to continue such Notes, all as provided in this Section.

(b)          To make an election pursuant to this Section, the Issuer shall give the Purchasers written notice (or telephonic notice promptly confirmed in writing), substantially in the form of Exhibit 2.4 attached hereto (a “Notice of Conversion/Continuation”) (x) prior to 12:00 p.m. one (1) Business Day prior to the requested date of a conversion into Base Rate Notes and (y) prior to 12:00 p.m. three (3) Business Days prior to a continuation of or conversion into Eurodollar Notes. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the effective date of the election made pursuant to such Notice of Conversion/Continuation, which shall be a Business Day and (ii) whether the Notes are to be Base Rate Notes or Eurodollar Notes.

(c)          If, on the expiration of any Interest Period in respect of Eurodollar Notes, the Issuer shall have failed to deliver a Notice of Conversion/Continuation, then, unless the Notes are repaid as provided herein, the Issuer shall be deemed to have elected to convert the Notes to Base Rate Notes. The Notes may not be converted into, or continued as, Eurodollar Notes if a Default or an Event of Default exists, unless each of the Purchasers shall have otherwise consented in writing. No conversion of the Eurodollar Notes shall be permitted except on the last day of the Interest Period in respect thereof.

Section 2.5           Termination of Commitments.

(a)          The Commitments shall terminate on the Closing Date upon the purchase and sale of the Initial Notes pursuant to Section 2.2(a).

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(b)          Unless previously terminated, all Delayed Draw Commitments shall terminate on December 29, 2018.

Section 2.6           Repayment of Notes.

(a)          The aggregate unpaid principal balance of the Notes (together with accrued and unpaid interest thereon) shall be due and payable on the Maturity Date.

Section 2.7           Evidence of Indebtedness.

(a)          Each Purchaser shall maintain in accordance with its usual practice appropriate records evidencing the Indebtedness of the Issuer to such Purchaser evidenced by each Note held by such Purchaser, including the amounts of principal and interest payable thereon and paid to such Purchaser from time to time under this Agreement. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Issuer therein recorded; provided that the failure or delay of any Purchaser in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligation of the Issuer to repay the Notes (both principal and unpaid accrued interest) held by such Purchaser in accordance with the terms of this Agreement.

Section 2.8           Optional Prepayments; Prepayment Premium.

(a)          Subject to Section 2.8(b), the Issuer shall have the right at any time and from time to time to prepay the Notes, in whole or in part, by giving written notice (or telephonic notice promptly confirmed in writing) to the Purchasers no later than (i) in the case of any prepayment of Eurodollar Notes, 11:00 a.m. not less than three (3) Business Days prior to the date of such prepayment and (ii) in the case of any prepayment of Base Rate Notes, not less than one (1) Business Day prior to the date of such prepayment. Each such notice shall be irrevocable (provided that such notice (x) may be conditioned upon the happening of an event, in which case, such notice may be revoked to the extent that such event does not occur and (y) may be modified to extend the proposed date of such prepayment specified therein) and shall specify the proposed date of such prepayment and the principal amount of the Notes to be prepaid. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the principal amount so prepaid in accordance with Section 2.10(d); provided that if a Eurodollar Note is prepaid on a date other than the last day of an Interest Period applicable thereto, the Issuer shall also pay all amounts required pursuant to Section 2.16. Each partial prepayment of the Notes shall be in a minimum principal amount of $5,000,000 and in increments of $1,000,000 in excess thereof. Each prepayment of the Notes shall be applied in accordance with Section 2.9(d).

(b)          In the event that the Issuer prepays any Notes pursuant to clause (a) above, the Issuer shall pay to each applicable Purchaser the applicable Prepayment Premium with respect to the principal amount so prepaid.

Section 2.9           Mandatory Prepayments.

(a)          Promptly (but in any event within five (5) Business Days) upon receipt by the Issuer or any of its Subsidiaries of Net Cash Proceeds in excess of $1,000,000 in the aggregate during any Fiscal Year from any Prepayment Event, in each case, which Net Cash Proceeds are received (x) at any time after the First Lien Priority Termination Date but prior to the Second Lien Priority Termination Date or (y) after the Discharge of First Lien Obligations (each capitalized term in the preceding clauses (x) and (y), as defined in the First Lien/Second Lien Intercreditor Agreement), or which Net Cash Proceeds were not applied to prepay the First Lien Obligations as a result of the waiver of the obligation to prepay the First Lien Obligations with such Net Cash Proceeds by the First Lien Purchasers, the Issuer shall prepay the Obligations in an amount equal to such excess Net Cash Proceeds; provided that no prepayment under this Section 2.9(a) shall be required with respect to Net Cash Proceeds from any Prepayment Event so long as no Default or Event of Default is in existence at the time of receipt of such Net Cash Proceeds and, at the election of the Issuer, to the extent that such proceeds are reinvested in the business of the Issuer or any of its Subsidiaries within 365 days (or 366 days in a leap year) following receipt thereof or committed to be reinvested pursuant to a binding contract prior to the expiration of such 365 day (or 366 day in a leap year) period and actually reinvested within 180 days after the date of such binding contract. Any such prepayment shall be applied in accordance with clause (d) of this Section and shall be subject to the payment of the Prepayment Premium pursuant to clause (e) of this Section.

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(b)          Promptly (but in any event within five (5) Business Days) upon receipt by the Issuer or any of its Subsidiaries of Net Cash Proceeds from any issuance of Indebtedness by the Issuer or any of its Subsidiaries (other than any Indebtedness that is not prohibited to be issued or incurred hereunder), in each case, which Net Cash Proceeds are received (x) at any time after the First Lien Priority Termination Date but prior to the Second Lien Priority Termination Date or (y) after the Discharge of First Lien Obligations (each capitalized term in the preceding clauses (x) and (y), as defined in the First Lien/Second Lien Intercreditor Agreement), or which Net Cash Proceeds were not applied to prepay the First Lien Obligations as a result of the waiver of the obligation to prepay the First Lien Obligations with such Net Cash Proceeds by the First Lien Purchasers, the Issuer shall prepay the Obligations in an amount equal to all such Net Cash Proceeds. Any such prepayment shall be applied in accordance with clause (d) of this Section and shall be subject to the payment of the Prepayment Premium pursuant to clause (e) of this Section.

(c)          Commencing with the Fiscal Year ending December 31, 2017, no later than ten (10) days after the date on which the Issuer’s annual audited financial statements for such Fiscal Year are required to be delivered pursuant to Section 5.1(a), (i) to the extent that the Consolidated Total Net Leverage Ratio as of the last day of such Fiscal Year is greater than or equal to 3.50:1.00, the Issuer shall prepay the Obligations in an amount equal to (x) 50% of Excess Cash Flow for such Fiscal Year minus (y) the aggregate amount of all voluntary prepayments of the Notes and the First Lien Notes made during such Fiscal Year, and (ii) to the extent that the Consolidated Total Net Leverage Ratio as of the last day of such Fiscal Year is less than 3.50:1.00, the Issuer shall prepay the Obligations in an amount equal to 0% of Excess Cash Flow for such Fiscal Year; provided that no Excess Cash Flow prepayment shall be required hereunder other than, (x) at any time after the First Lien Priority Termination Date but prior to the Second Lien Priority Termination Date or (y) after the Discharge of First Lien Obligations (each capitalized term in the preceding clauses (x) and (y), as defined in the First Lien/Second Lien Intercreditor Agreement). Any such prepayment shall be applied in accordance with clause (d) of this Section. Any such prepayment shall be accompanied by a certificate signed by a Responsible Officer of the Issuer, certifying in reasonable detail the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance reasonably satisfactory to the Required Purchasers.

(d)          Any prepayments made by the Issuer pursuant to clause (a), (b) or (c) of this Section or pursuant to Section 2.8(a) shall be applied as follows: to the outstanding principal balance of the Notes, until the same shall have been paid in full, pro rata to the Purchasers based on their Pro Rata Shares of the Notes.

(e)          In connection with any prepayment made by the Issuer pursuant to clause (a) or (b) of this Section, the Issuer shall pay the applicable Prepayment Premium with respect to the principal amount so prepaid. In connection with any prepayment made by the Issuer pursuant to clause (a), (b) or (c) of this Section, the Issuer shall pay any amounts due under Section 2.16 with respect to the principal amount so prepaid.

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Section 2.10         Interest on Notes.

(a)          The Issuer shall pay interest on (i) each Base Rate Note at the Base Rate plus the Applicable Margin in effect from time to time (the “Base Rate Interest Rate”) and (ii) each Eurodollar Note at the LIBOR Rate for the applicable Interest Period in effect for such Note plus the Applicable Margin in effect from time to time (the “Eurodollar Interest Rate). The Issuer shall, by notice (a “Cash/PIK Election Notice”) delivered to each of the Purchasers and the Collateral Agent not less than three (3) Business Days prior to the first day of each month, elect whether interest payments for such month shall be paid in immediately available funds (the “Cash Option”), paid in kind and capitalized (the “PIK Option”) or paid partially in immediately available funds and paid partially in kind and capitalized (the “Cash/PIK Option”); provided that (x) if any Permitted Refinancing Indebtedness requires or permits the payment of interest in immediately available funds, the Issuer shall be deemed to have selected the Cash Option with respect to the month in which such Permitted Refinancing Indebtedness is incurred and each month thereafter and (y) if the Issuer fails to deliver a Cash/PIK Election Notice at least three Business Days prior to the first day of a month, the Issuer shall be deemed to have elected the Cash Option for such month. If the Issuer elects (or is deemed to have elected) the Cash Option with respect to a month, all interest payments with respect to such month shall be paid in immediately available funds on the applicable interest payment date set forth in Section 2.10(c). If the Issuer elects the PIK option with respect to a month, all interest payments with respect to such month shall be paid in kind and capitalized on the applicable interest payment date set forth in Section 2.10(c) by adding such amount to the outstanding principal amount of such Base Rate Note or Eurodollar Note, as applicable. If the Issuer elects the Cash/PIK Option for a month, (A) in the case of a Base Rate Note, the Issuer shall pay interest on such Base Rate Note at (X) one-half the Base Rate plus 4.17% per annum in immediately available funds on the applicable interest payment date set forth in Section 2.10(c) and (Y) one-half the Base Rate plus 5.08% per annum paid in kind and capitalized on the applicable interest payment date set forth in Section 2.10(c) by adding such amount to the outstanding principal amount of such Base Rate Note and (B) in the case of a Eurodollar Note, the Issuer shall pay interest on such Eurodollar Note at (X) one-half the LIBOR Rate plus 4.625% per annum in immediately available funds on the applicable interest payment date set forth in Section 2.10(c) and (Y) one-half the LIBOR Rate plus 5.625% per annum paid in kind and capitalized on the applicable interest payment date set forth in Section 2.10(c) by adding such amount to the outstanding principal amount of such Eurodollar Note. With respect to the Cash/PIK Option, if the Applicable Margin is increased by an Increased Yield Amount, 45.12% of such Increased Yield Amount shall be paid in immediately available funds and 54.88% of such Increased Yield Amount shall be paid in kind and capitalized by adding such amount to the outstanding principal amount of the applicable Notes. Any capitalized amounts shall thereafter bear interest in accordance with this Section.

(b)          Notwithstanding clause (a) of this Section, at the written request of the Required Purchasers if a Triggering Event of Default has occurred and is continuing, and automatically after acceleration of the Obligations or in connection with any Event of Default of the type described in Section 8.1(g) or 8.1(h), the Issuer shall pay interest (“Default Interest”) (i) with respect to all Eurodollar Notes, at a rate per annum equal to 200 basis points above the otherwise applicable Eurodollar Interest Rate until the last day of such Interest Period, and thereafter, at a rate per annum equal to 200 basis points above the otherwise applicable Base Rate Interest Rate and (ii) with respect to all Base Rate Notes, at a rate per annum equal to 200 basis points above the otherwise applicable Base Rate Interest Rate, in each case, until such Triggering Event of Default has been waived in writing or the Required Purchasers have revoked the imposition of Default Interest (whichever occurs first).

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(c)          Interest on the outstanding principal amount of all Notes shall accrue from and including the date such Notes are issued and sold (or, in the case of the Delayed Draw Notes, the Delayed Draw Date) to but excluding the date of any repayment thereof. Interest on all outstanding Notes shall be payable monthly in arrears on the last day of each month, commencing on the last day of the first full month following the Closing Date, and on the Maturity Date. Interest on any Eurodollar Note which is converted into a Note of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable in immediately available funds on demand.

(d)          The Required Purchasers shall determine each interest rate applicable to the Notes hereunder and shall promptly notify the Issuer and the Purchasers of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11         Fees.

(a)          The Issuer shall pay to the Collateral Agent for its own account fees in the amounts and at the times previously agreed upon in writing by the Issuer and the Collateral Agent.

(b)          The Issuer shall pay on the Closing Date to the parties specified therein all amounts in the Ares Closing Payment Letter that are due and payable on the Closing Date.

Section 2.12         Computation of Interest and Fees. Interest hereunder on Base Rate Notes shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Each determination by the Required Purchasers of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes. The Required Purchasers shall, at the request of the Issuer, deliver to the Issuer a statement showing the quotations used by the Required Purchasers in determining any interest rate hereunder.

Section 2.13         Inability to Determine Interest Rates. If, prior to the commencement of any Interest Period for any Eurodollar Note:

(i)          Any Purchaser shall have determined (which determination shall be conclusive and binding upon the Issuer) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period, or

(ii)         the LIBOR Rate does not adequately and fairly reflect the cost to any Purchaser of purchasing or maintaining its Eurodollar Notes for such Interest Period,

such Purchaser shall give written notice (or telephonic notice, promptly confirmed in writing) to the Issuer and to each other Purchaser as soon as practicable thereafter. Until such Purchaser shall notify the Issuer and each other Purchaser that the circumstances giving rise to such notice no longer exist, (i) the obligations of such Purchaser to continue or convert outstanding Notes as or into Eurodollar Notes shall be suspended and (ii) all such affected Note shall be converted into Base Rate Notes on the last day of the then current Interest Period applicable thereto unless the Issuer prepays such Notes in accordance with this Agreement.

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Section 2.14         Illegality. If any Change in Law shall make it unlawful or impossible for any Purchaser to purchase or maintain any Eurodollar Note and such Purchaser shall so notify the Issuer, until such Purchaser notifies the Issuer that the circumstances giving rise to such suspension no longer exist, the obligation of such Purchaser to continue or convert outstanding Notes as or into Eurodollar Notes shall be suspended. If the affected Eurodollar Note is then outstanding, such Note shall be converted to a Base Rate Note either (i) on the last day of the then current Interest Period applicable to such Eurodollar Note if such Purchaser may lawfully continue to maintain such Note to such date or (ii) immediately if such Purchaser shall determine that it may not lawfully continue to maintain such Eurodollar Note to such date. Notwithstanding the foregoing, the affected Purchaser shall, prior to giving such notice to the Issuer, designate a different Applicable Funding Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Purchaser in the good faith exercise of its discretion.

Section 2.15         Increased Costs.

(a)          If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of the LIBOR Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Purchaser (except any such reserve requirement reflected in the LIBOR Rate); or

(ii)         impose on any Purchaser or the eurodollar interbank market any other condition affecting this Agreement or any Eurodollar Notes made by such Purchaser;

and the result of any of the foregoing is to increase the cost to such Purchaser of making, converting into, continuing or maintaining a Eurodollar Note or to reduce the amount received or receivable by such Purchaser hereunder (whether of principal, interest or any other amount), then, from time to time, such Purchaser may provide the Issuer with written notice and demand with respect to such increased costs or reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Issuer shall pay to such Purchaser such additional amounts as will compensate such Purchaser for any such increased costs incurred or reduction suffered.

(b)          If any Purchaser shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Purchaser’s capital (or on the capital of the Parent Company of such Purchaser) as a consequence of its obligations hereunder to a level below that which such Purchaser or such Parent Company could have achieved but for such Change in Law (taking into consideration such Purchaser’s policies or the policies of such Parent Company with respect to capital adequacy and liquidity), then, from time to time, such Purchaser may provide the Issuer with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Issuer shall pay to such Purchaser such additional amounts as will compensate such Purchaser or such Parent Company for any such reduction suffered.

(c)          A certificate of such Purchaser setting forth the amount or amounts necessary to compensate such Purchaser or the Parent Company of such Purchaser specified in clause (a) or (b) of this Section shall be delivered to the Issuer and shall be conclusive, absent manifest error.

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(d)          Failure or delay on the part of any Purchaser to demand compensation pursuant to this Section shall not constitute a waiver of such Purchaser’s right to demand such compensation; provided that the Issuer shall not be required to compensate any Purchaser pursuant to this Section for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Purchaser notifies the Issuer of the Change in Law giving rise to such increased costs or reductions, and of such Purchaser’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof).

Section 2.16         Funding Indemnity. In the event of (a) the payment of any principal of a Eurodollar Note other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a Eurodollar Note other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Issuer to borrow, prepay, convert or continue any Eurodollar Note on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Issuer shall compensate each Purchaser, within five (5) Business Days after written demand from such Purchaser, for any loss, cost or expense attributable to such event. In the case of a Eurodollar Note, such loss, cost or expense shall be deemed to include an amount determined by such Purchaser to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such Eurodollar Note if such event had not occurred at the LIBOR Rate applicable to such Eurodollar Note for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to convert or continue, for the period that would have been the Interest Period for such Eurodollar Note) over (B) the amount of interest that would accrue on the principal amount of such Eurodollar Note for the same period if the LIBOR Rate were set on the date such Eurodollar Note was prepaid or converted or the date on which the Issuer failed to convert or continue such Eurodollar Note. A certificate as to any additional amount payable under this Section submitted to the Issuer by any Purchaser shall be conclusive, absent manifest error.

Section 2.17         Taxes.

(a)          Any and all payments by or on account of any obligation of the Issuer or any other Note Party hereunder or under any other Note Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes; provided that if any applicable law requires the deduction or withholding of any Tax from any such payment, then the applicable Withholding Agent shall make such deduction and timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Issuer or other Note Party, as applicable, shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b)          In addition, without limiting the provisions of clause (a) of this Section, the Issuer shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)          The Issuer shall indemnify each Recipient (and, with respect to U.S. federal withholding taxes, if such Recipient is not the Beneficial Owner, the Beneficial Owner), within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid by such Recipient (or Beneficial Owner) on or with respect to any payment by or on account of any obligation of the Issuer or any other Note Party hereunder or under any other Note Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Issuer by the applicable Recipient (for its own account or on behalf of one or more Beneficial Owners) shall be conclusive, absent manifest error.

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(d)          As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Issuer or any other Note Party to a Governmental Authority, the Issuer or other Note Party, as applicable, shall deliver to the Purchasers an original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Required Purchasers.

(e)          If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund, or a credit in lieu of a refund, of any Taxes or Other Taxes as to which it has been indemnified by the Issuer or with respect to which the Issuer has paid additional amounts pursuant to this Section 2.17, it shall pay to the Issuer an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by the Issuer under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund) net of all out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Issuer, upon the request of such Recipient, agrees to repay the amount paid over to the Issuer (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. This Section 2.17(e) shall not be construed to require a Recipient to make available its tax returns (or any other information relating to its taxes) to the Issuer or any other Person.

(f)          Tax Forms.

(i)          Any Purchaser that is a U.S. Person shall deliver to the Issuer and the Collateral Agent, on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer), duly executed originals of IRS Form W-9 certifying, to the extent such Purchaser is legally entitled to do so, that such Purchaser is exempt from U.S. federal backup withholding tax.

(ii)         Any Purchaser that is a Foreign Person and that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party with respect to payments under this Agreement shall deliver to the Issuer and the Collateral Agent, at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Issuer as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, each Purchaser that is a Foreign Person shall, to the extent it is legally entitled to do so, (w) on or prior to the date such Purchaser becomes a Purchaser under this Agreement, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause, and (z) from time to time upon the reasonable request by the Issuer, deliver to the Issuer and the Collateral Agent (in such number of copies as shall be requested by the Issuer), whichever of the following is applicable:

(A)         if such Purchaser is claiming eligibility for benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Note Document, duly executed originals of IRS Form W-8BEN, or IRS Form W-8BEN-E or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Note Document, duly executed originals of IRS Form W-8BEN, or IRS Form W-8BEN-E, or any successor form thereto, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

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(B)         duly executed originals of IRS Form W-8ECI, or any successor form thereto, certifying that the payments received by such Purchaser are effectively connected with such Purchaser’s conduct of a trade or business in the United States;

(C)         if such Purchaser is claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, duly executed originals of IRS Form W-8BEN, IRS Form W-8-BEN-E, or any successor form thereto, together with a certificate (a “U.S. Tax Compliance Certificate”) upon which such Purchaser certifies that (1) such Purchaser is not a bank for purposes of Section 881(c)(3)(A) of the Code, or the obligation of the Issuer hereunder is not, with respect to such Purchaser, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of that Section, (2) such Purchaser is not a 10% shareholder of the Issuer within the meaning of Section 871(h)(3) or Section 881(c)(3)(B) of the Code, (3) such Purchaser is not a controlled foreign corporation that is related to the Issuer within the meaning of Section 881(c)(3)(C) of the Code, and (4) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Purchaser; or

(D)         if such Purchaser is not the Beneficial Owner (for example, a partnership or a participating Purchaser granting a typical participation), duly executed originals of IRS Form W-8IMY, or any successor form thereto, accompanied by IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate, and/or other certification documents from each Beneficial Owner, as applicable.

(iii)        Each Purchaser that is a Foreign Person shall, to the extent it is legally entitled to do so, deliver to the Issuer and the Collateral Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Purchaser becomes a Purchaser under this Agreement (and from time to time thereafter upon the reasonable request of the Issuer), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Issuer to determine the withholding or deduction required to be made.

(iv)        If a payment made to a Purchaser under any Note Document would be subject to U.S. federal withholding tax imposed by FATCA if such Purchaser were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Purchaser shall deliver to the Issuer and the Collateral Agent at the time or times prescribed by law and at such time or times reasonably requested by the Issuer such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuer as may be necessary for the Issuer to comply with its obligations under FATCA and to determine that such Purchaser has complied with such Purchaser’s obligations under FATCA or to determine the amount to deduct and withhold from such payment; provided that, solely for purposes of this clause (E), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v)         Each Purchaser agrees that if any form or certification it previously delivered under this Section expires or becomes obsolete or inaccurate in any respect, such Purchaser shall update such form or certification; however, if such Purchaser is not legally entitled to provide an updated form or certification, it shall promptly notify the Issuer and the Collateral Agent of its inability to update such form or certification.

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Section 2.18         Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a)          The Issuer shall make each payment required to be made by it hereunder (whether of principal, Prepayment Premium, premium, interest or fees, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m. on the date when due, in immediately available funds (except as otherwise expressly set forth herein), free and clear of any defenses, rights of set-off, counterclaim, or withholding or deduction of taxes. Any amounts received after such time on any date may, in the discretion of the applicable Person entitled thereto, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments owing to any Purchaser shall be made to such Purchaser on a pro rata basis, and all such payments owing to the Collateral Agent shall be made to the Collateral Agent, in each case, to such accounts as may be specified by the applicable Person not less than five (5) days before the applicable payment is due (provided that, if a Purchaser or the Collateral Agent shall not have provided any such notice, such payment shall be made to the account most recently identified by such Purchaser or the Collateral Agent), except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.3 shall be made directly to the Persons entitled thereto. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)          If at any time insufficient funds are received by and available to the Purchasers and the Collateral Agent to pay fully all amounts of principal, interest, Prepayment Premiums, premiums and fees then due hereunder, such funds shall be applied as follows: first, to all amounts owed to the Collateral Agent then due and payable pursuant to any of the Note Documents; second, to all reimbursable expenses of the Purchasers then due and payable pursuant to any of the Note Documents, pro rata to the Purchasers based on their respective pro rata shares of such fees and expenses; third, to all accrued interest, Prepayment Premiums, premiums and fees then due and payable hereunder, pro rata to the Purchasers based on their respective pro rata shares of such interest, Prepayment Premiums, premiums and fees; and fourth, to all principal of the Notes then due and payable hereunder, pro rata to the parties entitled thereto based on their respective pro rata shares of such principal.

(c)          If any Purchaser shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Notes that would result in such Purchaser receiving payment of a greater proportion of the aggregate amount of its Notes, Prepayment Premium, premium and accrued interest and fees thereon than the proportion received by any other Purchaser with respect to its Notes, then the Purchaser receiving such greater proportion shall purchase (for cash at face value) participations in the Notes of other Purchasers to the extent necessary so that the benefit of all such payments shall be shared by the Purchasers ratably in accordance with the aggregate amount of principal of, Prepayment Premiums, premiums, and accrued interest on their respective Notes; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this clause shall not be construed to apply to any payment made by the Issuer pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Purchaser) or any payment obtained by a Purchaser as consideration for the assignment of or sale of a participation in any of its Notes to any assignee or participant, other than to the Issuer or any Subsidiary or Affiliate thereof (as to which the provisions of this clause shall apply). The Issuer consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Purchaser acquiring a participation pursuant to the foregoing arrangements may exercise against the Issuer rights of set-off and counterclaim with respect to such participation as fully as if such Purchaser were a direct creditor of the Issuer in the amount of such participation.

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Section 2.19         Mitigation of Obligations. If any Purchaser requests compensation under Section 2.15, or if the Issuer is required to pay any additional amount to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 2.17, then such Purchaser shall use reasonable efforts to designate a different funding office for purchasing or booking its Notes hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Purchaser, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.15 or Section 2.17, as the case may be, in the future and (ii) would not subject such Purchaser to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Purchaser. The Issuer hereby agrees to pay all reasonable and documented (in summary form) costs and expenses incurred by any Purchaser in connection with such designation or assignment.

Section 2.20         Replacement of Purchasers. If (a) any Purchaser requests compensation under Section 2.15, or if the Issuer is required to pay any additional amount to any Purchaser or any Governmental Authority for the account of any Purchaser pursuant to Section 2.17, (b) any Purchaser is a Defaulting Purchaser, or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.2(b), the consent of Required Purchasers shall have been obtained but the consent of one or more of such other Purchasers (each a “Non-Consenting Purchaser”) whose consent is required shall not have been obtained, then the Issuer may, at its sole expense and effort, upon notice to such Purchaser, require such Purchaser to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 10.4(b)), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17, as applicable) and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Purchaser) (a “Replacement Purchaser”); provided that (i) such Purchaser shall have received payment of an amount equal to the outstanding principal amount of all Notes owed to it, accrued interest thereon, accrued fees, the Prepayment Premium (other than in the case of a Non-Consenting Purchaser) with respect to the aggregate principal amount of the Notes being assigned (calculating such Prepayment Premium as if such Notes had been prepaid on the date of such assignment) and all other amounts payable to it hereunder from the assignee (in the case of such outstanding principal and accrued interest) and from the Issuer (in the case of all other amounts), (ii) in the case of a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, (iii) such assignment does not conflict with applicable law, and (iv) in the case of a Non-Consenting Purchaser, each Replacement Purchaser shall consent, at the time of such assignment, to each matter in respect of which such terminated Purchaser was a Non-Consenting Purchaser. A Purchaser shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Purchaser or otherwise, the circumstances entitling the Issuer to require such assignment and delegation cease to apply.

Section 2.21         Defaulting Purchasers.

(a)          Defaulting Purchaser Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Purchaser becomes a Defaulting Purchaser, then, until such time as such Purchaser is no longer a Defaulting Purchaser, to the extent permitted by applicable law:

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(i)          Such Defaulting Purchaser’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Purchasers and in Section 10.2.

(ii)         Any payment of principal, interest, Prepayment Premiums, premiums, fees or other amounts received by such Defaulting Purchaser (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) shall be held in trust by such Defaulting Purchaser and applied as follows: first, to the payment of any amounts owing by such Defaulting Purchaser to the Collateral Agent hereunder; second, as the Issuer may request (so long as no Event of Default exists), to the funding of any Delayed Draw Advance in respect of which such Defaulting Purchaser has failed to fund its portion thereof as required by this Agreement; third, if so determined by the Issuer, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Purchaser’s potential future funding obligations with respect to Delayed Draw Advances under this Agreement; fourth, to the payment of any amounts owing to the Purchasers as a result of any judgment of a court of competent jurisdiction obtained by any Purchaser against such Defaulting Purchaser as a result of such Defaulting Purchaser’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Issuer as a result of any judgment of a court of competent jurisdiction obtained by the Issuer against such Defaulting Purchaser as a result of such Defaulting Purchaser’s breach of its obligations under this Agreement; and sixth, to such Defaulting Purchaser or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Notes in respect of which such Defaulting Purchaser has not fully funded its appropriate share, and (y) such Notes were issued and purchased at a time when the conditions set forth in Section 3.1 were satisfied or waived, such payment shall be applied solely to pay the Notes held by all Non-Defaulting Purchasers on a pro rata basis prior to being applied to the payment of any Notes held by such Defaulting Purchaser until such time as all Notes are held by the Purchasers pro rata in accordance with the Commitments and the Delayed Draw Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Purchaser that are applied (or held) to pay amounts owed by a Defaulting Purchaser pursuant to this Section 2.21(a)(ii) shall be deemed paid to and redirected by such Defaulting Purchaser, and each Purchaser irrevocably consents hereto.

(b)          Defaulting Purchaser Cure. If the Required Purchasers and the Issuer agree in writing that a Purchaser is no longer a Defaulting Purchaser, the Issuer will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Purchaser will, to the extent applicable, purchase at par that portion of outstanding Notes of the other Purchasers or take such other actions as the Required Purchasers may determine to be necessary to cause the Notes to be held pro rata by the Purchasers in accordance with the applicable Commitments and Delayed Draw Commitments, whereupon such Purchaser will cease to be a Defaulting Purchaser; provided that no adjustments will be made retroactively with respect to payments made by or on behalf of the Issuer while that Purchaser was a Defaulting Purchaser; and provided, further, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Purchaser to Purchaser will constitute a waiver or release of any claim of any party hereunder arising from that Purchaser’s having been a Defaulting Purchaser.

Section 2.22         Legend. Each Note shall bear the following legend:

THIS NOTE WAS ISSUED IN A PRIVATE PLACEMENT, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING THE TRANSFER OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

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Section 2.23         Transfer and Exchange of Notes. Upon surrender of any Note to the Issuer at the address and to the attention of the designated officer, for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered Purchaser or such Purchaser’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof) pursuant to Section 10.4(b), within ten (10) Business Days thereafter, the Issuer shall execute and deliver, at the Issuer’s expense (except as provided below), one or more new Notes (as requested by the Purchaser) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Subject to Section 10.4, in the case of any assignment of a Note, each such new Note shall be payable to such Person as such Purchaser may request and shall be substantially in the form of Exhibit B or Exhibit C, as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Issuer may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Each transferee, by its acceptance of a Note registered in its name (or the name of its nominee) will be deemed to have made the representations set forth in Section 2.25.

Section 2.24         Replacement of Notes. Upon receipt by the Issuer at the address and to the attention of the designated officer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and

(a)          in the case of loss, theft or destruction, an indemnity reasonably satisfactory to it (provided, that, if the Purchaser is, or is a nominee for, an original purchaser or another Purchaser with a minimum net worth of at least $100,000,000 or a “qualified institutional buyer” as defined in Rule 144A(a)(1) under the Securities Act, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)          in the case of mutilation, upon surrender and cancellation thereof,

within ten (10) Business Days thereafter, the Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note in an aggregate principal amount equal to the unpaid principal amount of the Note to be replaced, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 2.25         Representations of Purchasers. Each Purchaser, severally and not jointly, hereby represents and warrants to the Issuer that, as of the Closing Date and immediately following the closing of the transactions contemplated under this Agreement, the following are true and correct: (a) such Purchaser is not acquiring the Notes to be purchased by it hereunder with a view to or for sale or resale in connection with any distribution thereof within the meaning of the Securities Act, (b) such Purchaser (i) is an “accredited investor” as defined in Rule 501 promulgated under the Securities Exchange Act of 1934 as in effect as of the Closing Date, and (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Notes being purchased by it and (c) such Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Issuer is not required to register the Notes. The purchase of the Notes by each Purchaser on the Closing Date shall constitute its confirmation of the foregoing representations and warranties. Each Purchaser understands that such Notes are being sold to it in a transaction which is exempt from the registration requirements of the Securities Act, and that, in making the representations and warranties contained in Section 4.25, the Issuer is relying, to the extent applicable, upon the representations and warranties made by the Purchasers herein.

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Section 2.26         Prepayment Premium. Payment of any Prepayment Premium hereunder constitutes liquidated damages and not a penalty, and the actual amount of damages to the Purchasers or profits lost by the Purchasers as a result of the relevant prepayment or repayment would be impracticable and extremely difficult to ascertain. Accordingly, the Prepayment Premium hereunder is provided by mutual agreement of the Issuer and the Purchasers as a reasonable estimation and calculation of such actual lost profits and other actual damages of the Purchasers. Without limiting the generality of the foregoing, it is understood and agreed that upon the occurrence of any optional prepayment of the Notes pursuant to Section 2.8(a), any mandatory prepayment of the Notes pursuant to Section 2.9(a) or (b) or repayment of the Notes following acceleration pursuant to Section 8.1 (including an automatic acceleration under clause (g) or (h) of Section 8.1, or to the extent the Notes otherwise become due and payable prior to their maturity as provided in Section 8.1), except as expressly set forth in the definition of “Prepayment Premium,” the Prepayment Premium (if any) shall be due and payable as though any prepaid or repaid Notes were voluntarily prepaid as of such date and shall constitute part of the Obligations secured by the Collateral. The Prepayment Premium shall also be payable in the event the Notes are satisfied or released by foreclosure (whether by power of judicial proceeding or otherwise), deed in lieu of foreclosure or by any other means. THE ISSUER HEREBY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR OTHER LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREPAYMENT PREMIUM IN CONNECTION WITH ANY SUCH EVENT. The Issuer expressly agrees (to the fullest extent it may lawfully do so) that with respect to the Prepayment Premium payable under the terms of this Agreement: (i) the Prepayment Premium is reasonable and is the product of an arm’s length transaction between sophisticated business parties, ably represented by counsel; (ii) the Prepayment Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (iii) there has been a course of conduct between the Purchasers and the Note Parties giving specific consideration in this transaction for such agreement to pay the Prepayment Premium; and (iv) the Note Parties shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer expressly acknowledges that its agreement to pay the Prepayment Premium as herein described is a material inducement to the Purchasers to provide the Commitments and the Delayed Draw Commitments and purchase the Notes.

ARTICLE III

CONDITIONS PRECEDENT TO PURCHASE OF NOTES

Section 3.1           Conditions to Effectiveness. The obligations of the Purchasers to purchase the Notes shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.2):

(a)          The Collateral Agent and the Purchasers shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, to the extent invoiced in reasonable detail at least one (1) Business Day prior to the Closing Date, including, without limitation, reimbursement or payment of all reasonable and documented (in summary form) costs and expenses of the Collateral Agent (including, but not limited to, attorneys’ fees and costs), the Purchasers and their Affiliates, in each case, required to be reimbursed or paid by the Issuer hereunder, under any other Note Document, the Fee Letters, the Commitment Letter and any other agreement with the Collateral Agent or the any Purchaser.

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(b)          The Collateral Agent and the Purchasers (or their respective counsels) shall have received the following, each to be in form and substance reasonably satisfactory to the Collateral Agent and the Purchasers:

(i)          a counterpart of this Agreement signed by or on behalf of each party hereto;

(ii)         a certificate of the Secretary or Assistant Secretary (or other comparable Responsible Officer) of each Note Party in substantially the form of Exhibit 3.1(b)(ii), attaching and certifying copies of its bylaws, or partnership agreement or limited liability company agreement, and of the resolutions of its Governing Body, or comparable organizational documents and authorizations, authorizing the execution, delivery and performance of the Note Documents to which it is a party and certifying the name, title and true signature of each officer of such Note Party executing the Note Documents to which it is a party;

(iii)        certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents of each Note Party, together with certificates of good standing or existence, as may be available from the Secretary of State of (A) the jurisdiction of organization of such Note Party and (B) each other jurisdiction where such Note Party is required to be qualified to do business as a foreign corporation where the failure to be so qualified would reasonably be expected to have a Material Adverse Effect;

(iv)        a written opinion of Dechert LLP, counsel to the Note Parties, and, if reasonably requested by the Required Purchasers, customary local counsel opinions with respect to certain Note Parties each addressed to the Collateral Agent and each of the Purchasers, and covering such matters relating to the Note Parties, the Note Documents and the transactions contemplated therein as the Collateral Agent or the Required Purchasers shall reasonably request;

(v)         a certificate in substantially the form of Exhibit 3.1(b)(v), dated the Closing Date and signed by a Responsible Officer, certifying that after giving effect to the purchase of the Notes, (x) since December 31, 2016, no event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, that has resulted in a Material Adverse Effect has occurred, (y) at the time of and immediately after giving effect to the purchase and sale of the Notes hereunder, the representations and warranties set forth in this Agreement and the other Note Documents shall be true and correct in all material respects (other than those representations and warranties (i) that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects or (ii) that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and (z) at the time of and immediately after giving effect to the purchase and sale of the Notes hereunder, no Default or Event of Default shall exist;

(vi)        a report setting forth the sources and uses of the proceeds of the Notes;

(vii)       the ABDC Intercreditor Agreement, duly executed and delivered by the parties thereto;

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(viii)      certified copies of all material consents, approvals, authorizations, registrations, filings and orders required to be made or obtained under any Requirement of Law, or by any material Contractual Obligation of any Note Party, in connection with the execution, delivery, performance, validity and enforceability of the Note Documents or any of the transactions contemplated thereby, if any, and such consents, approvals, authorizations, registrations, filings and orders shall be in full force and effect and all applicable waiting periods shall have expired,;

(ix)         copies of (A) the financial statements described in Section 4.4(a) and (B) the Issuer and its Subsidiaries’ statement of profit and loss for May 2017;

(x)          the Guaranty and Security Agreement, duly executed by the Issuer and each of its Domestic Subsidiaries (but excluding any Specified Strategic Joint Venture (in each case, if formed prior to the Closing Date)), together with (A) UCC financing statements and other applicable documents under the laws of all necessary or appropriate jurisdictions with respect to the perfection of the Liens granted under the Guaranty and Security Agreement, as reasonably requested by the Collateral Agent, acting at the direction of the Required Purchasers, or the Required Purchasers in order to perfect such Liens, duly authorized by the Note Parties, (B) copies of favorable UCC, tax, judgment and fixture lien search reports in all necessary or appropriate jurisdictions and under all legal and trade names of the Note Parties, as reasonably requested by the Collateral Agent, acting at the direction of the Required Purchasers, or the Required Purchasers, indicating that there are no prior Liens on any of the Collateral other than Specified Permitted Liens and Liens to be released on the Closing Date, (C) an Information and Collateral Disclosure Certificate, duly completed and executed by the Note Parties, (D) as necessary, duly executed Patent Security Agreements, Trademark Security Agreements and Copyright Security Agreements, and (E) original certificates evidencing all issued and outstanding shares of Capital Stock of all Subsidiaries owned directly by any Note Party (or, in the case of any Foreign Subsidiary directly owned by a Note Party, not more than 65% of the issued and outstanding voting Capital Stock of such Foreign Subsidiary), in each case, to the extent certificated prior to the Closing Date, and related stock or membership interest powers or other appropriate instruments of transfer executed in blank;

(xi)         a summary, which may include a flow chart and summary of the Note Parties’ and their Subsidiaries’ cash management system, setting forth in reasonable detail the principal bank accounts of the Note Parties and their Subsidiaries where any cash balances and proceeds of receivables are collected, aggregated and/or maintained in the ordinary course of business, other than Excluded Accounts;

(xii)        subject to Section 5.16 and the Issuer’s use of commercially reasonable efforts, with respect to the chief executive office of the Issuer and each additional leased property where books or records are stored or located, a copy of the underlying lease, as applicable, and a Collateral Access Agreement from the landlord of such leased property; provided that if such Note Party is unable to deliver any such Collateral Access Agreement after using its commercially reasonable efforts to do so, the Required Purchasers shall waive the foregoing requirement in their reasonable discretion;

(xiii)       copies of duly executed payoff letters with respect to any existing Indebtedness in respect of the Existing Credit Agreement and the other Loan Documents (as defined in the Existing Credit Agreement) and the Existing Priming Credit Agreement and the other Loan Documents (as defined in the Existing Priming Credit Agreement), together with (A) UCC-3 or other appropriate termination statements releasing all liens of the existing lenders upon any of the personal property of the Issuer and its Subsidiaries and authorizations to file such UCC-3s, (B) cancellations and releases releasing all liens of the existing lenders upon any real property owned by the Issuer and its Subsidiaries, and (C) any other releases, terminations or other documents reasonably required by the Required Purchasers to evidence the payoff of such Indebtedness;

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(xiv)      the First Lien/Second Lien Intercreditor Agreement, duly executed and delivered by the parties thereto;

(xv)       (A) certificates of insurance describing the types and amounts of insurance (property and liability) maintained by any of the Note Parties, in each case naming the Collateral Agent as loss payee or additional insured, as the case may be, and (B) subject to Section 5.16, a lender’s loss payable endorsement (in the case of each of the foregoing clauses (A) and (B), other than with respect to any director and officer indemnification policies, workers’ compensation policies and any policies that provide coverage for property that does not constitute Collateral);

(xvi)      documentation and information required by regulatory authorities under applicable “know your customer” and anti-money laundering laws at least five (5) Business Days prior to the Closing Date to the extent that such documentation and information was requested by the Collateral Agent or any Purchaser at least ten (10) days prior to the Closing Date; and

(xvii)     a certificate, dated the Closing Date and signed by a Responsible Officer of the Issuer on behalf of each Note Party, confirming that after giving effect to the execution and delivery of the Note Documents, the incurrence on the Closing Date of the Notes (and the use of proceeds thereof on the Closing Date), and the other transactions contemplated herein to occur on the Closing Date, the Issuer and its Subsidiaries on a consolidated basis are Solvent.

(c)          The Note Parties shall have used commercially reasonable efforts to deliver Account Control Agreements and Government Receivables Account Agreements, duly executed by each Permitted Third Party Bank and the applicable Note Party to the Collateral Agent and the Purchasers; provided that, if such Account Control Agreements and Government Receivables Account Agreements are not delivered by the Closing Date, the applicable Note Party shall deliver such Account Control Agreements and Government Receivables Account Agreements within ninety (90) days following the Closing Date.

(d)          There shall be no Indebtedness for borrowed money of the Issuer or any of its Subsidiaries to any Person, other than the Notes, the First Lien Notes, the Senior Notes and other Indebtedness reasonably satisfactory to the Purchasers.

(e)          There shall not be any pending or threatened in writing litigation, investigation or other proceedings or inquiry (private or governmental) seeking to enjoin the transactions contemplated by this Agreement and the other Note Documents.

(f)          The Issuer shall have received the cash proceeds of the purchase of the First Lien Notes.

(g)          (i) The Issuer shall have complied in all material respects with and be in compliance in all material respects with all of the of terms and conditions of the Commitment Letter and the Ares Closing Payment Letter and (b) the representations and warranties of the Issuer set forth under the heading “Evaluation Material” in the Commitment Letter shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by materiality, in which case such representations and warranties shall be true and correct in all respects) as of the Closing Date.

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(h)          The Issuer shall have sold to each Purchaser (or its designee) Warrants (as defined in the Warrant Purchase Agreement, the “Warrants”) to purchase the percentage of the Fully Diluted (as defined in the Warrant Purchase Agreement) Common Stock (as defined in the Warrant Purchase Agreement) set forth next to such Purchaser’s (or its designee’s) signature page to that certain Warrant Purchase Agreement, dated as of the Closing Date (the “Warrant Purchase Agreement”), among the Issuer and each Purchaser (or its designee), and shall have complied with all conditions, covenants and agreements in the Warrant Purchase Agreement.

Without limiting the generality of the provisions of this Section, for purposes of determining compliance with the conditions specified in this Section, each Purchaser that has signed this Agreement shall be deemed to have consented to, approved of, accepted or been satisfied with each document or other matter required thereunder to be consented to, approved by or acceptable or satisfactory to a Purchaser unless the Issuer shall have received notice from such Purchaser prior to the proposed Closing Date specifying its objection thereto.

Section 3.2           Conditions to Delayed Draw Advances. The obligation of each Purchaser to make a Delayed Draw Advance is subject to the satisfaction or waiver in writing pursuant to the terms of Section 10.2(b) of the following conditions:

(a)          At the time of and immediately after giving effect to such Delayed Draw Advance, no Default or Event of Default shall exist;

(b)          at the time of and immediately after giving effect to such Delayed Draw Advance, the representations and warranties of each Note Party set forth in the Note Documents shall be true and correct in all material respects (other than those representations and warranties (i) that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects or (ii) that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and

(c)          the Issuer shall have delivered the required Delayed Draw Advance Request to the Purchasers not less than five (5) Business Days prior to the proposed date of the Delayed Draw Advance.

Section 3.3           Delivery of Documents. All of the Note Documents, certificates and other documents and papers referred to in this Article, unless otherwise specified, shall be delivered to each of the Purchasers and shall be in form and substance reasonably satisfactory in all respects to each of the Purchasers.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

The Issuer represents and warrants to the Collateral Agent and each Purchaser as follows:

Section 4.1           Existence; Power. The Issuer and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

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Section 4.2           Organizational Power; Authorization. The execution, delivery and performance by each Note Party of the Note Documents to which it is a party are within such Note Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, shareholder, partner or member action. Each of this Agreement and the other Note Documents has been duly executed and delivered by the Issuer and the other Note Parties party thereto and constitutes valid and binding obligations of the Issuer or such Note Party (as the case may be), enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 4.3           Governmental Approvals; No Conflicts. The execution, delivery and performance by each Note Party of the Note Documents to which it is a party (a) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority or any Person with respect to which the Issuer or any of its Subsidiaries has any Contractual Obligation, except those as have been obtained or made and are in full force and effect and except for filings necessary to perfect or maintain perfection of the Liens created under the Note Documents, (b) will not violate any Requirement of Law applicable to the Issuer or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any material Contractual Obligation of the Issuer or any of its Subsidiaries or any of its assets or give rise to a right thereunder to accelerate the obligations of the Issuer or any of its Subsidiaries thereunder (whether accomplished by a mandatory prepayment, a redemption, or otherwise) and (d) will not result in the creation or imposition of any Lien on any asset of the Issuer or any of its Subsidiaries, except Liens (if any) created under the Note Documents.

Section 4.4           Financial Statements; Material Adverse Effect.

(a)          The Issuer has furnished to each Purchaser (i) the audited consolidated balance sheet of the Issuer and its Subsidiaries as of December 31, 2016, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the Fiscal Year then ended, prepared by Ernst & Young LLP and (ii) the unaudited consolidated balance sheet of the Issuer and its Subsidiaries as of March 31, 2017, and the related unaudited consolidated statements of income and cash flows for the Fiscal Quarter and year-to-date period then ended, certified by a Responsible Officer. Such financial statements fairly present in all material respects the consolidated financial condition of the Issuer and its Subsidiaries as of such dates and the consolidated results of operations for such periods in conformity with GAAP (as in effect at the time such financial statements were prepared and subject to Section 1.3) consistently applied (except as expressly noted therein), subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii). All Profit Plans delivered to the Purchasers after the Closing Date pursuant to Section 5.1(e) have been prepared by the Issuer in good faith based on assumptions believed by the Issuer to be reasonable at the time made; provided that it is expressly understood and agreed that financial projections (including all Profit Plans) are not to be viewed as facts, are inherently uncertain and are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material.

(b)          Since December 31, 2016, there have been no changes with respect to, or event affecting, the Issuer and its Subsidiaries which have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Section 4.5           Litigation and Environmental Matters.

(a)          No litigation, investigation or proceeding (including any whistleblower action) of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Issuer, threatened in writing against the Issuer or any of its Subsidiaries (i) that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Note Document.

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(b)          Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, neither the Issuer nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 4.6           Compliance with Laws and Agreements. Except for non-compliance which would not reasonably be expected to result in a Material Adverse Effect, the Issuer and each of its Subsidiaries is in compliance with (a) all Requirements of Law and all judgments, decrees and orders of any Governmental Authority and (b) all Material Agreements.

Section 4.7           Investment Company Act. Neither the Issuer nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.

Section 4.8           Taxes. The Issuer and its Subsidiaries and each other Person for whose taxes the Issuer or any of its Subsidiaries could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Issuer or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP. The charges, accruals and reserves on the books of the Issuer and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 4.9           Margin Regulations. None of the proceeds of any of the Notes will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X. Neither the Issuer nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

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Section 4.10         ERISA. Each Plan is in substantial compliance in form and operation with its terms and with ERISA and the Code (including, without limitation, the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except as would not reasonably be expected to have a Material Adverse Effect. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes, or is comprised of a master or prototype plan that has received a favorable opinion letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no such determination, nothing has occurred that would adversely affect the issuance of a favorable determination letter or otherwise adversely affect such qualification), except as would not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. There exists no Unfunded Pension Liability with respect to any Plan and no Plan is in, or is expected to be, in at risk status under Title IV of ERISA such that a Material Adverse Effect would be expected in the foreseeable future to occur with respect thereto. There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Issuer, any of its Subsidiaries or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect. The Issuer, each of its Subsidiaries and each ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, by the terms of such Plan or Multiemployer Plan, respectively, or by any contract or agreement requiring contributions to a Plan or Multiemployer Plan, except as would not reasonably be expected to have a Material Adverse Effect. Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in liability to the Issuer or any of its Subsidiaries. All contributions required to be made with respect to a Non-U.S. Plan have been timely made. Neither the Issuer nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Issuer’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

Section 4.11         Ownership of Property; Insurance.

(a)          As of the Closing Date, all interests in real property owned by the Issuer or any of its Subsidiaries (collectively, and together with any additional real estate acquired after the Closing Date, the “Real Estate”) or leased by the Issuer or any of its Subsidiaries are listed on Schedule 4.11(a). Each of the Issuer and its Subsidiaries has good title to, or valid leasehold interests in, all Real Estate, leased real property and all other personal property material to the operation of its business (except as sold or otherwise disposed of in the ordinary course of business or in a transaction permitted hereunder), in each case free and clear of Liens (other than Liens not prohibited by Section 7.2). All leases that individually are material to the business or operations of the Issuer and its Subsidiaries are valid and are in full force. As of the Closing Date, all permits required to have been issued or appropriate to enable the Real Estate or any leased real property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect, except where the failure to be so issued or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)          The Intellectual Property Rights owned by the Issuer and its Subsidiaries, together with the Intellectual Property Rights licensed to the Issuer and its Subsidiaries under license agreements, constitute all of the Intellectual Property Rights material to their respective businesses.

(c)          Set forth on Schedule 4.11(c) is a complete and accurate summary of the insurance maintained by the Issuer and its Subsidiaries as of the Closing Date. The Issuer and its Subsidiaries have insurance meeting the requirements of Section  5.8, and such insurance policies are in full force and effect.

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(d)          All assets of the Issuer and its Subsidiaries, whether owned, leased, or managed, are in good repair, working order and condition, ordinary wear and tear excepted, in accordance with the terms and conditions of any applicable lease or license agreement, except where the failure to be in such good repair, working order or condition would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.12         Disclosure. Each of the written reports (including, without limitation, all reports that the Issuer is required to file with the Securities and Exchange Commission), financial statements, certificates or other information (other than the Profit Plans, pro formas, budgets, other forward-looking information (which shall be subject solely to the representation set forth in the last sentence of Section 4.4(a)), information regarding third parties and general economic or industry information) (but only to the Issuer’s knowledge with respect to any information provided by another Person that is not an Affiliate) furnished by or on behalf of the Issuer to the Collateral Agent or any Purchaser in connection with the negotiation of this Agreement or any other Note Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished), is or will be, when furnished and taken as a whole, complete and correct in all material respects and does not or will not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (as modified or supplemented by any other information so furnished).

Section 4.13         Labor Relations. There are no strikes, lockouts or other material labor disputes or grievances against the Issuer or any of its Subsidiaries, or, to the Issuer’s knowledge, threatened against or affecting the Issuer or any of its Subsidiaries, and no significant unfair labor practice charges or grievances are pending against the Issuer or any of its Subsidiaries, or, to the Issuer’s knowledge, threatened against any of them before any Governmental Authority. All payments due from the Issuer or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Issuer or any such Subsidiary, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Section 4.14         Subsidiaries. Schedule 4.14 sets forth the name of, the ownership interest of the applicable Note Party in, the jurisdiction of incorporation or organization of, and the organizational type of each Subsidiary of the Issuer and the other Note Parties and identifies each Subsidiary that is a Subsidiary Note Party, in each case as of the Closing Date. As of the Closing Date, the Issuer has no Subsidiaries other than those specifically disclosed on Schedule 4.14 and no Note Party owns any Capital Stock in any Person other than those specifically disclosed on Schedule 4.14. All of the outstanding Capital Stock in each of the Issuer’s Subsidiaries that is a corporation has been validly issued, is fully paid and non-assessable, and all such Capital Stock owned by any Note Party is owned by the record owners in the amounts specified on Schedule 4.14 as of the Closing Date, free and clear of all Liens except those created under the Collateral Documents, the First Lien Collateral Documents and nonconsensual Liens that arise by operation of law. None of the Note Parties or any of their Subsidiaries has, as of the Closing Date, any issued and outstanding Disqualified Capital Stock except as otherwise specifically disclosed on Schedule 4.14.

Section 4.15         Solvency. After giving effect to the execution and delivery of the Note Documents, the issuance and purchase of the Notes under this Agreement and the consummation of all transactions contemplated by such Note Documents, the Issuer and its Subsidiaries on a consolidated basis are Solvent.

Section 4.16         Deposit and Disbursement Accounts. Schedule 4.16 lists all banks and other financial institutions at which any Note Party maintains deposit accounts, lockbox accounts, disbursement accounts, investment accounts or other similar accounts as of the Closing Date, and such Schedule correctly identifies the name, address and telephone number of each financial institution, the name in which the account is held, the type of the account, the complete account number therefor, and whether such account is a Government Receivables Account.

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Section 4.17         Collateral Documents.

(a)          The Guaranty and Security Agreement and each other Collateral Document is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent such a security interest can be created by authentication of a written security agreement under Articles 8 and 9 of the UCC. In the case of certificated Capital Stock pledged pursuant to the Guaranty and Security Agreement, when certificates representing such Capital Stock are delivered to the Collateral Agent (or the First Lien Collateral Agent, as bailee for the Collateral Agent), and in the case of the other Collateral described in the Guaranty and Security Agreement or any other Collateral Document (other than deposit accounts and investment property) in which a Lien may be perfected by the filing of a financing statement, when financing statements are filed in the appropriate filing offices as specified in Article 9 of the UCC (which, as of the Closing Date, for each of the Note Parties is the filing office set forth for each Note Party on Schedule 3 to the Guaranty and Security Agreement), in each case, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Note Parties in such Collateral (including such Capital Stock) and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except for Specified Permitted Liens). In the case of Collateral that consists of deposit accounts (other than a Government Receivables Account) or investment property, when an Account Control Agreement is executed and delivered by all parties thereto with respect to such deposit accounts or investment property, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Note Parties in such Collateral and the proceeds thereof, as security for the Obligations, prior and superior to any other Person (except for Specified Permitted Liens) except as provided under the applicable Account Control Agreement with respect to the financial institution party thereto.

(b)          When the filings in clause (a) of this Section are made and when, if applicable, the Copyright Security Agreements are filed in the United States Copyright Office, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Note Parties in the Copyrights subject to such Copyright Security Agreement, if any, in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person (except for Specified Permitted Liens).

(c)          Each Mortgage, if any, is effective to create in favor of the Collateral Agent for the ratable benefit of the Secured Parties a legal, valid and enforceable Lien on all of such Note Party’s right, title and interest in and to the Real Estate of such Note Party covered thereby and the proceeds thereof, and when such Mortgage is filed in the real estate records where the respective Mortgaged Property is located, such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of such Note Party in such Real Estate and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to Permitted Encumbrances and Specified Permitted Liens.

Section 4.18         Material Agreements. As of the Closing Date, all Material Agreements of the Issuer and its Subsidiaries are listed on Schedule 4.18, and each such Material Agreement is in full force and effect. As of the Closing Date, the Issuer has delivered to the Purchasers a true, complete and correct copy of each Material Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).

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Section 4.19         Sanctions; Anti-Terrorism and Anti-Corruption Laws.

(a)          None of the Issuer nor any of its Affiliates or, to the Issuer’s and its Subsidiaries’ knowledge, their respective officers, directors, brokers or agents of such Person or Affiliate (i) has violated any Anti-Terrorism Laws or Sanction, (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, (iii) is a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC (an “OFAC Listed Person”) or is otherwise a Sanctioned Person, (iv) is an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (A) any OFAC Listed Person or (B) any other Sanctioned Person or Sanctioned Country, or (v) is otherwise blocked, the subject or target of Sanctions or engaged in any activity in violation of Sanctions or Anti-Terrorism Laws (each OFAC Listed Person, Sanctioned Person, Sanctioned Country and each other Person, entity, organization and government of a country described in clauses (iii), (iv) or (v), a “Blocked Person”). Neither the Issuer nor any Controlled Affiliate thereof has been notified that its name appears or may in the future appear on a list of Persons that engage in investment or other commercial activities in Iran or any other Sanctioned Country. No part of the proceeds from the Notes issued and purchased hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Issuer, directly or indirectly, or lent, contributed or otherwise made available to any Person (x) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (y) to fund any activities or business of or with any Sanctioned Person, or in any Sanctioned Country or (z) otherwise in any manner that would result in a violation of Sanctions by any Person (including any Person participating in the Notes, whether as underwriter, advisor, investor or otherwise).

(b)          Neither the Issuer nor any of its Affiliates or, to the Issuer’s knowledge, their respective officers, directors, brokers or agents acting or benefiting in any capacity in connection with the Notes (i) deals in or otherwise engages, or has dealt or otherwise engaged, in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or Sanction, (ii) engages in or conspires to, or engaged or conspired to, engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or Sanction, (iii) has been found in violation of, charged with, or convicted under any Anti-Terrorism Law, (iv) to the Issuer’s knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Terrorism Laws or any Sanctions, (v) has been assessed civil penalties under any Anti-Terrorism Laws or any Sanctions, or (vi) has had any of its funds seized or forfeited in an action under any Anti-Terrorism Laws. The Issuer has established policies, procedures and controls which are designed (and otherwise comply with applicable law) to ensure that each of the Issuer and each Controlled Affiliate thereof, and each of their respective directors, officers, employees and agents, is and will continue to be in compliance with all applicable current and future Anti-Terrorism Laws and Sanctions.

(c)          None of the Issuer nor any of its Affiliates (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable Anti-Corruption Laws, (ii) to the Issuer’s knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Corruption Laws, or (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws. The Issuer and its Subsidiaries will not use any part of the proceeds of the Notes, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws. The Issuer and, to the Issuer’s knowledge, its respective directors, officers and employees and agents are in compliance with all Anti-Corruption Laws, and the Issuer has established policies, procedures and controls which are designed (and otherwise comply with applicable law) to ensure that the Issuer and each Controlled Affiliate thereof, and each of their respective directors, officers, employees and agents, is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

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Section 4.20         Compliance with Healthcare Laws.

(a)          The Issuer and each of its Subsidiaries is in compliance in all respects with all Healthcare Laws, except for such non-compliance which would not reasonably be expected to have a Healthcare Material Adverse Effect. The Issuer and its Subsidiaries participate in and have not been excluded from the Governmental Payor Arrangements listed on Schedule 4.20(a). A list of all of the Issuer’s and its Subsidiaries’ existing (i) Medicare provider numbers and Medicaid provider numbers, (ii) Medicare supplier numbers and Medicaid supplier numbers, and (iii) all other Governmental Payor provider agreements and numbers, excluding TRICARE and CHAMPUS, CHAMPVA and the Veteran’s Administration, pertaining to the business of the Issuer or any of its Subsidiaries as of the Closing Date or, if such contracts do not exist, other documentation evidencing such participation as of the Closing Date are set forth on Schedule 4.20(a). Each of the Issuer’s and its Subsidiaries’ existing Third Party Payor Arrangements pursuant to which Issuer and its Subsidiaries received $500,000 or more in payment in calendar year 2016 is set forth on Schedule 4.20(a). Each of the Issuer and its Subsidiaries has entered into and maintains all Governmental Payor Arrangements and Third Party Payor Arrangements as are necessary to conduct its respective business as currently conducted. The Governmental Payor Arrangements and Third Party Payor Arrangements to which the Issuer or a Subsidiary is a party constitute valid and binding obligations of the Issuer or such Subsidiary, enforceable against the Issuer or such Subsidiary in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity) and, to the knowledge of the Issuer, are in full force and effect, except as would not, either individually or in the aggregate, reasonably be expected to have a Healthcare Material Adverse Effect or as disclosed on Schedule 4.20(a). To the knowledge of the Issuer, neither the Issuer nor any of its Subsidiaries is in default under any Governmental Payor Arrangement or Third Party Payor Arrangement to which it is a party and, to the knowledge of the Issuer, the other parties thereto are not in default thereunder, except as would not have a Healthcare Material Adverse Effect. Each of the Issuer and its Subsidiaries (i) duly holds, and is in good standing with respect to, such Licenses as are necessary to own its respective assets and to conduct its respective business (including without limitation such Licenses as are required under such Healthcare Laws as are applicable thereto, and all Reimbursement Approvals), except where the absence of such a License would not reasonably be expected to have a Healthcare Material Adverse Effect and (ii) where applicable to its business, has obtained and maintains Medicaid and Medicare provider and supplier numbers. Schedule 4.20(a) sets forth all such healthcare Licenses held by each of the Issuer and its Subsidiaries as of the Closing Date. There is no pending or, to the knowledge of the Issuer, threatened material Limitation of any such License, Medicaid provider or supplier number, or Medicare provider or supplier number of the Issuer or any of its Subsidiaries, except for such Limitations as would not reasonably be expected to have a Healthcare Material Adverse Effect.

(b)          For purposes of the Stark Law, to the extent that any services provided by the Issuer or its Subsidiaries are designated health services (as defined by the Stark Law), (i) none of such services involve, arise from, or occur in connection with “referrals” as defined by Stark Law or as proscribed thereunder absent the applicability or availability of a statutory or regulatory exception to the referral prohibitions set forth thereunder, and (ii) none of such services are provided by the Issuer or any of its Subsidiaries for the benefit of any of the foregoing, absent the applicability or availability of a statutory or regulatory exception to the referral prohibitions set forth thereunder, in each case in the case of the immediately preceding clauses (i) and (ii), except to the extent that such failures, violations or non-compliance would not reasonably be expected to have a Healthcare Material Adverse Effect.

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(c)          Except as would not reasonably be expected to have a Material Adverse Effect, each of the Issuer and its Subsidiaries holds all Accreditations necessary or required by applicable Requirements of Law for the operation of its business (including accreditation by an appropriate organization necessary to receive payment and compensation and to participate under Medicare and Medicaid) (individually, a “Company Accreditation,” and collectively, the “Company Accreditations”). There is no pending or, to the knowledge of the Issuer, threatened Limitation of any such Company Accreditations, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Issuer and its Subsidiaries is in compliance with the terms of the Company Accreditations.

(d)          Each employee of the Issuer and each of its Subsidiaries duly holds all Licenses (to the extent required) to provide professional services to patients by each state or state agency or commission, or any other Governmental Authority having jurisdiction over the provision of such services required to enable such employee to provide the professional services necessary to enable each of the Issuer and its Subsidiaries to operate its business as currently operated and in connection with the duties performed by such employee, except as would not reasonably be expected to have a Material Adverse Effect. There is no pending or, to the knowledge of the Issuer, threatened Limitation of any such required Licenses with respect to any employee of the Issuer and each of its Subsidiaries, except where such Limitation would not, either individually or in the aggregate, reasonably be expected to have a Healthcare Material Adverse Effect. Except as would not, either individually or in the aggregate, reasonably be expected to have a Healthcare Material Adverse Effect, each employee of the Issuer and its Subsidiaries is in compliance with the terms of all such Licenses.

(e)          All reports, documents, schedules, statements, filings, submissions, forms, registrations, notices, approvals and other documents required to be filed, obtained, maintained or furnished pursuant to any Governmental Payor Arrangement, Third Party Payor Arrangement, License, Company Accreditation, and other applicable Healthcare Laws by the Issuer or any of its Subsidiaries to any Governmental Authority (individually, “Company Regulatory Filings” and collectively, “Company Regulatory Filings”) have been so filed, obtained, maintained or furnished, and all such Company Regulatory Filings were complete and correct on the date filed (or were corrected in or supplemented by a subsequent filing), except where such failure would not reasonably be expected to have a Healthcare Material Adverse Effect, and each of the Issuer and its Subsidiaries has timely paid all amounts, Taxes, fees and assessments due and payable in connection therewith, except where the failure to make such payments on a timely basis would not reasonably be expected to have a Healthcare Material Adverse Effect. The Issuer and each of its Subsidiaries has maintained all records required to be maintained under all applicable Requirements of Law with any Governmental Authorities (including all Governmental Payor Arrangements in which it participates, as required by Healthcare Laws), except where the failure to do so would not reasonably be expected to have a Healthcare Material Adverse Effect.

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(f)          Since December 31, 2016, none of the Issuer nor any of its Subsidiaries, nor, to the knowledge of the Issuer, any employee or contractor of the Issuer or any of its Subsidiaries has been, or to the knowledge of the Issuer has been threatened to be, (i) excluded from any Governmental Payor Arrangement pursuant to 42 U.S.C. § 1320a-7b and related regulations, (ii) “suspended” or “debarred” from selling products to the U.S. government or its agencies pursuant to the Federal Acquisition Regulation, relating to debarment and suspension applicable to federal government agencies generally (42 C.F.R. Subpart 9.4), or other applicable Requirements of Law, (iii) debarred, disqualified, suspended or excluded from participation in Medicare, Medicaid or any other governmental health care program or is listed on the General Services Administration list of excluded parties, nor is any such debarment, disqualification, suspension or exclusion, to the knowledge of a Note Party, threatened or pending, or (iv) made a party to any other action by any Governmental Authority that may prohibit it from selling products or providing services to any Governmental Authority or other purchaser pursuant to any Requirement of Law. Except for the payment of the amounts expressly provided for in the Exjade Settlement, none of the Issuer nor any of its Subsidiaries nor, to the knowledge of the Issuer, any employee or contractor of the Issuer or any of its Subsidiaries is party to a corporate integrity agreement, consent order, consent decree, permanent injunction or other settlement agreement with any Governmental Authority or Third Party Payor or otherwise pursuant to any Governmental Payor Arrangement, Third Party Payor Arrangement, License, or Company Accreditation, including, without limitation, any additional corporate integrity agreement, consent order, consent decree, permanent injunction or other settlement agreement arising out of allegations involving the Issuer and the prescription drug known as Exjade, which individually (or, together with any related Settlements (other than the Exjade Settlement), in the aggregate) (i) would reasonably be expected to have a Healthcare Material Adverse Effect or (ii) requires the payment of money in an amount in excess of $12,500,000.

(g)          Schedule 4.20(g) sets forth a list of all notices received since December 31, 2016 of material noncompliance (including FDA 483 letters, FDA correspondence, board of pharmacy inspection reports, and similar notices), requests for material remedial action, investigations, return of overpayment or imposition of fines (whether ultimately paid or otherwise resolved) by any Governmental Authority or Third Party Payor or pursuant to any Governmental Payor Arrangement, Third Party Payor Arrangement, License, or Company Accreditation, but does not include Routine Payor Audits (the “Health Care Audits”). Each of the Issuer and its Subsidiaries has prepared and submitted timely all corrective action plans or responses required to be prepared and submitted in response to any Health Care Audits and has implemented all of the corrective actions described in such corrective action plans, except where the failure to do so would not reasonably be expected to have a Healthcare Material Adverse Effect. Neither the Issuer nor any of its Subsidiaries has any (A) uncured deficiency that could lead to the imposition of a remedy, (B) existing accrued and/or unpaid indebtedness or overpayment to any Governmental Authority or Governmental Payor, including Medicare or Medicaid, or (C) existing accrued and/or unpaid overpayment amounts owing under any finally resolved audit or investigation by any Governmental Payor or Third Party Payor, excepting any of the foregoing that would not reasonably be expected to have a Healthcare Material Adverse Effect.

(h)          The execution and delivery of the Note Documents, and each of the Issuer’s and its Subsidiaries’ performance thereunder (including the performance of the pre- and post- closing notices and applications as provided in the Note Documents) will not (i) result in the loss of or limitation of any License, Company Accreditations or Company Reimbursement Approvals or (ii) reduce receipt of the ongoing payments or reimbursements pursuant to the Company Reimbursement Approvals that the Issuer or any of its Subsidiaries is receiving as of the date hereof.

(i)          The Issuer and its Subsidiaries currently maintain a corporate compliance program and quality management program reasonably designed to promote compliance with applicable Healthcare Laws (except for noncompliance that would not reasonably be expected to have a Healthcare Material Adverse Effect).

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Section 4.21         HIPAA/HITECH Compliance. To the extent that and for so long as the Issuer or any of its Subsidiaries is a “covered entity” within the meaning of HIPAA and the HITECH Act, each of the Issuer and its Subsidiaries (a) has undertaken or will promptly undertake all necessary compliance efforts required by HIPAA and the HITECH Act; (b) has developed or will develop a detailed plan for becoming HIPAA and HITECH Compliant (a “HIPAA/HITECH Compliance Plan”); and (c) has implemented or will implement those provisions of such HIPAA/HITECH Compliance Plan necessary to ensure that each of the Issuer and its Subsidiaries is or becomes HIPAA and HITECH Compliant, except to the extent in each case that such failures would not reasonably be expected to have a Healthcare Material Adverse Effect. For purposes hereof, “HIPAA and HITECH Compliant” shall mean that each of the Issuer and its Subsidiaries (i) is or will be in compliance (except for non-compliance that would not reasonably be expected to have a Healthcare Material Adverse Effect) with (A) each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA and (B) any or all requirements set forth in the HITECH Act, including, but not limited to, any breach notification requirements, and (ii) is not and would not reasonably be expected to become the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any Government Payor or other accreditation entity) that would reasonably be expected to have a Healthcare Material Adverse Effect.

Section 4.22         Reimbursement.

(a)          Except as disclosed in Schedule 4.22(a), with respect to billings by each of the Issuer and its Subsidiaries as of the Closing Date, each of the Issuer and its Subsidiaries is in compliance with all Requirements of Law and the written material reimbursement policies, rules and regulations of Governmental Payors and Third Party Payors, including, without limitation, adjustments under any capitation arrangement, fee schedule, discount formula or cost-based reimbursement except the failure to comply with which would not reasonably be expected to have a Healthcare Material Adverse Effect. Except as would not be expected to have a Healthcare Material Adverse Effect, each of the Issuer and its Subsidiaries holds all Reimbursement Approvals necessary for the operation of its business as currently operated (individually, a “Company Reimbursement Approval,” and collectively, the “Company Reimbursement Approvals”). There is no pending or, to the knowledge of the Issuer, threatened Limitation of any such Company Reimbursement Approvals, except as would not reasonably be expected to have a Healthcare Material Adverse Effect or as disclosed on Schedule 4.22(a). Except as would not reasonably be expected to have a Healthcare Material Adverse Effect or as disclosed on Schedule 4.22(a), each of the Issuer and its Subsidiaries is in compliance with the terms of the Company Reimbursement Approvals.

(b)          Except as would not reasonably be expected to have a Healthcare Material Adverse Effect, the accounts receivable of each of the Issuer and its Subsidiaries have been properly adjusted in all material respects to reflect the reimbursement policies under all applicable Requirements of Law and other Governmental Payor Arrangements or Third Party Payor Arrangements, to which the Issuer or any of its Subsidiaries is subject, and such accounts receivable do not exceed amounts the Issuer or such Subsidiary is entitled to receive under any capitation agreement, fee schedule, discount formula, cost-based reimbursement or other adjustment or limitation to usual charges. There has been no intentional overbilling or overcollection pursuant to any Governmental Payor Arrangements or Third Party Payor Arrangement other than as created by routine adjustments and disallowances made in the ordinary course of business by the Governmental Payors and Third Party Payors with respect to such billings.

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Section 4.23         Fraud and Abuse. Except as would not, individually or in the aggregate, reasonably be expected to have a Healthcare Material Adverse Effect, neither the Issuer nor any of its Subsidiaries has engaged in any activities that (a) are prohibited under 42 U.S.C. §§ 1320a-7b, or the regulations promulgated thereunder, or related Requirements of Law, or (b) are prohibited by rules of professional conduct, or (c) are prohibited under any statute or the regulations promulgated pursuant to such statutes, including, without limitation, the following: (i) knowingly and willfully making or causing to be made a false statement or misrepresentation of a material fact in any application for any benefit or payment; (ii) knowingly and willfully making or causing to be made any false statement or misrepresentation of a material fact for use in determining rights to any benefit or payment; (iii) failure to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another with intent to secure such benefit or payment fraudulently; and (iv) knowingly and willfully soliciting or receiving any illegal remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or receive such remuneration (x) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any Governmental Payor, or (y) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing or ordering any good facility, service, or item for which payment may be made in whole or in part by any Governmental Payor. Between January 1, 2017 and the Closing Date, neither the Issuer nor any of its Subsidiaries has received a subpoena issued by any Governmental Authority with respect to a possible violation of Healthcare Laws by the Issuer or any of its Subsidiaries (but excluding Routine Payor Audits).

Section 4.24         EEA Financial Institutions; Other Regulations. No Note Party is an EEA Financial Institution.

Section 4.25         Offer of Notes; Private Offering. Subject to the accuracy of each Purchaser’s several (and not joint) representations and warranties set forth in Section 2.25:

(a)          during the six-month period ending on the commencement of the offer of the Notes and concurrently with the offering of the Notes, no Note Party, its respective Rule 501 Affiliates or any person acting on its or any of their behalf, directly or indirectly, offered the Notes or any part thereof or any similar securities for issue or sale to, or solicited any offer to buy any of the same from, any person other than the Purchasers and less than 15 other Persons;

(b)          no form of general solicitation or general advertising was used by any Note Party or any of their representatives in connection with the offer or sale of the Notes to the Purchasers;

(c)          no registration of the Notes pursuant to the provisions of the Securities Act or the state securities “blue sky” laws will be required for the offer, sale or issuance of the Notes by the Issuer to the Purchasers pursuant to this Agreement and it has not taken and will not take any actions which would bring the issuance and sale of the Notes within the provisions of Section 5 of the Securities Act or the registration or qualification provisions of any such Laws; and

(d)          the Notes are being offered and sold only to “accredited investors” (as defined in Rule 501 under the Securities Act).

Section 4.26         Designation as Credit Facilities. As contemplated by the definition of “Credit Facilities” contained in the Senior Notes Indenture, the Notes, this Agreement, the First Lien Notes and the First Lien Note Purchase Agreement each qualify, and each hereby is designated as, a “Credit Facility” for purposes of the Senior Notes Indenture and shall be included in the definition of “Credit Facilities” as so set forth in the Senior Notes Indenture.

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ARTICLE V

AFFIRMATIVE COVENANTS

The Issuer covenants and agrees that so long as any Purchaser has a Commitment or Delayed Draw Commitment hereunder or any Obligation remains unpaid or outstanding (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made):

Section 5.1           Financial Statements and Other Information. The Issuer will deliver to each Purchaser:

(a)          as soon as available and in any event within 90 days after the end of each Fiscal Year of the Issuer, a copy of the annual audited report for such Fiscal Year for the Issuer and its Subsidiaries, containing a consolidated balance sheet of the Issuer and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Issuer and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and reported on by independent public accountants of nationally recognized standing (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit (except any such qualification arising as a result of the impending Maturity Date (as a result of clause (i) of such definition) or “Maturity Date” (as defined in the First Lien Note Purchase Agreement) (as a result of clause (i) of such definition)) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Issuer and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP (as in effect at the time such financial statements were prepared and subject to Section 1.3) consistently applied (except as expressly noted therein) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)          as soon as available and in any event within 45 days after the end of each Fiscal Quarter of the Issuer (other than the last Fiscal Quarter in each Fiscal Year), an unaudited consolidated balance sheet of the Issuer and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income and cash flows of the Issuer and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the Issuer’s previous Fiscal Year and the corresponding figures for the Profit Plan for the current Fiscal Year;

(c)          concurrently with the delivery of the financial statements referred to in clauses (a) and (b) of this Section, a Compliance Certificate signed by an appropriate Responsible Officer of the Issuer (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action, if any, which the Issuer has taken or proposes to take with respect thereto, (ii) if applicable, setting forth in reasonable detail calculations demonstrating compliance with the financial covenant set forth in Article VI, (iii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Year or Fiscal Quarter from the Subsidiaries identified to the Purchasers on the Closing Date or as of the most recent Fiscal Year or Fiscal Quarter, as the case may be, and (iv) stating whether any change in GAAP or the application thereof has occurred since the date of the most recently delivered audited financial statements of the Issuer and its Subsidiaries, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate;

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(d)          concurrently with the delivery of the financial statements referred to in clause (a) above, a certificate of the accounting firm that reported on such financial statements (which may be included in the opinion or other reports delivered by such accounting firm pursuant to clause (a)) stating that, in making the examination necessary to prepare such financial statements, no knowledge was actually obtained of the occurrence and continuance of any Default or Event of Default, except as specified in such certificate (it being understood that no special or separate inquiry or review will have been made or shall be required to be made with respect to the existence of any Default or Event of Default and that such certificate shall be limited to the items that independent certified public accountants are permitted to cover in such certificates pursuant to their professional standards and customs of the profession);

(e)          as soon as available and in any event within 90 days after the commencement of any Fiscal Year, a Profit Plan for such Fiscal Year;

(f)          promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all functions of said Commission, or with any national securities exchange, or distributed by the Issuer to its shareholders generally, as the case may be;

(g)          promptly following any request therefor, such other reports or information including with respect to the results of operations, business affairs and financial condition of the Issuer or any of its Subsidiaries as the Collateral Agent or any Purchaser may reasonably request; and

(h)          until Consolidated EBITDA for the period of four Fiscal Quarters ending on the last day of the most recent Fiscal Quarter for which financial statements have been (or were required to be) delivered hereunder exceeds $45,000,000, deliver to each private-side Purchaser as soon as available and in any event within 30 days after the end of each fiscal month of the Issuer, an unaudited consolidated balance sheet of the Issuer and its Subsidiaries as of the end of such fiscal month and the related unaudited consolidated statements of income and cash flows of the Issuer and its Subsidiaries for such fiscal month and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the Profit Plan for the current Fiscal Year; provided the Purchasers acknowledge and agree that (x) the financial statements described in this clause (h) are confidential and constitute material non-public information of the Issuer and (y) no Purchaser (including any private-side Purchaser) shall distribute or furnish a copy of all or any portion of the financial statements described in this clause (h) to any Purchaser that is not a private-side Purchaser other as expressly permitted under Section 10.11(iv).

So long as the Issuer is required to file periodic reports under Section 13(a) or Section 15(d) of the Exchange Act, the Issuer may satisfy its obligation to deliver the financial statements referred to in clauses (a) and (b) above by delivering the Issuer’s Form 10-K or 10-Q filed with the Securities and Exchange Commission within the applicable time periods set forth in clauses (a) and (b), as applicable.

Section 5.2           Notices of Material Events. The Issuer will furnish to the Collateral Agent and each Purchaser prompt written notice of the following:

(a)          the occurrence of any Default or Event of Default;

(b)          the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against the Issuer or any of its Subsidiaries which would reasonably be expected to result in a Material Adverse Effect;

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(c)          the occurrence of any event or any other development by which the Issuer or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives written notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability, in each case which, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(d)          promptly and in any event within 15 days after (i) the Issuer or any of its Subsidiaries knows or has reason to know that any ERISA Event that (individually or together with all other ERISA Events) would reasonably be expected to have a Material Adverse Effect has occurred, a certificate of the chief financial officer of the Issuer describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Issuer or such Subsidiary (or, if applicable, an ERISA Affiliate) from the PBGC or any other governmental agency with respect thereto and (ii) becoming aware that there has been a material increase in Unfunded Pension Liabilities (not taking into account Plans with negative Unfunded Pension Liabilities) or a Plan is, or is expected to be, in at risk status under Title IV of ERISA since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable such that the resulting Unfunded Pension Liabilities, if incurred, or the at risk status, as applicable, would reasonably be expected to have a Material Adverse Effect, a detailed written description thereof from the chief financial officer of the Issuer;

(e)          the receipt by the Issuer or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to the First Lien Note Purchase Agreement or any Material Indebtedness of the Issuer or any of its Subsidiaries;

(f)          upon receipt thereof, copies of all final audit reports and all final management letters relating to the Issuer or any of its Subsidiaries submitted by the Issuer’s primary accountants or primary auditors in connection with each annual, interim or special audit of the books of the Issuer or any of its Subsidiaries (provided that, in the event that the Issuer engages such accountants or auditors to perform a specific review, test, valuation or other analysis of all or any portion of the Issuer’s financial condition or financial performance, the results of such engagement shall not be required to be delivered to the Collateral Agent or the Purchasers to the extent that such results are not otherwise required to be delivered pursuant to another provision of this Agreement);

(g)          written notice of the receipt by the Issuer or any of its Subsidiaries from any Governmental Authority or other Person of (1) any notice asserting any failure by the Issuer or any of its Subsidiaries to be in compliance with applicable Requirements of Law or that threatens the taking of any action against the Issuer or any of its Subsidiaries or sets forth circumstances in any such event where the failure or the taking of action would reasonably be expected to have a Material Adverse Effect, (2) any notice of any actual or threatened in writing Limitation with respect to any Governmental Payor Arrangement, Third Party Payor Arrangement, License, or Company Accreditation of the Issuer or any of its Subsidiaries, where such action would, either individually or in the aggregate with other similar actions, reasonably be expected to have a Material Adverse Effect, or (3) any subpoena, search warrant, civil investigative demand, criminal action or threat of criminal action, FDA warning letter, FDA 483 letter or other request or investigation by a Governmental Authority with respect to a possible violation of Healthcare Laws by the Issuer or any of its Subsidiaries (but excluding (A) state licensure and Medicare certification and participation surveys by a Governmental Authority with respect to a possible violation of Healthcare Laws, unless any deficiencies are of a kind that do result or likely will result in the issuance of a notice of suspension or termination of any License, payment, or provider or supplier number or agreement, and (B) Routine Payor Audits);

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(h)          if any Default or Event of Default is in existence, if requested by any Purchaser, furnish to each Purchaser, to the maximum extent permitted by applicable Requirements of Law, (i) copies of all Company Regulatory Filings, (ii) copies of all Licenses, Company Accreditations and Company Reimbursement Approvals, as the same may be renewed or amended; (iii) copies of all Health Care Audits and correspondence related thereto and corrective action plans prepared and submitted in response thereto, and (iv) a report of the status of all recoupments, holdbacks, offsets, vendor holds, denials and appeals of amounts owed pursuant to any Company Reimbursement Approvals, in each case outside the ordinary course of business (and ordinary course of business shall be deemed to exclude recoupments, holdbacks, offsets, denials and vendor holds resulting from, related to or arising out of allegations of fraud or patterns of practices of contracting, billing or claims submission inconsistent with Requirements of Law), all subject to any limitations on disclosure included in any Requirement of Law;

(i)          any default or material amendment under, or termination of, (i) that certain Facility Participation Agreement effective as of June 1, 2009, with United HealthCare Insurance Company, contracting on behalf of its Oxford Health Plans (NJ), (ii) that certain Facility Participation Agreement effective as of June 1, 2009, with United HealthCare Insurance Company, contracting on behalf of itself and UnitedHealthcare of the Midwest, (iii) that certain Ancillary Provider Participation Agreement effective as of June 1, 2009, with United HealthCare Insurance Company, contracting on behalf of itself and UnitedHealthcare of New York, or (iv) that certain Ancillary Provider Participation Agreement effective as of June 1, 2009, with UnitedHealthcare of New York, Inc.; and

(j)          any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

The Issuer will furnish to the Collateral Agent and each Purchaser the following:

(x)          promptly and in any event at least 30 days prior thereto, notice of any change (i) in any Note Party’s legal name, (ii) in any Note Party’s chief executive office, its principal place of business or any office in which it maintains books or records, (iii) in any Note Party’s identity or legal structure, (iv) in any Note Party’s federal taxpayer identification number or organizational number or (v) in any Note Party’s jurisdiction of organization; and

(y)          promptly upon request therefor, such other information and reports relating to the past, present or anticipated future financial condition, operations, plans, budgets and projections of the Issuer and each of its Subsidiaries, as the Collateral Agent or any Purchaser at any time or from time to time may reasonably request.

Each notice or other document delivered under this Section shall be accompanied by a written statement of a Responsible Officer setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.

Section 5.3           Existence; Conduct of Business. The Issuer will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective material rights, licenses, permits, privileges, franchises, Patents, Copyrights, Trademarks, trade names and all other Intellectual Property Rights that are material for the conduct of its business, except where failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that nothing in this Section shall prohibit any transaction that is expressly permitted hereunder.

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Section 5.4           Compliance with Laws. The Issuer will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. The Issuer will, and will cause each of its Subsidiaries to, maintain in effect policies, procedures and controls designed to ensure compliance by the Issuer and its Subsidiaries, the Controlled Affiliates thereof and, to the Issuer’s knowledge, their respective directors, officers, employees and agents with Sanctions, Anti-Corruption Laws, and Anti-Terrorism Laws.

Section 5.5           Payment of Obligations. The Issuer will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity all of its material obligations and liabilities (including, without limitation, all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien) before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Issuer or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 5.6           Books and Records. The Issuer will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Issuer in conformity with GAAP (subject to the terms of this Agreement with respect to such financial statements).

Section 5.7           Visitation and Inspection. The Issuer will, and will cause each of its Subsidiaries to, permit any representative of the Collateral Agent or any Purchaser to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants (provided that the Issuer is provided reasonable prior notice of any discussion with its auditors or accountants and is afforded an opportunity to participate in such discussions), all at such reasonable times and subject to reasonable prior notice to the Issuer or such Subsidiary; provided that, so long as no Event of Default has occurred and is continuing, visits and inspections under this Section 5.7 shall be limited to one time per Fiscal Year for the Collateral Agent and all Purchasers. Any Related Party of the Collateral Agent or any Purchaser that attends or participates in any such visit or inspection shall, prior to such attendance or participation, expressly agree to be subject to and bound by the confidentiality provisions of this Agreement or shall otherwise be bound by professional ethics rules to maintain such confidentiality.

Section 5.8           Maintenance of Properties; Insurance; Credit Ratings. The Issuer will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty and condemnation excepted, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of the Issuer (i) insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations (including, in any event, flood insurance as described in the definition of Real Estate Documents) and (ii) all insurance required to be maintained pursuant to the Collateral Documents, and will, upon request of any Purchaser, furnish to each Purchaser at reasonable intervals a certificate of a Responsible Officer setting forth the nature and extent of all insurance maintained by the Issuer and its Subsidiaries in accordance with this Section, (c) at all times shall cause the applicable insurance provider to name the Collateral Agent as an additional insured on all liability policies of the Issuer and its Subsidiaries and as a loss payee (pursuant to a loss payee endorsement reasonably satisfactory to the Collateral Agent) on all casualty and property insurance policies of the Issuer and its Subsidiaries, in each case, other than any director and officer indemnification policies, workers’ compensation policies and any policies that provide coverage for property that does not constitute Collateral, and (d) use commercially reasonable efforts at all times following the date that is 60 days after the Closing Date (or such longer period as the Required Purchasers may reasonably agree) to maintain ratings for the Notes issued hereunder and the corporate family credit of the Issuer and its Subsidiaries by both S&P and Moody’s.

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Section 5.9           Use of Proceeds; Margin Regulations.

(a)          The Issuer will use the proceeds of all Initial Notes on the Closing Date (together with the proceeds of the First Lien Notes) (i) to refinance existing Indebtedness of the Note Parties under the Existing Credit Agreement and the Existing Priming Credit Agreement, (ii) to pay fees and expenses incurred in connection with the execution and delivery of this Agreement and the other Note Documents, the issuance and purchase of the Notes and the transactions contemplated to occur in connection therewith and (iii) for working capital and general corporate purposes of the Issuer and its Subsidiaries.

(b)          The Issuer will use the proceeds of the Delayed Draw Notes for working capital and general corporate purposes of the Issuer and its Subsidiaries.

No part of the proceeds of any Note will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X.

Section 5.10         Casualty and Condemnation. The Issuer (a) will furnish to the Collateral Agent and the Purchasers prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding by any Governmental Authority for the taking of any material portion of the Collateral or any material interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Cash Proceeds of any such Prepayment Event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

Section 5.11         Cash Management. The Issuer shall, and shall cause each Subsidiary Note Party to, maintain the cash management systems described below:

(a)          Maintain all cash management and treasury business with a Permitted Third Party Bank, including, without limitation, all deposit accounts, disbursement accounts, investment accounts and lockbox accounts, other than Excluded Accounts (each such deposit account, disbursement account, investment account and lockbox account, other than any Excluded Account, a “Controlled Account”).

(b)          Each Controlled Account shall (i) be a cash collateral account, with all cash, checks and other similar items of payment in such account securing payment of the Obligations, and in which the Issuer and each of its Subsidiaries shall have granted a first priority Lien (subject to non-consensual Liens arising by operation of law and Section 7.2(b)) to the Collateral Agent, on behalf of the Secured Parties, and (ii) be subject to an Account Control Agreement.

(c)          Subject to Section 5.11(e), deposit promptly, and in any event no later than five (5) Business Days after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all accounts and other Collateral into Controlled Accounts, in each case except for cash, checks, drafts, other similar payment items and Cash Equivalents the aggregate value of which does not exceed $3,000,000 at any time.

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(d)          At any time after the occurrence and during the continuance of an Event of Default and at all times subject to the First Lien/Second Lien Intercreditor Agreement, at the request of the Required Purchasers, the Issuer will, and will cause each other Note Party to, cause all payments constituting proceeds of accounts or other Collateral to be directed into lockbox accounts under agreements in form and substance reasonably satisfactory to the Collateral Agent and the Required Purchasers.

(e)          For each deposit account into which the Issuer or any Subsidiary Note Party receives payments from Federal/State Health Care Program Account Debtors (a “Government Receivables Account”), the Issuer or such Subsidiary Note Party shall enter into an agreement (a “Government Receivables Account Agreement”) with the Permitted Third Party Bank at which such Government Receivables Account is located, in such form as may be reasonably approved by the Collateral Agent and the Required Purchasers, which agreement shall provide that all funds deposited into such Government Receivables Account shall be transferred promptly (but in any event within one (1) Business Day of deposit) to a Controlled Account of the Issuer or such Subsidiary Note Party. Neither the Issuer nor any Subsidiary Note Party shall terminate or modify a Government Receivables Account Agreement without the approval of the Required Purchasers, which approval (or non-approval, as the case may be) shall be communicated to the Issuer by the Purchasers within five (5) Business Days of any such request for approval and which approval shall not be unreasonably withheld, conditioned or delayed.

Section 5.12         Additional Subsidiaries and Collateral.

(a)          In the event that, subsequent to the Closing Date, any Person (but specifically excluding any Specified Strategic Joint Venture) becomes a Domestic Subsidiary, whether pursuant to formation, acquisition or otherwise, (x) the Issuer shall promptly notify the Collateral Agent and the Purchasers thereof and (y) within 30 days (or such longer period as the Required Purchasers shall agree in writing) after such Person becomes a Domestic Subsidiary, the Issuer shall cause such Domestic Subsidiary (i) to become a new Guarantor and to grant Liens in favor of the Collateral Agent in all of its personal property that is not Excluded Property by executing and delivering to the Collateral Agent a supplement to the Guaranty and Security Agreement in form and substance reasonably satisfactory to the Collateral Agent and the Required Purchasers, executing and delivering a Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement, as applicable, and authorizing, delivering and filing such UCC financing statements or similar instruments necessary to perfect and maintain the Liens in favor of the Collateral Agent and granted under any of the Note Documents, (ii) in accordance with Section 5.13, to grant Liens in favor of the Collateral Agent in all fee ownership interests in Real Estate having a fair market value in excess of $2,500,000 as of the date such Person becomes a Domestic Subsidiary by executing and delivering to the Collateral Agent such Real Estate Documents necessary to perfect and maintain the Collateral Agent’s security interest, and (iii) to deliver all such other customary and reasonable documentation (including, without limitation, certified organizational documents, resolutions, lien searches, title insurance policies, surveys, environmental reports and legal opinions) and to take all such other actions as such Subsidiary would have been required to deliver and take pursuant to Section 3.1 if such Subsidiary had been a Note Party on the Closing Date or that such Subsidiary would be required to deliver pursuant to Section 5.13 with respect to any Real Estate. In addition, within 30 days (or such longer period as the Required Purchasers shall permit in writing in their sole discretion) after the date any Person becomes a Domestic Subsidiary, the Issuer shall, or shall cause the applicable Note Party to (i) pledge all of the Capital Stock of such Domestic Subsidiary to the Collateral Agent as security for the Obligations by executing and delivering a supplement to the Guaranty and Security Agreement in form and substance reasonably satisfactory to the Collateral Agent and the Required Purchasers, and (ii) deliver the original certificates evidencing such pledged Capital Stock (to the extent that such Capital Stock is certificated) to the Collateral Agent, together with appropriate powers executed in blank, in each case, other than any such Capital Stock that constitutes Excluded Property.

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(b)          In the event that, subsequent to the Closing Date, any Person becomes a Foreign Subsidiary, whether pursuant to formation, acquisition or otherwise, (i) the Issuer shall promptly notify the Collateral Agent and the Purchasers thereof and (ii) to the extent such Foreign Subsidiary is owned directly by any Note Party, within 60 days after such Person becomes a Foreign Subsidiary (or such longer period as the Required Purchasers shall agree in writing), the Issuer shall, or shall cause the applicable Note Party to, (A) pledge not more than 65% of the issued and outstanding voting Capital Stock of such Foreign Subsidiary to the Collateral Agent as security for the Obligations pursuant to a pledge agreement in form and substance reasonably satisfactory to the Collateral Agent and the Required Purchasers, (B) deliver the original certificates evidencing such pledged Capital Stock (to the extent that such Capital Stock or portion thereof is certificated) to the Collateral Agent, together with appropriate powers executed in blank and (C) deliver all such other customary and reasonable documentation (including, without limitation, certified organizational documents, resolutions, lien searches and legal opinions) and to take all such other actions as the Collateral Agent or the Required Purchasers may reasonably request.

(c)          The Issuer agrees that, following the delivery of any Collateral Documents required to be executed and delivered by this Section, the Collateral Agent shall have a valid and enforceable, first priority perfected Lien (subject to Specified Permitted Liens) on the property required to be pledged pursuant to clauses (a) and (b) of this Section (to the extent that such Lien can be perfected by execution, delivery and/or recording of the Collateral Documents or by filing UCC financing statements, or by taking actual possession of such Collateral), free and clear of all Liens other than Liens expressly permitted by Section 7.2. All actions to be taken pursuant to this Section shall be at the expense of the Issuer or the applicable Note Party, and shall be taken to the reasonable satisfaction of the Collateral Agent and the Required Purchasers.

Section 5.13         Additional Real Estate; Leased Locations.

(a)          If any Note Party proposes to acquire after the Closing Date a fee ownership interest in Real Estate having a fair market value in excess of $2,500,000 as of the date of the acquisition thereof, it shall within ninety (90) days following such acquisition provide to the Collateral Agent and each Purchaser the Real Estate Documents with respect to such Real Estate. If, at any time, the fair market value of all Real Estate with respect to which the Note Parties hold a fee ownership interest and have not delivered Real Estate Documents is in excess of $5,000,000, the Note Parties shall within 90 days provide to the Collateral Agent and each Purchaser Real Estate Documents with respect to a sufficient portion of such Real Estate such that, after giving effect to the delivery of such Real Estate Documents, the fair market value of all Real Estate with respect to which the Note Parties hold a fee ownership interest and have not delivered Real Estate Documents does not exceed $5,000,000.

(b)          If any Note Party proposes to lease any real property that will serve as such Note Party’s chief executive office or the location at which such Note Party’s books or records will be stored or located, it shall provide to the Collateral Agent and each Purchaser a copy of such lease and, within sixty (60) days following the effectiveness of such lease, a Collateral Access Agreement from the landlord of such leased property or the bailee with respect to any warehouse or other location where such books, records or Collateral will be stored or located; provided that if such Note Party is unable to deliver any such Collateral Access Agreement after using its commercially reasonable efforts to do so, the Required Purchasers shall waive the foregoing requirement in their reasonable discretion.

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Section 5.14         Further Assurances. The Issuer will, and will cause each other Note Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), which may be required under any applicable law, or which the Collateral Agent or the Required Purchasers may reasonably request, to effectuate the transactions contemplated by the Note Documents or to grant, preserve, protect or perfect the Liens created by the Collateral Documents or the validity or priority of any such Lien, all at the expense of the Note Parties. The Issuer also agrees to provide to the Collateral Agent or any Purchaser, from time to time upon request, evidence reasonably satisfactory to the Collateral Agent or such Purchaser as to the perfection and priority of the Liens created or intended to be created by the Collateral Documents.

Section 5.15         Healthcare Matters.

(a)          Without limiting the generality of any other covenant contained in this Agreement, and except as would not reasonably be expected to have a Material Adverse Effect, the Issuer will, and will cause each of its Subsidiaries to (i) conduct its operations in compliance with all applicable Healthcare Laws, (ii) maintain and comply with all Governmental Payor Arrangements, Third Party Payor Arrangements, Licenses, Company Accreditations and Company Reimbursement Approvals, (iii) timely file, or cause to be filed, all Company Regulatory Filings in accordance with all Requirements of Law, (iv) timely pay all amounts, Taxes, fees and assessments, if any, due and payable in connection with Company Regulatory Filings, (v) timely submit and implement all corrective action plans required to be prepared and submitted in response to any Health Care Audits, (vi) timely refund all overpayments (other than those appealed through the ordinary administrative processes of any applicable Governmental Authority) determined to exist by any Governmental Authority under any Healthcare Law or pursuant to any Governmental Payor Arrangement, (vii) timely repay any overpayment amounts owing under any finally resolved audit or investigation by any Third Party Payor, and (viii) process credit balances received from Third Party Payors in a manner consistent with the Issuer’s internal policies and applicable Requirements of Law. The Issuer will, and will cause each of its Subsidiaries to, notify the Collateral Agent and each Purchaser promptly after the Issuer or any of its Subsidiaries becomes aware of any violation of Healthcare Laws by the Issuer or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

(b)          Without limiting the foregoing, the Issuer will, and will cause each of its Subsidiaries to, promptly furnish or cause to be furnished to the Collateral Agent and each Purchaser (x) copies of all reports of investigational/inspectional observations or reports issued to and received by the Issuer or any of its Subsidiaries and issued by any Governmental Authority, (y) copies of all correspondence as well as other documents received by the Issuer or any of its Subsidiaries from any Governmental Authority relating to or arising out of the conduct applicable to the business of Issuer or any of its Subsidiaries that asserts past or ongoing material non-compliance with applicable Healthcare Laws and (z) notice of any investigation or audit or similar proceeding by any Governmental Authority, except in each case where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

Notwithstanding anything to the contrary in any Note Document, neither the Issuer nor any of its Subsidiaries shall be required to furnish to the Collateral Agent or any Purchaser any protected health information or any patient-related information, to the extent such disclosure to the Collateral Agent or such Purchaser is prohibited by any Requirements of Law.

Section 5.16         Post-Closing Covenants. The Issuer will, and will cause each of its Subsidiaries to, as applicable, not later than the dates specified therefor on Schedule 5.16 (or such later dates as the Required Purchasers may agree in writing in their sole discretion), satisfy each of the requirements set forth on Schedule 5.16.

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Section 5.17         First Lien Credit Enhancements. If the First Lien Collateral Agent or any “Secured Party” under the First Lien Note Documents, in its capacity as such, receives any additional guaranty or additional collateral agreement after the Closing Date, without limitation of any Event of Default that may arise as a result thereof, the Issuer shall, substantially concurrently with such receipt, use commercially reasonable efforts to cause the same to be granted to the Collateral Agent, for its own benefit and the benefit of the Secured Parties (subject to and without limitation of the terms of the First Lien/Second Lien Intercreditor Agreement).

Section 5.18         First Lien Note Documents. Notwithstanding anything in this Agreement to the contrary, if any amendment or modification to the First Lien Note Documents amends or modifies any representation and warranty, covenant (including any financial covenant), event of default or other term contained in the First Lien Note Documents (or any related definitions), in each case, in a manner that is more restrictive upon the Note Parties or if any amendment or modification to the First Lien Note Purchase Agreement or other First Lien Note Document adds an additional representation and warranty, covenant or event of default therein, the Issuer and the other Note Parties acknowledge and agree that this Agreement or the other Note Documents, as the case may be, shall be automatically amended or modified to effect similar amendments or modifications with respect to this Agreement or such other Note Documents, without the need for any further action or consent by the Issuer, the Note Parties, or any other party. In furtherance of the foregoing, the Issuer and the other Note Parties permit the Collateral Agent and the Purchasers to document each such similar amendment or modification to this Agreement or such other Note Documents or insert a corresponding new representation and warranty, covenant, event of default or other provision in this Agreement or such other Note Documents without any need for any further action or consent by the Issuer, the other Note Parties or any other party.

Section 5.19         Corporate Compliance and Quality Management Program. The Issuer will, and will cause each of its Subsidiaries to, maintain a corporate compliance and quality management program that is reasonably designed to ensure compliance with applicable Healthcare Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. For the avoidance of doubt, the corporate compliance and quality management program will include policies and procedures relating to internal claims auditing and auditing for compliance to Governmental Authority requirements for the operation of a compounding pharmacy.

ARTICLE VI

FINANCIAL COVENANT

The Issuer covenants and agrees that so long as any Purchaser has a Commitment or Delayed Draw Commitment hereunder or any Obligation remains unpaid or outstanding (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made):

(a)          The Issuer shall not permit the Consolidated Covenant Testing Net Leverage Ratio as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered (or were required to be delivered) pursuant to Section 5.1(a) or 5.1(b), as applicable, for the period of four (4) consecutive Fiscal Quarters ending on such date, to be greater than the ratio set forth below opposite such Fiscal Quarter:

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Fiscal Quarter Ending	Consolidated Covenant Testing Net Leverage Ratio

September 30, 2017	9.00:1.00

December 31, 2017 and each Fiscal Quarter thereafter	8.00:1.00

ARTICLE VII

NEGATIVE COVENANTS

The Issuer covenants and agrees that so long as any Purchaser has a Commitment or Delayed Draw Commitment hereunder or any Obligation remains outstanding (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made):

Section 7.1           Indebtedness and Disqualified Capital Stock.

(a)          The Issuer will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, except:

(i)          Indebtedness created pursuant to the Note Documents;

(ii)         Indebtedness of the Issuer and its Subsidiaries existing on the Closing Date and set forth on Schedule 7.1 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof immediately prior to giving effect to such extension, renewal or replacement (except in respect of costs and expenses in connection therewith or any interest that is paid-in-kind and capitalized to the principal amount thereof in connection with such extension, renewal or replacement) or shorten the maturity or the Weighted Average Life to Maturity thereof;

(iii)        Indebtedness of the Issuer or any of its Subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof (provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvements), and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof immediately prior to giving effect to such extension, renewal or replacement (except in respect of costs and expenses in connection therewith or any interest that is paid-in-kind and capitalized to the principal amount thereof in connection with such extension, renewal or replacement) or shorten the maturity or the Weighted Average Life to Maturity thereof; provided, that the aggregate principal amount of Indebtedness outstanding under this clause (iii) at any time (including any of such Indebtedness which is set forth on Schedule 7.1) does not exceed the greater of (A) $12,500,000 and (B) 1.50% of Consolidated Total Assets;

(iv)        (A) intercompany Indebtedness between or among the Issuer and any Subsidiary Note Party and (B) intercompany Indebtedness between or among the Issuer and any Subsidiary that is not a Note Party permitted by Section 7.4(d);

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(v)         (A) Guarantees by the Issuer of Indebtedness of any Subsidiary Note Party and by any Subsidiary Note Party of Indebtedness of the Issuer or any other Subsidiary Note Party and (B) Guarantees by the Issuer of Indebtedness of any Subsidiary that is not a Note Party and by any Subsidiary of Indebtedness of the Issuer or any other Subsidiary that is not a Note Party permitted by Section 7.4(d);

(vi)        Indebtedness in respect of performance, bid, surety, indemnity, appeal bonds, completion guarantees and other obligations of like nature and guarantees and/or obligations as an account party in respect of the face amount of letters of credit in respect thereof, in each case securing obligations not constituting Indebtedness for borrowed money (including workers’ compensation claims, environmental remediation and other environmental matters and obligations in connection with self-insurance or similar requirements) provided in the ordinary course of business;

(vii)       Indebtedness arising from the endorsement of instruments in the ordinary course of business;

(viii)      Indebtedness consisting of contingent liabilities in respect of any indemnification, working capital adjustment, purchase price adjustment, non-compete, consulting, deferred compensation, earn-out obligations, contingent consideration, contributions, and similar obligations, incurred in connection with any Investment permitted under Section 7.4 or any disposition permitted under Section 7.6; provided that, with respect to any earn-out or other deferred or contingent purchase consideration in respect of a Permitted Acquisition, (x) such earn-out or other deferred or contingent purchase consideration shall be subordinated in right of payment to the Obligations and the First Lien Obligations on terms acceptable to the Required Purchasers and the Required Purchasers (as defined in the First Lien Note Purchase Agreement), (y) such earn-out or other deferred or contingent purchase consideration such shall be unsecured and (z) there shall be no obligors (including guarantors) in respect of such earn-out or other deferred or contingent purchase consideration other than (I) in the case of an Acquisition of the type described in clause (b) of the definition of Acquisition, the Person acquiring the assets of the applicable Target, (II) in the case of an Acquisition of the type described in clause (a) of the definition of Acquisition, the applicable Target (and for the avoidance of doubt, no subsidiaries of the applicable Target shall be obligors) and (III) in each case, any parent company of the Person acquiring such asset or Target, which parent company is a newly-formed holding company that holds no material assets, and has no material liabilities, other than equity interests in the Person acquiring such assets or Target;

(ix)         Indebtedness consisting of the financing of insurance premiums required by this Agreement or otherwise incurred in the ordinary course of business;

(x)          cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections, employee credit card programs and other cash management and similar arrangements, in each case, in the ordinary course of business and any Guarantees thereof;

(xi)         Hedging Obligations not prohibited by Section 7.10;

(xii)        Indebtedness of the Issuer or any of its Subsidiaries owed to any supplier or vendor of Inventory incurred to finance the acquisition of Inventory from such supplier or vendor, including the ABDC Obligations; provided that, immediately after giving effect to any incurrence of Indebtedness under this clause (xii) on any date of determination, the aggregate principal amount of Indebtedness outstanding under this clause (xii) does not exceed $20,000,000 for any period of more than twenty (20) consecutive days after a Responsible Officer of the Issuer becomes aware of such excess outstanding amount;

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(xiii)       (A) unsecured Indebtedness evidenced by the Senior Notes outstanding on the Closing Date and (B) Permitted Refinancing Indebtedness in respect thereof;

(xiv)      obligations arising under indemnity agreements or other arrangements with title insurers to cause such title insurers to issue title policies in the ordinary course of business;

(xv)       Indebtedness representing deferred compensation or reimbursable expenses owed to employees of the Issuer or any of its Subsidiaries incurred in the ordinary course of business;

(xvi)      Guarantees by the Issuer in the ordinary course of business of any obligations of any Subsidiary Note Party under an operating lease to which such Subsidiary Note Party is a party;

(xvii)     other unsecured Indebtedness (other than Indebtedness for borrowed money); provided that the aggregate principal amount of Indebtedness outstanding under this clause (xvii) at any time does not exceed the greater of (A) $5,000,000 and (B) 1.00% of Consolidated Total Assets;

(xviii)    the First Lien Obligations to the extent all such obligations constitute “First Lien Obligations” under the First Lien/Second Lien Intercreditor Agreement;

(xix)       Indebtedness in respect of stand-by letters of credit; provided that the aggregate principal amount of Indebtedness outstanding under this clause (xix) shall not exceed $7,200,000; and

(xx)        Permitted Seller Financing in respect of any Permitted Acquisition.

For purposes of determining compliance with this Section 7.1(a), in the event that any item of Indebtedness meets the criteria of more than one of the categories described in clauses (a)(i) through (a)(xvii), the Issuer and its Subsidiaries shall be permitted to incur any such Indebtedness in any manner that complies with this Section 7.1(a) and may rely at the time of incurrence upon more than one of the categories described above; provided that the ABDC Obligations shall be incurred and shall remain outstanding solely under clause (a)(xii) above.

(b)          The Issuer will not, and will not permit any Subsidiary to, issue or permit to exist any Disqualified Capital Stock of any such Person.

Section 7.2           Liens. The Issuer will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien on any of its assets or property now owned or hereafter acquired, except:

(a)          Liens securing the Obligations;

(b)          Liens created under any First Lien Note Document and securing the First Lien Obligations permitted hereunder, so long as such Liens are securing the First Lien Obligations in accordance with, and are subject to, the terms of the First Lien/Second Lien Intercreditor Agreement;

(c)          Permitted Encumbrances;

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(d)          Liens on any property or asset of the Issuer or any of its Subsidiaries existing on the date hereof and set forth on Schedule 7.2; provided that such Liens shall not apply to any other property or asset of the Issuer or any Subsidiary;

(e)          Liens securing Indebtedness incurred pursuant to Section 7.1(a)(iii); provided that (i) such Lien attaches to such asset concurrently or within ninety (90) days after the acquisition or the completion of the construction or improvements thereof, (ii) such Lien granted is limited to the specific fixed assets acquired, constructed or improved and the proceeds thereof and (iii) the aggregate principal amount of Indebtedness initially secured by such Lien is not more than the acquisition cost of the specific fixed assets on which such Lien is granted;

(f)          Liens (other than the ABDC Lien) securing Indebtedness incurred pursuant to Section 7.1(a)(xii); provided that (i) such Lien granted is limited to the specific Inventory acquired and (ii) the aggregate principal amount of Indebtedness initially secured by such Lien is not more than the acquisition cost of the Inventory on which such Lien is granted; provided, further, that if, at any time after the Closing Date, the Issuer or any of its Subsidiaries grants such a Lien to a supplier or vendor and the aggregate principal amount of Indebtedness outstanding that is owed to such supplier or vendor and its Affiliates is in excess of $10,000,000, the Issuer or such Subsidiary shall use commercially reasonable efforts to enter into an intercreditor agreement (which shall contain terms and conditions that are substantially consistent with, but no less favorable to the Purchasers than, the ABDC Intercreditor Agreement) pursuant to which the Lien securing such Indebtedness owed to such supplier or vendor (and its affiliates) shall be subordinated to the Liens securing the Obligations;

(g)          any Lien existing on any fixed assets prior to the acquisition thereof by the Issuer or any of its Subsidiaries or existing on any fixed assets of any Person that becomes a Subsidiary; provided that (i) such Lien was not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, (ii) such Lien does not apply to any other property of the Issuer or any of its Subsidiaries, and (iii) such Lien secures only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary;

(h)          extensions, renewals, or replacements of any Lien referred to in clauses (b) through (g) of this Section; provided that the principal amount of the Indebtedness secured thereby is not increased (except in respect of costs and expenses in connection therewith or any interest that is paid-in-kind and capitalized to the principal amount thereof in connection with such extension, renewal or replacement) and that any such extension, renewal or replacement is limited to the assets originally encumbered thereby;

(i)          the ABDC Lien so long as such Liens are subordinated to the Liens securing the Obligations pursuant to the terms of the ABDC Intercreditor Agreement; and

(j)          Liens on cash collateral for letters of credit permitted pursuant to Section 7.1(a)(xix); provided that the amount of such cash collateral shall not exceed 105% of the face amount of such letters of credit.

Section 7.3           Fundamental Changes.

(a)          The Issuer will not, and will not permit any of its Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with it, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of its assets (in each case, whether now owned or hereafter acquired) (except as permitted by Section 7.6) or all or substantially all of the Capital Stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve; provided that if, at the time thereof and immediately after giving effect thereto, no Event of Default shall have occurred and be continuing, (i) the Issuer or any Subsidiary may merge with a Person if the Issuer (or such Subsidiary if the Issuer is not a party to such merger) is the surviving Person, (ii) any Subsidiary may merge into another Subsidiary, provided that if any party to such merger is a Subsidiary Note Party, the Subsidiary Note Party shall be the surviving Person, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of all or substantially all of its assets to the Issuer or to a Subsidiary Note Party, and (iv) any Subsidiary may liquidate or dissolve if the Issuer determines in good faith that such liquidation or dissolution is in the best interests of the Issuer.

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(b)          The Issuer will not, and will not permit any of its Subsidiaries to, engage in any business other than a Permitted Business.

Section 7.4           Investments, Loans. The Issuer will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or make any Acquisition (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, or create or form any Subsidiary, except:

(a)          Investments existing on the date hereof and set forth on Schedule 7.4 (including Investments in Subsidiaries that are Note Parties);

(b)          Investments in cash and Cash Equivalents;

(c)          Guarantees by the Issuer and its Subsidiaries constituting Indebtedness permitted by Section 7.1;

(d)          Investments made by the Issuer in or to any Subsidiary and by any Subsidiary to the Issuer or in or to another Subsidiary; provided, that (i) in the case of any Investment in the form of Indebtedness owed by a Note Party to a Subsidiary that is not a Note Party, such Indebtedness (and any related Guarantee provided by any Note Party) shall be subordinated to the Obligations on terms and pursuant to documentation in form and substance reasonably satisfactory to the Required Purchasers and (ii) the aggregate principal amount of all Investments made by a Note Party to a Subsidiary that is not a Note Party shall not exceed the greater of (A) $10,000,000 and (B) 1.50% of Consolidated Total Assets (net of cash actually received by the Issuer or any such Subsidiary in respect of any such Investments and determined without regard to any write-downs or write-offs of any investments, loans or advances in connection therewith);

(e)          loans or advances to employees, officers or directors of the Issuer or any of its Subsidiaries in the ordinary course of business for travel, entertainment, relocation and related expenses; provided that the aggregate amount of all such loans and advances shall not exceed $2,000,000 at any time outstanding;

(f)          Hedging Transactions not prohibited by Section 7.10;

(g)          Investments received in satisfaction or partial satisfaction from financially troubled debtors or in connection with the bankruptcy or reorganization of suppliers or customers;

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(h)          Investments consisting of deposits, expense prepayments, accounts receivable arising, trade debt granted and other credits extended to suppliers, distributors or marketers in the ordinary course of business;

(i)          Investments received as the non-cash portion of consideration received for dispositions not prohibited by Section 7.6;

(j)          other Investments (other than Investments in any Subsidiary that is not a Note Party) which do not exceed $8,000,000 in the aggregate over the term of this Agreement; and

(k)          Permitted Acquisitions.

Notwithstanding the foregoing, in no event shall the Issuer or any of its Subsidiaries make any investment in any Subsidiary formed for the purpose of holding assets of the Issuer and its Subsidiaries constituting the Issuer’s and its Subsidiaries’ PBM line of business.

For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.4, such amount shall be deemed to be the cost of such Investment when made, purchased or acquired, net of any amount representing return of (but not return on) such Investment and without regard to any forgiveness of Indebtedness.

Section 7.5           Restricted Payments. The Issuer will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a)          dividends payable by the Issuer solely in interests of any class of its common equity;

(b)          Restricted Payments made by any Subsidiary to the Issuer or to another Subsidiary; provided that (i) if such Restricted Payment is made by a Subsidiary that is not wholly owned by the Issuer or another wholly owned Subsidiary of the Issuer, such Restricted Payment shall be made on at least a pro rata basis with any other shareholders of such non-wholly owned Subsidiary and (ii) other than any Restricted Payments consisting solely of required tax payments arising by virtue of any Subsidiary Note Party being a pass-through entity or being a member of a consolidated or other similar group for income tax purposes, if such Restricted Payment is made by a Subsidiary Note Party to a Subsidiary that is not a Note Party, no Default or Event of Default has occurred and is continuing before and immediately after giving effect to such payment;

(c)          payments made by the Issuer under the ABDC Prime Vendor Agreement, to the extent permitted by the ABDC Intercreditor Agreement;

(d)          scheduled payments of principal, interest and other amounts with respect to Subordinated Debt to the extent permitted by the terms of such Indebtedness and by the terms of any subordination agreement applicable thereto;

(e)          Restricted Payments in the form of a non-cash repurchase of Capital Stock of the Issuer that is deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent that such Capital Stock represents a portion of the exercise price of those securities, in each case, pursuant to any equity-based compensation or incentive plan of the Issuer;

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(f)          dividends made in cash in lieu of the issuance of fractional shares of Capital Stock of the Issuer in connection with the exercise of warrants, options or other securities convertible into, or exchangeable for, Capital Stock of the Issuer pursuant to any equity-based compensation or incentive plan of the Issuer; and

(g)          cash dividends, distributions, and share repurchases by the Issuer in respect of the Issuer’s common Capital Stock so long as: (i) the aggregate amount of such cash dividends, distributions, and share repurchases does not exceed the Available Amount, (ii) after giving pro forma effect to such cash dividend, distribution, or share repurchase, the Consolidated Total Net Leverage Ratio is less than or equal to 2.50 to 1.00, calculated as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to have been delivered pursuant to Section 5.1(b), and (iii) at the time of such cash dividend, distribution, or share repurchase and after giving effect thereto, no Default or Event of Default exists.

Section 7.6           Sale of Assets. The Issuer will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than the Issuer or a Subsidiary Note Party (or to qualify directors if required by applicable law), except:

(a)          the sale or other disposition of damaged, scrap, obsolete or worn out property disposed of in the ordinary course of business;

(b)          the sale of inventory in the ordinary course of business;

(c)          the sale or other disposition of cash and Cash Equivalents in the ordinary course of business;

(d)          the issuance of Capital Stock by any Subsidiary of the Issuer issued to the Issuer or any Subsidiary Note Party so long as such issuance does not result in a Change in Control;

(e)          the occurrence of any casualty event, condemnation, eminent domain or other similar proceeding with respect to any assets or property of the Issuer or any of its Subsidiaries (provided that the Net Cash Proceeds thereof are used to prepay the Notes in accordance with Section 2.9(a)); and

(f)          any other sale or disposition of assets not otherwise described in this Section 7.6 not to exceed $1,000,000 in the aggregate over the term of this Agreement, so long as (i) at least 75% of the aggregate consideration received in respect of such sale or disposition is received in cash or Cash Equivalents, (ii) such sales and dispositions shall be for fair market value (provided that the Net Cash Proceeds thereof are used to prepay the Notes in accordance with Section 2.9(a)) and (iii) such sales and dispositions are made to a Person that is not an Affiliate of the Issuer.

Section 7.7           Transactions with Affiliates. The Issuer will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a)          in the ordinary course of business at prices and on terms and conditions not less favorable to the Issuer or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

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(b)          transactions (i) between or among the Issuer and any Subsidiary Note Party not involving any other Affiliates (other than any other Subsidiary Note Party) or (ii) between or among the Issuer or any Subsidiary Note Party and any Subsidiary that is not a Note Party that are not otherwise prohibited by this Agreement (in each case, subject to the terms and conditions therefor, if any);

(c)          any Restricted Payment permitted by Section 7.5;

(d)          transactions in respect of compensation or employment, separation and severance of officers, directors or employees and the establishment and maintenance of benefit programs or arrangements with employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans or equity incentive or equity option plans, in each case, in the ordinary course of business; and

(e)          any transaction set forth on Schedule 7.7 as of the Closing Date.

Section 7.8           Restrictive Agreements. The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Issuer or any of its Subsidiaries to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Issuer or any other Subsidiary thereof, to Guarantee Indebtedness of the Issuer or any other Subsidiary thereof or to transfer any of its property or assets to the Issuer or any other Subsidiary thereof; provided that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement, any other Note Document, the First Lien Note Purchase Agreement or any other First Lien Note Documents, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, (iv) clause (a) shall not apply to customary provisions in leases, licenses, licensing agreements and other contracts restricting the assignment thereof and (v) the foregoing shall not apply to any restrictions and conditions imposed on any Foreign Subsidiary by the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder, and (vi) the foregoing shall not apply to any Specified Strategic Joint Venture.

Section 7.9           Sale and Leaseback Transactions. The Issuer will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred.

Section 7.10         Hedging Transactions. The Issuer will not, and will not permit any of its Subsidiaries to, enter into any Hedging Transaction, other than Hedging Transactions entered into in the ordinary course of business to hedge or mitigate risks to which the Issuer or any of its Subsidiaries is exposed in the conduct of its business or the management of its liabilities. Solely for the avoidance of doubt, the Issuer acknowledges that a Hedging Transaction entered into for speculative purposes or of a speculative nature (which shall be deemed to include any Hedging Transaction under which the Issuer or any of its Subsidiaries is or may become obliged to make any payment (a) in connection with the purchase by any third party of any Capital Stock or any Indebtedness or (b) as a result of changes in the market value of any Capital Stock or any Indebtedness) is not a Hedging Transaction entered into in the ordinary course of business to hedge or mitigate risks.

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Section 7.11         Amendment to Material Documents. The Issuer will not, and will not permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) its certificate of incorporation, bylaws or other organizational documents in any manner that would reasonably be expected to be materially adverse to the Purchasers (it being agreed that any such amendment or modification effected in accordance with Section 5.2(x) or in order to consummate a transaction permitted by Section 7.3 shall not be deemed to be materially adverse to the Purchasers), (b) any Material Agreements (other than to the extent expressly covered by clauses (c) and (d) below) in any manner that would reasonably be expected to be adverse to the Purchasers in any material respect, (c) any First Lien Note Document, except as permitted by the First Lien/Second Lien Intercreditor Agreement or (d) the Senior Notes Indenture or the Senior Notes (or any documentation governing any Permitted Refinancing Indebtedness) if, after giving effect to any such amendment, modification or waiver, the Senior Notes Indenture and the Senior Notes (or such documentation governing any Permitted Refinancing Indebtedness) as so amended, modified or waived would not meet each of the requirements set forth in the proviso to the definition of “Permitted Refinancing Indebtedness”.

Section 7.12         Accounting Changes. The Issuer will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the Fiscal Year of the Issuer or of any of its Subsidiaries, except to change the Fiscal Year of a Subsidiary to conform its Fiscal Year to that of the Issuer.

Section 7.13         Compliance with Anti-Terrorism and Anti-Corruption Laws and Sanctions. No Note Party shall, and no Note Party shall permit any of its Affiliates to: (a) (i) violate any Anti-Terrorism Laws or Anti-Corruption Laws, (ii) engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, (iii) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any other Sanctioned Person or (iv) knowingly permit any of their respective Affiliates to violate these laws or engage in these actions; (b) use, directly or indirectly, the proceeds of the Notes, or lend, contribute or otherwise make available such proceeds to any Person, (x) to fund any activities or business of or with any Sanctioned Person or Sanctioned Country, or (y) in any other manner that would result in a violation of Sanctions or any Anti-Terrorism Laws or Anti-Corruption Laws by any Person (including any Person participating in the Notes, whether as underwriter, advisor, investor, or otherwise); or (c) (i) deal in, or otherwise engage in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or Sanctions, or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempt to violate, any of the prohibitions set forth in any Anti-Terrorism Law or Sanctions or (iii) knowingly permit any of their respective Affiliates to do any of the foregoing.

Section 7.14         Health Care Matters. Without limiting or being limited by any other provision of any Note Document, and except as would not reasonably be expected to have a Material Adverse Effect, the Issuer will not, and will not permit any of its Subsidiaries to, (i) fail to maintain in effect all Licenses, Company Accreditations and Company Reimbursement Approvals, or (ii) engage in any activity that constitutes or, with the giving of notice, the passage of time, or both, would (a) result in a violation of any License, Company Accreditation or Company Reimbursement Approval or any Healthcare Laws, or (b) cause the Issuer or any of its Subsidiaries not to be in compliance with any Healthcare Laws.

Section 7.15         ERISA. No Note Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an ERISA Event to the extent such ERISA Event would reasonably be expected to have a Material Adverse Effect.

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Section 7.16         Payments in Respect of Senior Notes. Except for the refinancing of the Senior Notes with the proceeds of Permitted Refinancing Indebtedness, the Issuer will not, and will not permit any of its Subsidiaries to, make any optional payment or optional prepayment of principal of, premium, if any, interest, fees or other amounts on or with respect to, or any redemption, purchase, retirement, defeasance, sinking fund or similar payment or claim for rescission with respect to, the Senior Notes (or any Permitted Refinancing Indebtedness).

Section 7.17         Anti-Layering. Notwithstanding anything herein to the contrary, no Note Party shall, and no Note Party shall permit any of its Subsidiaries to, create or incur any Indebtedness which is secured by a Lien on the Collateral, which Lien is subordinated in right of priority to the Lien securing the First Lien Obligations, unless the Lien securing such Indebtedness is also subordinated in right of priority in the same manner and to the same extent, to the Lien securing the Obligations.

Section 7.18         First Lien Obligations. No Note Party shall, and no Note Party shall permit any Subsidiary or Affiliate of such Note Party to, hold any First Lien Obligations.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1           Events of Default. If any of the following events (each, an “Event of Default”) shall occur:

(a)          the Issuer shall fail to pay any principal of any Note, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment or otherwise; or

(b)          the Issuer shall fail to pay any interest on any Note or any fee, Prepayment Premium, premium or any other amount (other than an amount payable under clause (a) of this Section) payable under this Agreement or any other Note Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days; or

(c)          any representation or warranty made or deemed made by or on behalf of the Issuer or any of its Subsidiaries in or in connection with this Agreement or any other Note Document (including the Schedules attached hereto and thereto), or in any amendments or modifications hereof or waivers hereunder, or in any certificate, report, financial statement or other document submitted to the Collateral Agent or the Purchasers by any Note Party or any representative of any Note Party pursuant to or in connection with this Agreement or any other Note Document shall prove to be incorrect in any material respect (other than any representation or warranty that is expressly qualified by a Material Adverse Effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect) when made or deemed made; or

(d)          the Issuer shall fail to observe or perform any covenant or agreement contained in (i) Section 5.1 and such failure shall remain unremedied for five (5) days or (ii) Section 5.2, 5.3 (with respect to the Issuer’s legal existence), 5.7, 5.9, 5.11, 5.16, Article VI or Article VII; or

(e)          (i) any Note Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those referred to in clauses (a), (b) and (d) of this Section) or any other Note Document, and such failure shall remain unremedied for 30 days after the earlier of (A) any Responsible Officer of the Issuer becomes aware of such failure, or (B) written notice thereof shall have been given to the Issuer by the Collateral Agent or any Purchaser or (ii) any “Event of Default” as defined in any Note Document shall have occurred and be continuing; or

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(f)          (i) the Issuer or any of its Subsidiaries (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, or any other amount owed under the ABDC Obligations, any Material Indebtedness (other than any Hedging Obligations) or any Material Permitted Seller Financing that is outstanding, in each case, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing the ABDC Obligations, such Material Indebtedness or such Material Permitted Seller Financing, as applicable; or any other event shall occur or condition shall exist under any agreement or instrument relating to the ABDC Obligations (including, without limitation, any default under the ABDC Prime Vendor Agreement), any Material Indebtedness or any Material Permitted Seller Financing and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of the ABDC Obligations, such Material Indebtedness or such Material Permitted Seller Financing; or the ABDC Obligations, any Material Indebtedness or any Material Permitted Seller Financing shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease the ABDC Obligations, such Indebtedness or such Material Permitted Seller Financing shall be required to be made, in each case prior to the stated maturity thereof or (ii) there occurs under any Hedging Transaction an Early Termination Date (as defined in such Hedging Transaction) resulting from (A) any event of default under such Hedging Transaction as to which the Issuer or any of its Subsidiaries is the Defaulting Party (as defined in such Hedging Transaction) and the Hedge Termination Value owed by the Issuer or such Subsidiary as a result thereof is greater than $12,500,000 or (B) any Termination Event (as so defined) under such Hedging Transaction as to which the Issuer or any Subsidiary is an Affected Party (as so defined) and the Hedge Termination Value owed by the Issuer or such Subsidiary as a result thereof is greater than $12,500,000 and is not paid; or

(g)          the Issuer or any of its Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Issuer or any such Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Issuer or any of its Subsidiaries or its debts, or any substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Issuer or any of its Subsidiaries or for a substantial part of its assets, and in any such case, such proceeding or petition shall remain undismissed for a period of 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)          the Issuer or any of its Subsidiaries shall become unable to generally pay, shall admit in writing its inability to generally pay, or shall fail to pay, its debts as they become due; or

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(j)          (i) an ERISA Event shall have occurred that, when taken together with other ERISA Events that have occurred, would reasonably be expected to result in liability to the Issuer and its Subsidiaries in an aggregate amount exceeding $12,500,000, (ii) there is or arises an Unfunded Pension Liability (not taking into account Plans with negative Unfunded Pension Liability) in an aggregate amount exceeding $12,500,000, or (iii) there is or arises any potential Withdrawal Liability in an aggregate amount exceeding $12,500,000; or

(k)          any final non-consensual judgment or order for the payment of money (to the extent not covered by insurance as to which the insurer has been notified of such judgment and has not denied coverage in writing) in excess of $12,500,000 individually (or, together with any related non-consensual judgment or order, in the aggregate) shall be rendered against the Issuer or any of its Subsidiaries, and either (i) enforcement proceedings shall have been commenced by any creditor upon such non-consensual judgment or order or (ii) such non-consensual judgment or order remains unvacated, unbounded or unstayed for a period of 30 consecutive days; or

(l)          any final non-monetary judgment or order shall be rendered against the Issuer or any of its Subsidiaries that would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, and there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(m)          a Change in Control shall occur or exist; or

(n)          all or any material portion or provision of the Guaranty and Security Agreement, the ABDC Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement, or any other Note Document shall for any reason (other than (x) solely as a result of any action or inaction on the part of the Collateral Agent or any Purchaser, or (y) in accordance with its terms) cease to be valid and binding on, or enforceable against, any Note Party, or any Note Party shall so state in writing, or any Note Party shall seek to terminate its obligation under the Guaranty and Security Agreement, the ABDC Intercreditor Agreement, the First Lien/Second Lien Intercreditor Agreement, or any other Note Document (other than the release of any guaranty or collateral in accordance with Section 9.11 or any other release in accordance with the terms of such document or otherwise in accordance with the terms hereof); or

(o)          any Lien purported to be created under any Collateral Document shall fail or cease to be, or shall be asserted by any Note Party not to be, a valid and perfected, and, except for Specified Permitted Liens, first priority Lien on any Collateral (other than, in each case, solely as a result of any action or inaction on the part of any Purchaser); or

(p)          (i) the commencement by any Governmental Authority of any proceeding or hearing relating to the criminal and/or civil violation of any Governmental Payor Arrangement or License of the Issuer or any of its Subsidiaries, to the extent such proceeding or hearing would reasonably be expected to have a Material Adverse Effect; (ii) there shall have occurred the involuntary termination of, or the receipt by the Issuer or any of its Subsidiaries of notice of the involuntary termination of, or the occurrence of any event or condition which would, with the passage of time or the giving of notice or both, constitute an event of default under or permit the involuntary termination of, any Governmental Payor Arrangement, Third Party Payor Arrangement, License, or Company Accreditation of the Issuer or any of its Subsidiaries, except for involuntary terminations that would not be expected to have a Material Adverse Effect; or (iii) the imposition of any overpayment in an amount in excess of $5,000,000 by any Governmental Authority or Third Party Payor under any Healthcare Law or pursuant to any Governmental Payor Arrangement or Third Party Payor Arrangement, as applicable; or

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(q)          the Issuer or any of its Subsidiaries or any of their respective directors or officers is criminally convicted under any law or Requirement of Law that would reasonably be expected to lead to (i) a forfeiture of a portion of Collateral or (ii) exclusion from participation in any federal or state health care program, including Medicare or Medicaid, and such exclusion would reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to the Issuer described in clause (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Required Purchasers may, by notice to the Issuer, take any or all of the following actions, at the same or different times: (i) terminate the Commitments and the Delayed Draw Commitments, whereupon the Commitment and Delayed Draw Commitment of each Purchaser shall terminate immediately, (ii) declare the principal of and any accrued interest on the Notes, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer, (iii) exercise all remedies contained in any other Note Document, and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either clause (g) or (h) shall occur, the Commitments and the Delayed Draw Commitments shall automatically terminate and the principal of the Notes then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Issuer.

If the Notes are accelerated or otherwise become due prior to their maturity date, in each case, as a result of an Event of Default (including, but not limited to, upon the occurrence of an Event of Default specified in clause (g) or (h) of Section 8.1 (including the acceleration of claims by operation of law)), the amount of principal of and premium on the Notes that becomes due and payable shall equal 100% of the principal amount of the Notes plus the Prepayment Premium in effect on the date of such acceleration or such other prior due date, as if such acceleration or other occurrence were a voluntary prepayment of the Notes accelerated or otherwise becoming due. Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of an Event of Default specified in clause (g) or (h) of Section 8.1 (including the acceleration of claims by operation of law)), the Prepayment Premium applicable with respect to a voluntary prepayment of the Notes will also be due and payable on the date of such acceleration or such other prior due date as though the Notes were voluntarily prepaid as of such date and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Purchaser’s lost profits as a result thereof.

Section 8.2           Application of Proceeds from Collateral. All proceeds from each sale of, or other realization upon, all or any part of the Collateral by any Secured Party after an Event of Default arises shall be applied as follows:

(a)          first, to the reimbursable expenses of the Collateral Agent incurred in connection with such sale or other realization upon the Collateral, until the same shall have been paid in full;

(b)          second, to all amounts owed to the Collateral Agent then due and payable pursuant to any of the Note Documents, until the same shall have been paid in full;

(c)          third, to all reimbursable expenses, if any, of the Purchasers then due and payable pursuant to any of the Note Documents, until the same shall have been paid in full;

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(d)          fourth, to the fees, interest, Prepayment Premiums and premiums then due and payable under the terms of this Agreement, until the same shall have been paid in full;

(e)          fifth, to the aggregate outstanding principal amount of the Notes, until the same shall have been paid in full, allocated pro rata among the Secured Parties based on their respective pro rata shares of the aggregate amount of such Notes; and

(f)          sixth, to the extent any proceeds remain, to the Issuer or as otherwise provided by a court of competent jurisdiction.

All amounts allocated pursuant to the foregoing clauses third through fifth to the Purchasers as a result of amounts owed to the Purchasers under the Note Documents shall be allocated among, and distributed to, the Purchasers pro rata based on their respective Pro Rata Shares.

ARTICLE IX

THE COLLATERAL AGENT

Section 9.1           Appointment of the Collateral Agent.

(a)          Each Purchaser irrevocably appoints Wells Fargo Bank, National Association as the Collateral Agent and authorizes it to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent under this Agreement and the other Note Documents. The Collateral Agent may perform any of its duties hereunder or under the other Note Documents by or through any one or more sub-agents or attorneys-in-fact appointed by the Collateral Agent, and the Collateral Agent shall not be liable for the negligence or misconduct of such sub-agents or attorneys-in-fact appointed with due care. The Collateral Agent and any such sub-agent or attorney-in-fact may perform any and all of its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions set forth in this Article shall apply to any such sub-agent, attorney-in-fact or Related Party. Without limiting the generality of the foregoing, each Secured Party (other than the Collateral Agent) acknowledges that it has received a copy of the First Lien/Second Lien Intercreditor Agreement, consents to and authorizes the Collateral Agent’s execution and delivery thereof on behalf of such Secured Party and agrees to be bound by the terms and provisions thereof, including any purchase option contained therein.

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Section 9.2           Nature of Duties of the Collateral Agent. The Collateral Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Note Documents. Without limiting the generality of the foregoing, (a) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Note Documents that the Collateral Agent is directed to exercise in writing by the Required Purchasers (or such other number or percentage of the Purchasers as shall be necessary under the circumstances as provided in Section 10.2), and the Collateral Agent shall, subject to the immediately following proviso, take any action as directed by the Required Purchasers (or such other number or percentage of the Purchasers as shall be necessary under the circumstances as provided in Section 10.2), provided that the Collateral Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Collateral Agent to liability or that is contrary to any Note Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Purchaser in violation of any Debtor Relief Law; and (c) except as expressly set forth in the Note Documents, the Collateral Agent shall not have any duty to disclose (unless required by a court or regulatory body), and shall not be liable for the failure to disclose, any information relating to the Issuer or any of its Subsidiaries that is communicated to or obtained by the Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be liable for any action taken or not taken by it, its sub-agents or its attorneys-in-fact with the consent or at the request of the Required Purchasers (or such other number or percentage of the Purchasers set forth herein or in the other Note Documents). The Collateral Agent shall not be deemed to have knowledge of any Default or Event of Default unless a Responsible Officer of the Collateral Agent (i) has actual knowledge thereof or (ii) receives written notice thereof (which notice shall include an express reference to such event being a “Default” or “Event of Default” hereunder), and the Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Note Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Note Document, (iv) the validity, enforceability, effectiveness or genuineness of any Note Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article III or elsewhere in any Note Document, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent, or (vi) any other matter hereunder or under the other Note Documents. The Collateral Agent may consult with legal counsel (including counsel for the Issuer) concerning all matters pertaining to such duties. In the event that the Collateral Agent receives any notice or other communication pursuant to the First Lien/Second Lien Intercreditor Agreement, the ABDC Intercreditor Agreement or any other intercreditor agreement or subordination agreement, the Collateral Agent shall promptly deliver a copy of such notice or other communication to each of the Purchasers.

Section 9.3           Lack of Reliance on the Collateral Agent. Each of the Purchasers acknowledges that it has, independently and without reliance upon the Collateral Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement, and that the Collateral Agent has not been, and will not be, acting as an advisor, agent or fiduciary for such Purchaser. Each of the Purchasers also acknowledges that it will, independently and without reliance upon the Collateral Agent or any other Purchaser and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 9.4           Certain Rights of the Collateral Agent.

(a)          Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction, reasonable satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be acting at the direction of the Required Purchasers. In all cases, the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such written instruction, advice or concurrence of the Required Purchasers, as it deems appropriate. Without limiting the foregoing, no Purchaser shall have any right of action whatsoever against the Collateral Agent as a result of the Collateral Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Purchasers where required by the terms of this Agreement. If instructed to take action outside of the scope of its duties set forth herein, the Collateral Agent shall not be required to act until it shall have received such indemnity or security from the Purchasers as it may reasonably require for all costs, claims, losses, expenses (including reasonable legal fees and expenses) and liabilities which it will or may expend or incur in complying or continuing to comply with such instructions.

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(b)          For purposes of clarity, phrases such as “satisfactory to the Collateral Agent”, “approved by the Collateral Agent”, “acceptable to the Collateral Agent”, “in the Collateral Agent’s discretion”, and phrases of similar import, except as otherwise expressly provided herein, authorize and permit the Collateral Agent to act or decline to act in its discretion.

Section 9.5           Reliance by the Collateral Agent. The Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or made by the proper Person. The Collateral Agent may also rely upon any statement made to it orally or by telephone and shall not incur any liability for relying thereon. The Collateral Agent may consult with legal counsel (including counsel for the Issuer), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

Section 9.6           The Collateral Agent in its Individual Capacity. The Person serving as the Collateral Agent shall have the same rights and powers under this Agreement and any other Note Document in its capacity as a Purchaser (if such Person is a Purchaser) as any other Purchaser and may exercise or refrain from exercising the same as though it were not the Collateral Agent; and the terms “Purchasers”, “Required Purchasers”, or any similar terms shall, unless the context clearly otherwise indicates, include the Collateral Agent in its individual capacity (if the Collateral Agent in its individual capacity is a Purchaser). The Person acting as the Collateral Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Issuer or any Subsidiary or Affiliate of the Issuer as if it were not the Collateral Agent hereunder.

Section 9.7           No Filing Obligation. For the avoidance of doubt, nothing herein shall require the Collateral Agent to file financing statements, termination statements or continuation statements, or be responsible for maintaining the security interests purported to be created as described herein (except for the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder or under any other Note Documents) and such responsibility shall be solely that of the Note Parties; provided that, upon the written direction of the Required Purchasers, the Collateral Agent shall file financing statements, termination statements or continuation statements. The Collateral Agent shall not be responsible for and makes no representation as to the existence, genuineness, value or protection of any Collateral, for the legality, effectiveness or sufficiency of any Note Document, or for the creation, perfection (or maintenance of such perfection), priority, sufficiency or protection of any liens securing the Obligations.

Section 9.8           Successor Collateral Agent.

(a)          The Collateral Agent may resign at any time by giving notice thereof to the Purchasers and the Issuer. Upon any such resignation, the Required Purchasers shall have the right to appoint a successor Collateral Agent, subject to approval by the Issuer provided that no Default or Event of Default shall exist at such time. If no successor Collateral Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Collateral Agent gives notice of resignation, then the retiring Collateral Agent may, on behalf of the Purchasers, appoint a successor Collateral Agent which shall be organized under the laws of the United States or any state thereof or maintain an office in the United States.

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(b)          Upon the acceptance of its appointment as the Collateral Agent hereunder by a successor, such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent, and the retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the other Note Documents. If, within 45 days after written notice is given of the retiring Collateral Agent’s resignation under this Section, no successor Collateral Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Collateral Agent’s resignation shall become effective (except the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed or the Collateral Agent can apply to a court of competent jurisdiction to deposit funds with such court), (ii) the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under the Note Documents and (iii) the Required Purchasers shall thereafter perform all duties of the retiring Collateral Agent under the Note Documents until such time as the Required Purchasers appoint a successor Collateral Agent as provided above. After any retiring Collateral Agent’s resignation hereunder, the rights, protections and indemnities afforded to the Collateral Agent in the Note Documents shall continue in effect for the benefit of such retiring or removed Collateral Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Collateral Agent.

(c)          Any corporation into which the Collateral Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Collateral Agent shall be a party, or any corporation succeeding to all or substantially all of the Collateral Agent’s business, shall be the successor of the Collateral Agent hereunder, provided such corporation shall be otherwise qualified and eligible under this Article, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

Section 9.9           The Collateral Agent May File Proofs of Claim.

(a)          In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Note Party, the Collateral Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Collateral Agent shall have made any demand on the Issuer) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Notes and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Purchasers and the Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Purchasers and the Collateral Agent and its agents and counsel and all other amounts due the Purchasers and the Collateral Agent hereunder or in connection herewith) allowed in such judicial proceeding; and

(ii)         to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same.

(b)          Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Purchaser to make such payments to the Collateral Agent and, if the Collateral Agent shall consent to the making of such payments directly to the Purchasers, to pay to the Collateral Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Collateral Agent and its agents and counsel, and any other amounts due the Collateral Agent under this Agreement.

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Nothing contained herein shall be deemed to authorize the Collateral Agent to authorize or consent to or accept or adopt on behalf of any Purchaser any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Purchaser or to authorize the Collateral Agent to vote in respect of the claim of any Purchaser in any such proceeding.

Section 9.10         Authorization to Execute Other Note Documents. Each Purchaser hereby authorizes the Collateral Agent to execute on behalf of all Purchasers all Note Documents (including, without limitation, the First Lien/Second Lien Intercreditor Agreement, the Collateral Documents and any subordination agreements) other than this Agreement.

Section 9.11         Collateral and Guaranty Matters. The Purchasers irrevocably authorize the Collateral Agent, at its option and in its discretion:

(a)          to release any Lien on any property granted to or held by the Collateral Agent under any Note Document (i) upon the termination of the Commitments and the Delayed Draw Commitments and the payment in full of all Obligations (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Note Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 10.2; and

(b)          to release any Note Party from its obligations under the applicable Collateral Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon confirmation in writing from the Required Purchasers of the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Note Party from its obligations under the applicable Collateral Documents pursuant to this Section, the Collateral Agent will so release its interest such types or items of property, or release such Note Party from its obligations under the applicable Collateral Documents. In each case as specified in this Section, the Collateral Agent is authorized, at the Issuer’s expense, to execute and deliver to the applicable Note Party such documents as such Note Party may reasonably request to evidence the release of such item of Collateral from the Liens granted under the applicable Collateral Documents, or to release such Note Party from its obligations under the applicable Collateral Documents, in each case in accordance with the terms of the Note Documents and this Section.

Section 9.12         Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Note Documents to the contrary notwithstanding, the Issuer, the Collateral Agent and each Purchaser hereby agree that (i) no Purchaser shall have any right individually to realize upon any of the Collateral or to enforce the Collateral Documents, it being understood and agreed that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Purchaser may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Purchasers (but not any Purchaser or Purchasers in its or their respective individual capacities unless the Required Purchasers shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

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Section 9.13         ABDC INTERCREDITOR AGREEMENT. EACH PURCHASER (A) AGREES THAT IT WILL BE BOUND BY, AND WILL TAKE NO ACTIONS CONTRARY TO, THE PROVISIONS OF THE ABDC INTERCREDITOR AGREEMENT, (B) AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT TO ENTER INTO THE ABDC INTERCREDITOR AGREEMENT AS COLLATERAL AGENT ON BEHALF OF SUCH PURCHASER, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) IN ACCORDANCE WITH THE TERMS OF THE ABDC INTERCREDITOR AGREEMENT, AND (C) ACKNOWLEDGES THAT A COPY OF THE ABDC INTERCREDITOR AGREEMENT WAS MADE AVAILABLE TO SUCH PURCHASER AND THAT SUCH PURCHASER REVIEWED THE ABDC INTERCREDITOR AGREEMENT. NOT IN LIMITATION OF THE FOREGOING, EACH PURCHASER HEREBY AGREES THAT THE COLLATERAL AGENT SHALL EXERCISE ALL RIGHTS AND REMEDIES UNDER THE ABDC INTERCREDITOR AGREEMENT ON BEHALF OF SUCH PURCHASER.

Section 9.14         FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT. EACH PURCHASER (A) AGREES THAT IT WILL BE BOUND BY, AND WILL TAKE NO ACTIONS CONTRARY TO, THE PROVISIONS OF THE FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT, (B) AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT TO ENTER INTO THE FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT AS COLLATERAL AGENT ON BEHALF OF SUCH PURCHASER, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) IN ACCORDANCE WITH THE TERMS OF THE FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT, AND (C) ACKNOWLEDGES THAT A COPY OF THE FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT WAS MADE AVAILABLE TO SUCH PURCHASER AND THAT SUCH PURCHASER REVIEWED THE FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT. EACH PURCHASER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS OF THE FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE COLLATERAL AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY PURCHASER AS TO THE SUFFICIENCY OR THE ADVISABILITY OF THE PROVISIONS CONTAINED THEREIN. NOT IN LIMITATION OF THE FOREGOING, EACH PURCHASER HEREBY AGREES THAT THE COLLATERAL AGENT SHALL EXERCISE ALL RIGHTS AND REMEDIES UNDER THE FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT ON BEHALF OF SUCH PURCHASER AND IN THE EVENT OF AN INCONSISTENCY BETWEEN THIS AGREEMENT AND THE TERMS OF THE FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT, THE TERMS OF THE FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT SHALL GOVERN. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE PURCHASERS UNDER THE FIRST LIEN NOTE PURCHASE AGREEMENT TO PURCHASE NOTES PURSUANT THERETO AND SUCH PURCHASERS ARE THE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE PROVISIONS OF THE FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT.

ARTICLE X

MISCELLANEOUS

Section 10.1         Notices.

(a)          Written Notices.

(i)          Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

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To the Issuer:	BioScrip, Inc.
1600 Broadway, Suite 700
Denver, CO 80202
Attn: Stephen Deitsch, Senior Vice President, Chief Financial Officer & Treasurer
Telecopy Number: (720) 468-4040

With a copy to (for
Information purposes only):	Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
Attention: Scott M. Zimmerman
Telecopy Number: (212) 698-3599

To the Collateral Agent:	Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Jason Prisco – BioScrip, Inc. Second Lien NPA
Email: CTSBankDebtAdministrationTeam@wellsfargo.com

To any other Purchaser:	the address set forth on the applicable signature page hereto

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by telecopy, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Collateral Agent or any Purchaser shall not be effective until actually received by such Person at its address specified in this Section.

(ii)         Any agreement of the Collateral Agent or any Purchaser herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Issuer. The Collateral Agent and each Purchaser shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Issuer to give such notice and the Collateral Agent and the Purchasers shall not have any liability to the Issuer or other Person on account of any action taken or not taken by the Collateral Agent or any Purchaser in reliance upon such telephonic or facsimile notice. The obligation of the Issuer to repay the Notes and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Collateral Agent or any Purchaser to receive written confirmation of any telephonic or facsimile notice or the receipt by the Collateral Agent or any Purchaser of a confirmation which is at variance with the terms understood by the Collateral Agent and such Purchaser to be contained in any such telephonic or facsimile notice.

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(b)          Electronic Communications.

(i)          Notices and other communications to the Collateral Agent and each Purchaser hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by such Person. The Issuer may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(ii)         Unless the Collateral Agent or any Purchaser otherwise prescribes, (i) notices and other communications sent to an e-mail address of such Person shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Section 10.2         Waiver; Amendments.

(a)          No failure or delay by the Collateral Agent or any Purchaser in exercising any right or power hereunder or under any other Note Document, and no course of dealing between the Issuer and the Collateral Agent or any Purchaser, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Collateral Agent and the Purchasers hereunder and under the other Note Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or of any other Note Document or consent to any departure by the Issuer or any other Note Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, neither the purchase of a Note nor the making of a Delayed Draw Advance shall be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent or any Purchaser may have had notice or knowledge of such Default or Event of Default at the time.

(b)          No amendment or waiver of any provision of this Agreement or of the other Note Documents (other than the Fee Letters), nor consent to any departure by the Issuer or any other Note Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Issuer and the Required Purchasers, or the Issuer and the Collateral Agent with the consent of the Required Purchasers, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, in addition to the consent of the Required Purchasers, no amendment, waiver or consent shall:

(i)          increase the Commitment or Delayed Draw Commitment of any Purchaser without the written consent of such Purchaser;

(ii)         reduce the principal amount of any Note or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Purchaser affected thereby (except that any waiver of post-default rates of interests shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii));

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(iii)        postpone or extend the date fixed for any payment of any principal of, or interest on, any Note or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment or Delayed Draw Commitment, without the written consent of each Purchaser affected thereby (it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute a postponement, extension or increase of any Note, Commitment or Delayed Draw Commitment hereunder);

(iv)        change Section 8.2 without the written consent of each Purchaser affected thereby;

(v)         change Section 2.18 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Purchaser;

(vi)        change any of the provisions of this clause (b) or the definition of “Required Purchasers” or any other provision hereof specifying the number or percentage of Purchasers which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Purchaser;

(vii)       except in connection with a transaction otherwise not prohibited by this Agreement or any other Note Document, release all or substantially all of the value of any Guarantee guarantying any of the Obligations, or release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations, in each case, without the written consent of each Purchaser;

(viii)      release all or substantially all of the Collateral securing the Obligations, without the written consent of each Purchaser; or

(ix)         subordinate all or substantially all of the Liens securing the Obligations, other than to the Liens securing the First Lien Obligations pursuant to the First Lien/Second Lien Intercreditor Agreement, without the consent of each Purchaser;

provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights, duties or obligations of the Collateral Agent without the prior written consent of the Collateral Agent.

Notwithstanding anything to the contrary herein, no Defaulting Purchaser shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that neither the Commitment nor the Delayed Draw Commitment of such Purchaser may be increased or extended, and amounts payable to such Purchaser hereunder may not be permanently reduced, without the consent of such Purchaser (other than reductions in fees and interest in which such reduction does not disproportionately affect such Purchaser).

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Section 10.3         Expenses; Indemnification.

(a)          The Issuer shall pay (i) the expenses required to be reimbursed pursuant to the Commitment Letter, (ii) all fees agreed to from time to time between the Issuer and the Collateral Agent and the reasonable and documented costs and expenses of the Collateral Agent and its Affiliates in connection with the preparation and administration of the Note Documents and all reasonable and documented costs and expenses of the Collateral Agent, the Purchasers and their respective Affiliates in connection with any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Note Document shall be consummated), and the due diligence relating thereto (including the reasonable and documented fees, disbursements, and expenses of one outside counsel to the Collateral Agent and one outside counsel to each Purchaser (and any required special or local counsel)), and (iii) all documented costs and expenses incurred by the Collateral Agent or any Purchaser (including the documented fees, disbursements, and expenses of one outside counsel to each such party (and any required special or local counsel to each such party)) in connection with the enforcement or protection of its rights, and the discharge of its duties, in connection with the Note Documents, including its rights under this Section, or in connection with the Notes purchased hereunder, including all such documented costs and expenses incurred during any workout, restructuring or negotiations in respect of such Notes.

(b)          The Issuer shall indemnify the Collateral Agent and each Purchaser, and each Related Party of any of the foregoing Persons (each such Person and Related Party being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and expenses (including the fees, disbursements, and expenses of any counsel for any Indemnitee), and shall reimburse each Indemnitee upon demand for any legal or other expenses incurred in connection with investigating or defending any of the following, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Issuer or any other Note Party or any of their Subsidiaries or Affiliates arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Note Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Note or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Issuer or any of its Subsidiaries, or any Environmental Liability related in any way to the Issuer or any of its Subsidiaries, or (iv) any actual or prospective suit, claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Issuer or any other Note Party or by the Issuer’s equity holders, Affiliates or creditors, and regardless of whether any Indemnitee or the Issuer is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or other expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee or (B) other than with respect to the Collateral Agent and its Related Parties, a material breach by such Indemnitee of any of its undertakings, obligations or commitments under this Agreement or any other Note Documents (except that, regardless of its action or inaction, the Collateral Agent shall have no liability in connection with (iii) above). No Indemnitee shall be responsible or liable for any damages arising from the use by others of any information or other materials obtained through Syndtrak, Intralinks, any other Internet or intranet website, or any other electronic, telecommunications or other information transmission systems, except to the extent that such damages are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee or (B) other than with respect to the Collateral Agent and its Related Parties, a material breach by such Indemnitee of any of its undertakings, obligations or commitments under this Agreement or any other Note Documents.

(c)          This Section 10.3 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

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(d)          To the extent that the Issuer fails to pay any amount required to be paid to the Collateral Agent under clause (a), (b) or (c) hereof, each Purchaser severally agrees to pay to the Collateral Agent such Purchaser’s pro rata share (in accordance with the aggregate outstanding principal amount of the Note(s) held by it determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Collateral Agent in its capacity as such. Additionally, each Purchaser shall not assert any claim against the Collateral Agent on any theory of liability for special, consequential, exemplary or punitive damages arising out of or in connection with any Note Document.

(e)          To the extent permitted by applicable law, the Issuer shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Note Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Note or the use of proceeds thereof.

(f)          All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.4         Successors and Assigns.

(a)          The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Issuer may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Collateral Agent and each Purchaser, and no Purchaser may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of clause (b) of this Section, (ii) by way of participation in accordance with the provisions of clause (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Collateral Agent and the Purchasers) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Any Purchaser may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Delayed Draw Commitments and Notes at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)         in the case of an assignment of the entire remaining amount of the assigning Purchaser’s Commitments, Delayed Draw Commitments and Notes at the time owing to it or in the case of an assignment to a Purchaser, an Affiliate of a Purchaser or an Approved Fund, no minimum amount need be assigned; and

(B)         in any case not described in clause (b)(i)(A) of this Section, the aggregate amount of the Commitment and Delayed Draw Commitment (which for this purpose includes Notes outstanding thereunder) or, if the applicable Commitment or Delayed Draw Commitment is not then in effect, the outstanding principal balance of the Notes of the assigning Purchaser subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Issuer or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 and in minimum increments of $1,000,000, unless, so long as no Event of Default has occurred and is continuing, the Issuer otherwise consents (each such consent not to be unreasonably withheld or delayed).

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(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Purchaser’s rights and obligations under this Agreement with respect to the Notes, the Commitments or the Delayed Draw Commitments assigned, except that this clause (b)(ii) shall not (except as set forth in clause (viii) below) prohibit any Purchaser from assigning all or a portion of its rights and obligations among the Commitments and the Delayed Draw Commitments on a non pro rata basis.

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section and, in addition:

(A)         the consent of the Issuer (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Purchaser, an Affiliate of such Purchaser or an Approved Fund of such Purchaser; provided, that the Issuer shall be deemed to have consented to any such assignment unless it objects thereto by written notice to the assigning Purchaser within five (5) Business Days after having received notice thereof; provided, further, that any refusal by the Issuer to consent to an assignment to a Disqualified Institution shall not be deemed unreasonable.

(iv)        Assignment and Assumption. The parties to each assignment shall deliver to the Issuer (A) a duly executed Assignment and Assumption, together with any Note subject to such assignment, (B) unless the assignee is already a Purchaser, a designation of one or more contacts to whom all Note information (which may contain material non-public information about the Issuer and its Subsidiaries and their Related Parties or their securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable law, Federal, state and foreign securities laws and (C) the documents required under Section 2.17(f), and the Issuer shall record such assignment in the Register.

(v)         No Assignment to the certain Persons. No such assignment shall be made to (A) the Issuer or any of the Issuer’s Affiliates or Subsidiaries, (B) any Defaulting Purchaser or any of its Subsidiaries, or any Person who, upon becoming a Purchaser hereunder, would constitute any of the foregoing Persons described in this clause (B), (C) so long as no Event of Default is in existence, any Disqualified Institution or (D) any Person (other than an existing Purchaser or an Affiliate or Approved Fund of an existing Purchaser) that is not an “accredited investor” (as defined in Regulation D of the Securities Act).

(vi)        No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)       Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Purchaser hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Collateral Agent and the other Purchasers in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Issuer and the Required Purchasers, the applicable pro rata share of Delayed Draw Advances previously requested but not funded by the Defaulting Purchaser, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Purchaser to the Collateral Agent and each other Purchaser hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Notes. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Purchaser hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Purchaser for all purposes of this Agreement until such compliance occurs.

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(viii)      Assignments Prior to the Delayed Draw Date. Any other term or provision of this Agreement to the contrary notwithstanding, in connection with any assignment of rights and obligations of any Purchaser prior to the Delayed Draw Date, such assignment shall consist of such Purchaser’s rights and obligations under the Initial Notes and the Delayed Draw Commitments on a pro rata basis.

Subject to acceptance and recording thereof by the Issuer pursuant to clause (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Purchaser under this Agreement, and the assigning Purchaser thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Purchaser’s rights and obligations under this Agreement, such Purchaser shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Purchaser will constitute a waiver or release of any claim of any party hereunder arising from such Purchaser’s having been a Defaulting Purchaser. Any assignment or transfer by a Purchaser of rights or obligations under this Agreement that does not comply with this clause shall be treated for purposes of this Agreement as a sale by such Purchaser of a participation in such rights and obligations in accordance with clause (d) of this Section. If the consent of the Issuer to an assignment is required hereunder (including a consent to an assignment which does not meet the minimum assignment thresholds specified above), the Issuer shall be deemed to have given its consent unless it shall object thereto by written notice to assigning Purchaser within five (5) Business Days after notice thereof has actually been delivered by the assigning Purchaser to the Issuer.

(c)          The Issuer shall maintain at one of its offices in Denver, CO a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Purchasers, and the Commitments and Delayed Draw Commitments of, and principal and interest amount of the Notes owing to, each Purchaser pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Issuer, the Collateral Agent and the Purchasers shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Purchaser hereunder for all purposes of this Agreement. Information contained in the Register with respect to any Purchaser shall be available for inspection by such Purchaser at any reasonable time and from time to time upon reasonable prior notice. The Collateral Agent shall have the right, at any time, to request a copy of the Register.

(d)          Any Purchaser may at any time, without the consent of, or notice to, the Issuer, sell participations to any Person (other than a natural person, the Issuer, any of the Issuer’s Affiliates or Subsidiaries, or any Competitor) (each, a “Participant”) in all or a portion of such Purchaser’s rights and/or obligations under this Agreement (including all or a portion of its Commitment, Delayed Draw Commitment and/or the Notes owing to it); provided that (i) such Purchaser’s obligations under this Agreement shall remain unchanged, (ii) such Purchaser shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Issuer, the Collateral Agent and the other Purchasers shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement.

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Any agreement or instrument pursuant to which a Purchaser sells such a participation shall provide that such Purchaser shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Purchaser will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to the following to the extent affecting such Participant: (i) increase the Commitment or Delayed Draw Commitment of such Purchaser; (ii) reduce the principal amount of any Note or reduce the rate of interest thereon, or reduce any fees payable hereunder; (iii) postpone the date fixed for any payment of any principal of, or interest on, any Note or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment or Delayed Draw Commitment; (iv) change Section 2.18 in a manner that would alter the pro rata sharing of payments required thereby; (v) change any of the provisions of Section 10.2(b) or the definition of “Required Purchasers” or any other provision hereof specifying the number or percentage of Purchasers which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder; (vi) release all or substantially all of the guarantors, or limit the liability of such guarantors, under any guaranty agreement guaranteeing any of the Obligations; or (vii) release all or substantially all collateral (if any) securing any of the Obligations. Subject to clause (e) of this Section, the Issuer agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16, and 2.17 to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to clause (b) of this Section; provided that such Participant agrees to be subject to Section 2.19 as though it were a Purchaser. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.7 as though it were a Purchaser; provided that such Participant agrees to be subject to Section 2.18 as though it were a Purchaser.

Each Purchaser that sells a participation shall, acting solely for this purpose as an agent of the Issuer, maintain a register in the United States on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Notes or other obligations under the Note Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Purchaser shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Issuer shall have inspection rights to such Participant Register (upon reasonable prior notice to the applicable Purchaser) solely for purposes of demonstrating that such Notes or other obligations under the Note Documents are in “registered form” for purposes of the Code.

(e)          A Participant shall not be entitled to receive any greater payment under Sections 2.15 and 2.17 than the applicable Purchaser would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Issuer’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.17 unless the Issuer is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Issuer, to comply with Section 2.17(e) and (f) as though it were a Purchaser.

(f)          Any Purchaser may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Purchaser, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Purchaser from any of its obligations hereunder or substitute any such pledgee or assignee for such Purchaser as a party hereto.

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Section 10.5         Governing Law; Jurisdiction; Consent to Service of Process.

(a)          This Agreement and the other Note Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Note Document (except, as to any other Note Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law of the State of New York.

(b)          The Issuer hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Southern District of New York, and of the Supreme Court of the State of New York sitting in New York county, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Note Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or New York state court or, to the extent permitted by applicable law, such appellate court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Note Document shall affect any right that the Collateral Agent or any Purchaser may otherwise have to bring any action or proceeding relating to this Agreement or any other Note Document against the Issuer or its properties in the courts of any jurisdiction.

(c)          The Issuer irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in clause (b) of this Section and brought in any court referred to in clause (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement or in any other Note Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6         WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 10.7         Right of Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Purchaser shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Issuer, any such notice being expressly waived by the Issuer to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Issuer at any time held or other obligations at any time owing by such Purchaser to or for the credit or the account of the Issuer against any and all Obligations held by such Purchaser, irrespective of whether such Purchaser shall have made demand hereunder and although such Obligations may be unmatured; provided that in the event that any Defaulting Purchaser shall exercise any such right of setoff, (x) all amounts so set off shall be applied in accordance with the provisions of Section 2.21(a) and, pending such application, shall be segregated by such Defaulting Purchaser from its other funds and deemed held in trust for the benefit of the applicable recipients, and (y) the Defaulting Purchaser shall provide promptly to the Collateral Agent and the other Purchasers a statement describing in reasonable detail the Obligations owing to such Defaulting Purchaser as to which it exercised such right of setoff. Each Purchaser agrees promptly to notify the Issuer after any such set-off and any application made by such Purchaser; provided that the failure to give such notice shall not affect the validity of such set-off and application. Each Purchaser agrees to apply all amounts collected from any such set-off to the Obligations before applying such amounts to any other Indebtedness or other obligations owed by the Issuer and any of its Subsidiaries to such Purchaser.

Section 10.8         Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the Fee Letters, the other Note Documents, and any separate letter agreements relating to any fees payable to the Collateral Agent and its Affiliates constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters. Delivery of an executed counterpart to this Agreement or any other Note Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.9         Survival. All covenants, agreements, representations and warranties made by the Issuer herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Note Documents, the issuance and purchase of any Notes and the making of any Delayed Draw Advances, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Collateral Agent or any Purchaser may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Note or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments and the Delayed Draw Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17, and 10.3 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Notes, the expiration or termination of the Commitments and the Delayed Draw Commitments or the termination of this Agreement or any provision hereof.

Section 10.10         Severability. Any provision of this Agreement or any other Note Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

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Section 10.11         Confidentiality. Each of the Collateral Agent and the Purchasers agrees to take normal and reasonable precautions to maintain the confidentiality of any information relating to the Issuer or any of its Subsidiaries or any of their respective businesses, to the extent designated in writing as confidential and provided to it by the Issuer or any of its Subsidiaries, other than any such information that is available to the Collateral Agent or any Purchaser on a non-confidential basis prior to disclosure by the Issuer or any of its Subsidiaries, except that such information may be disclosed (i) to any Related Party of the Collateral Agent or any such Purchaser including, without limitation, accountants, legal counsel and other advisors (and to other persons authorized by the Collateral Agent or a Purchaser to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.11), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or authority purporting to have jurisdiction over it (including any self-regulatory authority such as the National Association of Insurance Commissioners), (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Collateral Agent, any Purchaser or any Related Party of any of the foregoing on a non-confidential basis from a source other than the Issuer or any of its Subsidiaries, (v) in connection with the exercise of any remedy hereunder or under any other Note Documents or any suit, action or proceeding relating to this Agreement or any other Note Documents or the enforcement of rights hereunder or thereunder, (vi) subject to execution by such Person of an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (B) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to the Issuer and its obligations, this Agreement or payments hereunder, (vii) to any rating agency, (viii) to the CUSIP Service Bureau or any similar organization, (ix) to any Purchaser’s financing sources; provided that, prior to any disclosure, such financing source is informed of the confidential nature of such information, or (x) with the consent of the Issuer. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information. Furthermore, the Note Parties and the Purchasers shall not, without the prior written consent of the applicable Purchaser, in each instance, (a) use in advertising, publicity, or otherwise the name of such Purchaser or any of its Affiliates, or any partner or employee of such Purchaser or any of its Affiliates, or (b) represent that any product or any service provided has been approved or endorsed by any Purchaser, or any of its Affiliates. In the event of any conflict between the terms of this Section and those of any other Contractual Obligation entered into with any Note Party (whether or not a Note Document), the terms of this Section shall govern.

Section 10.12         Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Note, together with all fees, charges and other amounts which may be treated as interest on such Note under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Purchaser holding such Note in accordance with applicable law, the rate of interest payable in respect of such Note hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Note but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Purchaser in respect of other Notes or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by such Purchaser.

Section 10.13         Waiver of Effect of Corporate Seal. The Issuer represents and warrants that neither it nor any other Note Party is required to affix its corporate seal to this Agreement or any other Note Document pursuant to any Requirement of Law, agrees that this Agreement is delivered by the Issuer under seal and waives any shortening of the statute of limitations that may result from not affixing the corporate seal to this Agreement or such other Note Documents.

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Section 10.14         Patriot Act. The Collateral Agent and each Purchaser hereby notifies the Note Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Note Party, which information includes the name and address of such Note Party and other information that will allow such Purchaser or the Collateral Agent, as applicable, to identify such Note Party in accordance with the Patriot Act. The Note Parties agree to cooperate with the Collateral Agent and each Purchaser and provide the information required in this Section.

Section 10.15         No Advisory or Fiduciary Responsibility.

(a)          In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Note Document), the Issuer and each other Note Party acknowledges and agrees and acknowledges its Affiliates’ understanding that (i) (A) the services regarding this Agreement provided by the Collateral Agent and/or the Purchasers are arm’s-length commercial transactions between the Issuer, each other Note Party and their respective Affiliates, on the one hand, and the Collateral Agent and the Purchasers, on the other hand, (B) each of the Issuer and the other Note Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Issuer and each other Note Party is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Note Documents; (ii) (A) each of the Collateral Agent and the Purchasers is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Issuer, any other Note Party or any of their respective Affiliates, or any other Person, and (B) neither the Collateral Agent nor any Purchaser has any obligation to the Issuer, any other Note Party or any of their Affiliates with respect to the transaction contemplated hereby except those obligations expressly set forth herein and in the other Note Documents; and (iii) the Collateral Agent, the Purchasers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer, the other Note Parties and their respective Affiliates, and each of the Collateral Agent and the Purchasers has no obligation to disclose any of such interests to the Issuer, any other Note Party or any of their respective Affiliates.  To the fullest extent permitted by law, each of the Issuer and the other Note Parties hereby waives and releases any claims that it may have against the Collateral Agent or any Purchaser with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

(b)          The Issuer agrees that the relationship between the Collateral Agent and the Issuer and between each Purchaser and the Issuer is that of creditor and debtor and not that of partners or joint venturers. This Agreement does not constitute a partnership agreement or any other association between the Collateral Agent and the Issuer or between any Purchaser and the Issuer. The Issuer acknowledges that each Purchaser has acted at all times only as a creditor to the Issuer within the normal and usual scope of the activities normally undertaken by a creditor and in no event has the Collateral Agent or any Purchaser attempted to exercise any control over the Issuer or its business or affairs. The Issuer further acknowledges that the Collateral Agent and each Purchaser has not taken or failed to take any action under or in connection with its respective rights under this Agreement or any of the other Note Documents that in any way, or to any extent, has interfered with or adversely affected the Issuer's ownership of Collateral.

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Section 10.16         First Lien/Second Lien Intercreditor Agreement. Notwithstanding anything herein to the contrary, the lien and security interest granted to Collateral Agent or any other Secured Parties pursuant to or in connection with the Note Documents and the exercise of any right or remedy by thereby or thereunder are subject to the provisions of the First Lien/Second Lien Intercreditor Agreement. In the event of any conflict between the terms of the First Lien/Second Lien Intercreditor Agreement and this Agreement, the terms of the First Lien/Second Lien Intercreditor Agreement shall govern and control. Notwithstanding the foregoing, each Note Party expressly acknowledges and agrees that the First Lien/Second Lien Intercreditor Agreement is solely for the benefit of the parties thereto, and that notwithstanding the fact that the exercise of certain of Collateral Agent’s and the Purchasers’ rights under this Agreement or any other Note Document may be subject to the First Lien/Second Lien Intercreditor Agreement, no action taken or not taken by Collateral Agent or any other Purchaser in accordance with the terms of the First Lien/Second Lien Intercreditor Agreement shall constitute, or be deemed to constitute, a waiver by Collateral Agent or any other Purchaser of any rights such Person has with respect to any Note Party under this Agreement or any other Note Document.

Section 10.17         Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

Section 10.18         First Lien Agent as Bailee. Notwithstanding any other provision hereof or of any other Note Document, at all times prior to the “Discharge of First Lien Obligations” (as defined in the First Lien/Second Lien Intercreditor Agreement) and so long as the Note Documents (as defined in the First Lien Note Purchase Agreement) shall require the delivery of possession or control to the First Lien Collateral Agent, or shall require the granting of a first priority Lien on Collateral in favor of the First Lien Collateral Agent, any covenant hereunder or thereunder requiring the delivery of possession or control to the Collateral Agent of Collateral shall be deemed to have been satisfied if, prior to the “Discharge of First Lien Obligations” (other than “Excess First Lien Obligations”) (as such terms are defined in the First Lien/Second Lien Intercreditor Agreement), such possession or control shall have been delivered to or given in favor of the First Lien Collateral Agent (or its agents or bailees), as provided in the First Lien/Second Lien Intercreditor Agreement, or such first priority lien on such Collateral shall have been granted to the First Lien Collateral Agent and a second priority lien on such Collateral shall have been granted to the Collateral Agent, in each case, subject to Permitted Encumbrances and Specified Permitted Liens. To the extent any such possessory Collateral shall be delivered to or be controlled by the Collateral Agent (or its agents or bailees), subject to the terms of the First Lien/Second Lien Intercreditor Agreement and solely for the purpose of perfecting the security interest granted in such possessory Collateral, the Collateral Agent agrees to hold any such possessory Collateral as a gratuitous bailee for the benefit of the First Lien Collateral Agent. The representations and warranties of the Note Parties contained in the Note Documents representing or warranting that the Lien in favor of the Collateral Agent under any Note Document is a first priority lien shall be deemed to be modified mutatis mutandis to take into account the foregoing provisions of this paragraph and the agreements set forth in the First Lien/Second Lien Intercreditor Agreement.

Section 10.19         Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Note Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Note Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

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(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Note Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.20         Force Majeure. In no event shall the Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Collateral Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 10.21         Issue Price Allocation. The Issuer and the Purchasers acknowledge and agree that the Warrants shall be treated as part of an “investment unit” as defined in Section 1273(c)(2) of the Internal Revenue Code of 1986 (the “Code”). In furtherance of such treatment, the “issue price” for the Initial Notes and the Warrants shall be allocated between the Initial Notes and the Warrants as set forth on Schedule 10.21.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BIOSCRIP, INC.

By:	/s/ Stephen Deitsch
Name: Stephen Deitsch
Title: Senior Vice President, Chief Financial Officer and Treasurer

[Signature Page to Second Lien Note Purchase Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION
as the Collateral Agent

By:	/s/ Michael Pinzon
Name: Michael Pinzon
Title: Vice President

Address for Notices:

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Jason Prisco – BioScrip, Inc. Second Lien NPA
Email: CRSBankDebtAdministrationTeam@wellsfargo.com

[Signature Page to Second Lien Note Purchase Agreement]

ASSF IV AIV B HOLDINGS, L.P.
as a Purchaser

By: ASSF IV AIV B Holdings GP LLC, its general partner

By: ASSF IV AIV B, L.P., its sole member

By: ASSF Management IV, L.P., its general partner

By: ASSF Management IV GP LLC, its general partner

By:	/s/ Scott L. Graves
Name: Scott L. Graves
Title: Authorized Signatory

Address for Notices:

ASSF IV AIV B Holdings, L.P.
c/o Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067

Funding Office:

c/o Ares Management LLC 2000 Avenue of the Stars, 12th Floor Los Angeles, CA 90067

[Signature Page to Second Lien Note Purchase Agreement]

J.P. MORGAN SECURITIES LLC
as a Purchaser

By:	/s/ Jeffrey L. Panzo
Name: Jeffrey L. Panzo
Title: Attorney in fact

Address for Notices:

J.P. Morgan Securities LLC
4 New York Plaza, 15th Floor, Mail Code NY1-E054
New York, New York 10004
Attention: Jeffrey L. Panzo
Email: Jeffrey.L.Panzo@JPMorgan.com
Phone No.: (212) 499-1435

Funding Office:

JPMorgan Chase Bank, N.A.
4 New York Plaza, 15th Floor
New York, New York 10004

[Signature Page to Second Lien Note Purchase Agreement]

GOLDMAN SACHS & CO. LLC
as a Purchaser

By:	/s/ Daniel Oneglia
Name: Daniel Oneglia
Title: Managing Director

Address for Notices:

Goldman Sachs & Co. LLC
200 West Street, 26th Floor
Attn: Paul Burningham
New York, New York 10282

Funding Office:

Goldman Sachs & Co. LLC
200 West Street, 26th Floor
Attn: Paul Burningham and Paige Cataruozolo
New York, New York 10282
Email: ficc-amssg-mo@gs.com
Phone No.: (917) 343-8393 (Paul Burningham), (917) 343-3096 (Paige Cataruozolo)

[Signature Page to Second Lien Note Purchase Agreement]

Western Asset Middle Market Debt Fund Inc.
Western Asset Middle Market Income Fund Inc
each as a Purchaser

By:	Western Asset Management Company, as its Investment Manager and Agent

By:	/s/ Adam Wright
Name: Adam Wright
Title: Manager, U.S. Legal Affairs

Address for Notices:

Western Asset Management Company
385 East Colorado Boulevard
Pasadena, California 91101
Attention: Legal Department

Funding Office:

Western Asset Management Company
385 East Colorado Boulevard
Pasadena, California 91101

[Signature Page to Second Lien Note Purchase Agreement]

SCHEDULE II

Competitors

CVS/Coram

OptionCare

Axelacare/UHC